                                                            04/20/94 - D R A F T
As filed with the Securities and Exchange              Registration No. 33-
Commission on April 28, 1994
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      FIRST TENNESSEE NATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)

         TENNESSEE                                  6021                               62-0803242
(State or other jurisdiction of           (Primary Standard Industrial               (I.R.S. Employer
incorporation or organization)            Classification Code Number)               Identification No.)

                               165 MADISON AVENUE
                            MEMPHIS, TENNESSEE 38103
                                 (901) 523-4444
              (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                             HARRY A. JOHNSON, III
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                      FIRST TENNESSEE NATIONAL CORPORATION
                               165 MADISON AVENUE
                            MEMPHIS, TENNESSEE 38103
                                 (901) 523-5624
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                With Copies to:


CLYDE A. BILLINGS, JR.                                                                       JEFFREY C. GERRISH
Vice President & Counsel                                                               Gerrish & McCreary, P.C.
First Tennessee National Corporation                                                700 Colonial Road, Ste. 200
165 Madison Avenue                                                                           Memphis, TN  38117
Memphis, Tennessee 38103                                                                         (901) 767-0900
(901) 523-5679

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and after conditions contained in Merger Agreement have been satisfied.

         If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /


                                        CALCULATION OF REGISTRATION FEE

  Title of each         Amount                Proposed Maximum      Proposed Maximum      Amount
  class of              to be                 Offering Price        Aggregate             of
  securities            Registered(1)         per Unit(2)           Offering Price(2)     Registration Fee
  to be registered
  Common Stock and
  Associated Rights        468,000                  $12.13              $5,675,229              $1,957

(1) Based upon the assumed number of shares that may be issued in the Merger described herein. Such assumed number is based on the number of shares of Planters Bank Common Stock that may be outstanding immediately prior to the Merger and the assumed minimum price per share for Registrant's Common Stock under Section (B)(1)(c) of Article I of the Merger Agreement.
(2) Estimated solely for purpose of computing the registration fee pursuant to Rule 457(f)(2) on the basis of the book value of a share of Planters Bank Common Stock on December 31, 1993, divided by 6.882, the maximum number of shares of the Registrant's Common Stock to be exchanged for each share of Planters Bank Common Stock in the proposed merger to which this Registration Statement relates, based on the assumed value for Registrant's Common Stock used in Note (1).

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                      FIRST TENNESSEE NATIONAL CORPORATION

                             CROSS REFERENCE SHEET
                    PURSUANT TO REGULATION S-K, ITEM 501(B)


         FORMS S-4 ITEM AND CAPTION                                    LOCATION OR CAPTION IN PROSPECTUS
         --------------------------                                    ---------------------------------
         A.  Information About the Transaction

             1.  Forepart of the Registration Statement and            Facing page of Registration Statement; Outside Front Cover
                 Outside Front Cover Page of Prospectus                Page

             2.  Inside Front and Outside Back Cover Pages             Available Information; Table of Contents
                 of Prospectus

             3.  Risk Factors, Ratio of Earnings to Fixed Charges      Summary; The Special Meeting; The Merger
                 and Other Information

             4.  Terms of the Transaction                              Summary; The Merger; Incorporation of Certain Documents by
                                                                       Reference; Certain Regulatory Considerations; Effect of the
                                                                       Merger on Rights of Shareholders; Description of FTNC
                                                                       Capital Stock

             5.  Pro Forma Financial Information                       Index to Pro Forma Financial Information

             6.  Material Contacts with the Company Being              The Merger
                 Acquired

             7.  Additional Information Required for Reoffering        Not Applicable
                 by Persons and Parties Deemed to Be Underwriters

             8.  Interests of Named Experts and Counsel                Validity of Common Stock; Experts

             9.  Disclosure of Commission Position on                  Not Applicable
                 Indemnification for Securities Act Liabilities

         B.  Information About the Registrant

             10. Information with Respect to S-3 Registrants           Incorporation of Certain Documents by Reference

             11. Incorporation of Certain Information by               Incorporation of Certain Documents by Reference
                 Reference

             12. Information with Respect to S-2 or S-3                Not Applicable
                 Registrants

             13. Incorporation of Certain Information by               Not Applicable
                 Reference

             14. Information with Respect to Registrants Other         Not Applicable
                 Than S-3 or S-2 Registrants

         C.  Information About the Company Being Acquired

             15. Information with Respect to S-3 Companies             Not Applicable

             16. Information with Respect to S-2 or S-3                Not Applicable
                 Companies

             17. Information with Respect to Companies Other           Summary; Information concerning Planters Bank; Index to
                 Than S-2 or S-3 Companies                             Planters Bank Financial Information


         D.  Voting and Management Information

             18. Information if Proxies, Consents or                   Incorporation of Certain Documents by Reference; Summary;
                 Authorizations are to be Solicited                    The Special Meeting; Experts; The Merger; Cover Page of
                                                                       Proxy Statement-Prospectus

             19. Information if Proxies, Consents or                   Not Applicable
                 Authorizations are not to be Solicited or in
                 an Exchange Offer


                             ________________, 1994



Dear Planters Bank Shareholder:

         You are cordially invited to attend a Special Meeting of Shareholders of Planters Bank to be held at the main office of Planters Bank, 1202 E. Edwards Avenue, Tunica, Mississippi on ___________________, 1994 at 10:00 a.m., local time.

         At this meeting, you will have an opportunity to consider and vote on the terms of an Agreement and Plan of Merger (the "Merger Agreement") that provides for the merger of First Tennessee Interim Bank, a newly chartered and wholly-owned subsidiary of First Tennessee National Corporation, with and into Planters Bank (the "Merger"), as a result of which Planters Bank will become a wholly-owned subsidiary of First Tennessee National Corporation.

         The Merger Agreement generally provides for a tax-free exchange in which Planters Bank shareholders will receive shares of First Tennessee National Corporation common stock in exchange for shares of Planters Bank common stock.

         The enclosed Notice of Special Meeting of Shareholders and Proxy Statement-Prospectus explain the Merger and provide specific information relative to the Special Meeting. Please carefully read these materials and thoughtfully consider the information contained in them. Your vote is of great importance, as the approval of Planters Bank shareholders is required to consummate the Merger.

         Whether or not you plan to attend the Special Meeting, you are urged to complete, date, sign and promptly return the enclosed proxy card to assure that your shares will be voted at the Special Meeting. For your convenience, there is included a postage-paid, addressed envelope for your proxy card. No additional postage is required if mailed in the United States.

         THE MERGER IS AN IMPORTANT STEP FOR PLANTERS BANK AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE MERGER.

                                        Sincerely,



                                        WILLIAM C. WOOD
                                        President and Chief Executive Officer

                                 PLANTERS BANK

================================================================================


  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD __________________, 1994
================================================================================


         Notice is hereby given that a Special Meeting of Shareholders of Planters Bank has been called by the Board of Directors and will be held at the main office of Planters Bank, 1202 E. Edwards Avenue, Tunica, Mississippi, on _____________________, 1994 at 10:00 a.m., local time, for the following purposes:

         1. To consider and vote upon a proposal to approve an Agreement and Plan for Merger dated as of March 29, 1994 (the "Merger Agreement") by and between First Tennessee National Corporation ("FTNC") and Planters Bank. The Merger Agreement provides for the merger of First Tennessee Interim Bank, a newly chartered and wholly-owned subsidiary of FTNC, with and into Planters Bank, as a result of which Planters Bank will become a wholly-owned subsidiary of FTNC, all as more fully described in the accompanying Proxy Statement-Prospectus.

         2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         The Board of Directors is not aware of any other business to come before the meeting.

         Whether or not you plan to attend, please complete, date and sign the enclosed proxy card and return it at once in the stamped return envelope in order to insure that your shares will be represented at the meeting. If you attend in person, the proxy can be disregarded, if you wish, and you may vote your own shares.

         Only shareholders of record at the close of business on _____________________, 1994 will be entitled to receive notice of and to vote at the meeting and any adjournments or postponements thereof.

                                             By Order of the Board of Directors,



                                             Betty R. Davis, Secretary

Tunica, Mississippi
Dated:  ____________________, 1994

         THE BOARD OF DIRECTORS OF PLANTERS BANK UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF PLANTERS BANK COMMON STOCK VOTE TO APPROVE THE PROPOSAL.

                                PROXY STATEMENT

                                 PLANTERS BANK
             SPECIAL MEETING TO BE HELD ON _________________, 1994

                                   PROSPECTUS

                      FIRST TENNESSEE NATIONAL CORPORATION

                         468,000 SHARES OF COMMON STOCK

         This Proxy Statement-Prospectus is being furnished to the holders of common stock, par value $10.00 per share (the "Planters Bank Common Stock"), of Planters Bank, a Mississippi state bank, in connection with the solicitation of proxies by the Planters Bank Board of Directors (the "Planters Bank Board") for use at the Special Meeting of Planters Bank shareholders to be held at 10:00 a.m., local time, on __________________________, 1994, at the main office of
Planters Bank, 1202 E. Edwards Avenue, Tunica, Mississippi, and at any adjournments or postponements thereof (the "Special Meeting").

         At the Special Meeting, the shareholders of record of Planters Bank Common Stock as of the close of business on ____________ ____________, 1994 will consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of March 29, 1994 (the "Merger Agreement") by and between First Tennessee National Corporation ("FTNC"), a Tennessee corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and Planters Bank, pursuant to which, among other things, First Tennessee Interim Bank, a newly chartered and wholly-owned subsidiary of FTNC, will merge with and into Planters Bank, with Planters Bank surviving the merger (the "Merger"), and as a result of which, Planters Bank will become a wholly-owned subsidiary of FTNC. Upon consummation of the Merger, each outstanding share of Planters Bank Common Stock (other than shares held directly or indirectly by FTNC or any of its subsidiary banks, except in a fiduciary capacity or in satisfaction of a debt previously contracted, and shares held in the treasury of Planters Bank, which shares shall be canceled, retired and cease to exist by virtue of the Merger and without any payment made in respect thereof) will be converted into the right to receive shares of common stock, par value $2.50 per share, of FTNC ("FTNC Common Stock") as described herein. For a description of the Merger Agreement, which is included herein in its entirety as Appendix "A" to this Proxy Statement-Prospectus, see "The Merger."

         This Proxy Statement-Prospectus also constitutes a prospectus of FTNC in respect of up to 468,000 shares of FTNC Common Stock to be issued to shareholders of Planters Bank in connection with the Merger. The shares of FTNC Common Stock to be issued in connection with the Merger are based upon the conversion of each outstanding share of Planters Bank Common Stock into shares of FTNC Common Stock as described herein. See "The Merger -- Terms of the Merger."

         The outstanding shares of FTNC Common Stock are, and the shares offered hereby will be, included for quotation on the National Association of Securities Dealers Automated Quotation System - National Market System ("NASDAQ/NMS"). The last reported sale price of FTNC Common Stock on the NASDAQ/NMS on ___________________, 1994 was $_______ per share.

         All information contained in this Proxy Statement-Prospectus relating to FTNC and its subsidiaries has been supplied by FTNC and all information
relating to Planters Bank has been supplied by Planters Bank.   This Proxy
Statement-Prospectus and the accompanying proxy card are first being mailed to shareholders of Planters Bank on or about ____________________, 1994.

THE SHARES OF FTNC COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE BANK INSURANCE FUND OR THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR BY ANY OTHER GOVERNMENTAL AGENCY.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   THE DATE OF THIS PROXY STATEMENT-PROSPECTUS IS ____________________, 1994

                               TABLE OF CONTENTS


                                                                                                                    Page
                                                                                                                    ----

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 4 -

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 4 -

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 6 -

THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 15 -
         Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 15 -
         Recommendation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 16 -

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 16 -
         Background of and Reasons for the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 16 -
         Opinion of Financial Adviser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 18 -
         Terms of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 21 -
         Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 22 -
         Surrender of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 22 -
         Conditions to Consummation of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 23 -
         Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 25 -
         Conduct of Business Pending Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 26 -
         No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 26 -
         Waiver and Amendment; Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 27 -
         Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 29 -
         No Shareholders' Dissenters' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 29 -
         Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 29 -
         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 30 -
         Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 30 -
         Resale of FTNC Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 31 -
         NASDAQ/NMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 31 -

CERTAIN REGULATORY CONSIDERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 31 -
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 31 -
         Payment of Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 32 -
         Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 33 -
         Capital Adequacy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 34 -
         Holding Company Structure and Support of Subsidiary Banks  . . . . . . . . . . . . . . . . . . . . . . .  - 34 -
         FDICIA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 35 -
         Brokered Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 36 -
         FDIC Insurance Premiums  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 37 -
         Depositor Preference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 37 -

INFORMATION CONCERNING PLANTERS BANK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 37 -
         Description of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 37 -
         Selected Statistical Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 40 -
         Management's Discussion & Analysis of Financial Condition & Results of Operations  . . . . . . . . . . .  - 42 -
         Ownership of Planters Bank Common Stock and Dividends  . . . . . . . . . . . . . . . . . . . . . . . . .  - 45 -


                                                                                                                  Page
                                                                                                                  ----
DESCRIPTION OF FTNC CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 46 -
         Authorized Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 47 -
         Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 47 -
         FTNC Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 47 -
         Shareholder Protection Rights Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 48 -
         Subordinated Capital Notes due 1999  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 48 -

EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 49 -
         Required Vote for Authorization of Certain Actions . . . . . . . . . . . . . . . . . . . . . . . . . .  - 49 -
         Shareholder Proposals and Nominations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 50 -
         Action by Written Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 50 -
         Preemptive Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 50 -
         Amendment of Articles of Incorporation or Charter and Bylaws . . . . . . . . . . . . . . . . . . . . .  - 50 -
         Loans Secured by and Acquisitions of Issuer's Stock  . . . . . . . . . . . . . . . . . . . . . . . . .  - 51 -
         Voluntary Dissolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 51 -
         Business Combinations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 52 -
         Control Share Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 52 -
         Tender Offers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 53 -
         Greenmail Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 53 -
         Dividends and Other Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 53 -
         Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 53 -
         Rights of Holders of Capital Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 54 -
         Shareholder Rights Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 54 -

VALIDITY OF COMMON STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 54 -

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 54 -

INDEX TO PRO FORMA FINANCIAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 56 -

INDEX TO PLANTERS BANK FINANCIAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 56 -

APPENDICES:

         Appendix A -  Agreement and Plan of Merger
         Appendix B -  Opinion of Southard Financial

                             AVAILABLE INFORMATION

         FTNC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). The reports, proxy statements and other information filed by FTNC with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected and copied at the SEC's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C., at prescribed rates. The FTNC Common Stock is included for quotation on NASDAQ/NMS and such reports, proxy statements and other information concerning FTNC should be available for inspection and copying at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. FTNC has filed with the SEC a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of FTNC Common Stock and associated rights to be issued pursuant to the Merger Agreement. As permitted by the rules and regulations of the SEC, this Proxy Statement-Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the SEC's principal office in Washington, D.C. Statements contained in this Proxy Statement-Prospectus or in any document incorporated by reference in this Proxy Statement-Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the SEC are hereby incorporated by reference in this Proxy Statement-Prospectus and made a part hereof: (a) FTNC's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, and its Form 10-K/A filed on April 27, 1994, amending its Annual Report on Form 10-K; (b) FTNC's Current Report on Form 8-K, dated October 1, 1993, filed October 18, 1993; (c) FTNC's proxy statement dated March 14, 1994, exclusive of the Board Compensation Committee Report and the Total Shareholder Return Performance Graph on pages 11-16 thereof; (e) the description of FTNC Common Stock contained in FTNC's registration statement on Form 10 (File No. 0-4491), filed April 14, 1970, pursuant to Section 12 of the Exchange Act (and any amendments or reports filed for the purpose of updating the description); and
(f) the description of the FTNC's rights to purchase Participating Preferred Stock included in FTNC's registration statement on Form 8-A (File No. 0-4491), filed September 8, 1989, pursuant to Section 12 of the Exchange Act pursuant to which FTNC registered the Shareholder Protection Rights under the Exchange Act.

         All documents filed by FTNC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement-Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for the purpose of this Proxy Statement-Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement Prospectus.

         THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS RELATING TO FTNC BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS, OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS, ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO THE TREASURER, FIRST TENNESSEE NATIONAL CORPORATION, P.O. BOX 84, MEMPHIS, TENNESSEE 38101, TELEPHONE NUMBER (901) 523-5630. COPIES OF EXHIBITS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS MAY BE OBTAINED FOR A CHARGE COVERING THE COST OF REPRODUCTION AND MAILING. IN ORDER TO INSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY __________________, 1994.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS DOCUMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FTNC OR PLANTERS BANK SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                    SUMMARY


         The following summary is not intended to be a complete description of all material facts regarding FTNC, Planters Bank and the matters to be considered at the Special Meeting and is qualified in all respects by the information appearing elsewhere and incorporated by reference in this Proxy Statement-Prospectus, the Appendices hereto and the documents referred to herein.



PARTIES TO THE MERGER

         FTNC. FTNC is a regional bank holding company incorporated under the laws of Tennessee, which, through First Tennessee Bank National Association, Memphis, Tennessee ("FTB") and its other banking and banking-related subsidiaries, provides a broad range of financial services. FTNC was incorporated in Tennessee in 1968. At December 31, 1993, FTNC had consolidated total assets of approximately $9.6 billion, consolidated total deposits of approximately $7.1 billion and equity capital of approximately $679.0 million. At December 31, 1993, FTNC ranked 63rd among bank holding companies in the United States and first among bank holding companies headquartered in Tennessee in terms of total assets.

         FTNC coordinates the financial resources of the consolidated enterprise and maintains systems of financial, operational and administrative control that allow coordination of selected policies and activities. FTNC operates principally through FTB, which was chartered as a national banking association in 1864. As of December 31, 1993, FTB was the largest commercial bank headquartered in Tennessee both in terms of total assets and deposits. At December 31, 1993, FTB had total assets of approximately $9.4 billion, total deposits of approximately $7.0 billion and equity capital of approximately $627.4 million. FTB conducts a broad range of retail and commercial banking and fiduciary services and had 211 banking locations at December 31, 1993. FTB also offers a comprehensive range of financial services, including bond broker/agency services, mortgage banking and check clearing, to companies nationally. Bond broker/agency services provided by FTB consist primarily of the sale of bank-eligible securities to other financial institutions. Subsidiaries of FTNC and FTB are engaged primarily in providing mortgage banking, integrated check processing solutions, discount brokerage, equipment finance, venture capital, investment management and credit life insurance.

         The principal executive offices of FTNC are located at 165 Madison Avenue, Memphis, Tennessee 38103, and its telephone number is (901) 523-4444.

         Planters Bank. Planters Bank is a Mississippi state bank, which was chartered in 1912. It operates a general banking business with its main office in Tunica, Mississippi. Planters Bank has received approval to construct and open a new branch near Robinsonville, Mississippi. At December 31, 1993, Planters Bank had total assets of approximately $65.7 million, total deposits of approximately $55.5 million, and equity capital of approximately $5.7 million.

         The executive offices of Planters Bank are located at 1202 E. Edwards Avenue, Tunica, Mississippi 38676 and the telephone number is (601) 363-2311.

         Additional information about FTNC and its subsidiaries is included in documents incorporated by reference in this Proxy Statement-Prospectus. See "Incorporation of Certain Documents by Reference."

SPECIAL MEETING OF SHAREHOLDERS

         The Special Meeting will be held on _______________________, 1994 at 10:00 a.m., local time, at the main office of Planters Bank, 1202 E. Edwards
Avenue, Tunica, Mississippi.   The purpose of the Special Meeting is to
consider and vote upon a proposal to approve the Merger Agreement.

VOTE REQUIRED; RECORD DATE

         Only Planters Bank shareholders of record at the close of business on _________________, 1994, (the "Planters Bank Record Date") will be entitled to vote at the Special Meeting. The affirmative vote of the holders of two-thirds (2/3) of the shares outstanding on such date is required to approve the Merger Agreement. "Abstentions" and broker "non votes" will have the same effect as a vote "against" approval of the Merger Agreement. See "The Special Meeting Vote Required." As of the Planters Bank Record Date, there were 60,000 shares of Planters Bank Common Stock entitled to be voted.

         The directors and executive officers of Planters Bank and their affiliates beneficially owned, as of the Planters Bank Record Date, 21,378 shares, or approximately 35.6% of the outstanding shares of Planters Bank Common Stock. Planters Bank has been advised that such directors and executive officers intend to vote their shares for approval of the Merger Agreement.

         As of the Planters Bank Record Date, FTB, through its Trust Department, held of record or in the name of nominees 384 shares (or approximately 0.6% of the outstanding shares) of Planters Bank Common Stock as fiduciary for the beneficiaries of a trust and the directors and executive officers of FTNC beneficially owned no shares of Planters Bank Common Stock except for one director, whose spouse owned 96 shares, or approximately 0.2% of the outstanding shares. As of such date, other than the shares held through FTB's Trust Department, FTNC and its subsidiaries owned no shares of Planters Bank Common Stock.

TERMS OF THE MERGER

         On the Effective Date (as defined below) of the Merger, First Tennessee Interim Bank ("Interim Bank"), a newly chartered and wholly-owned subsidiary of FTNC formed for the purpose of effecting the Merger, will merge with and into Planters Bank with Planters Bank being the surviving entity. As a result of the merger of Interim Bank and Planters Bank, Planters Bank will become a wholly-owned subsidiary of FTNC. Planters Bank will continue to operate after the Merger under the same name and with the same Charter and Bylaws as were in effect immediately prior to the Merger. The directors and officers of Planters Bank after the Merger will remain the same as prior to the Merger without any prejudice to the rights of FTNC as Planters Bank's sole shareholder.

         Upon consummation of the Merger, each outstanding share of Planters Bank Common Stock (other than shares held directly or indirectly by FTNC or any subsidiary of FTNC, except in a fiduciary capacity or in satisfaction of a debt previously contracted, and shares held in the treasury of Planters Bank, which shares shall be canceled, retired and cease to exist by virtue of the Merger and without any payment made in respect thereof) will be converted into the right to receive shares of FTNC Common

Stock. Each share of Planters Bank Common Stock issued and outstanding at the Effective Date will become and be converted into the right to receive the number of shares of FTNC Common Stock equal to the Conversion Number (the "Conversion Number") determined as follows:

                 The Conversion Number shall be equal to the quotient of $234.00 divided by the FTNC Common Stock Average Price (as defined below); provided, however, if the FTNC Common Stock Average Price is greater than $42 per share, then $42 will be used, and if it is less than $34 per share, then $34 shall be used; provided further, if the FTNC Common Stock Average Price is less than $34, either FTNC or Planters Bank may terminate the Merger Agreement, subject to FTNC's right to require Planters Bank to consummate the Merger using the actual FTNC Common Stock Average Price. "FTNC Common Stock Average Price" means the average of the closing prices of the FTNC Common Stock for the twenty (20) business days (the "Calculation Period") immediately prior to the tenth (10th) calendar day preceding the Effective Date.

         If the Effective Date had been _____________________, 1994, the Conversion Number would have been ___.___, and the number of shares of FTNC Common Stock exchanged for all outstanding shares of Planters Bank Common Stock would have been ___,___,___.

         No fractional shares of FTNC Common Stock will be issued in connection with the Merger. In lieu of fractional shares, FTNC will make a cash payment equal to the fractional interest which a Planters Bank shareholder would otherwise receive multiplied by the FTNC Common Stock Average Price. The holders of Planters Bank Common Stock at the Effective Date will become holders of FTNC Common Stock. Each outstanding share of FTNC Common Stock will remain outstanding and unchanged as a result of the Merger. See "The Merger -- Terms of the Merger."

EFFECTIVE DATE

         The Merger will become effective at the time of the filing of a certificate of merger or on such date as the certificate of merger may specify (the "Effective Date"). Unless otherwise mutually agreed upon by FTNC and Planters Bank, the Effective Date will occur on the last business day of the month during which the expiration of all applicable waiting periods in connection with governmental approvals occurs and all conditions to the consummation of the Merger Agreement have been satisfied or waived.

REASONS FOR THE MERGER; RECOMMENDATION OF PLANTERS BANK BOARD OF DIRECTORS

         The Planters Bank Board believes the Merger is fair to and in the best interest of Planters Bank and its shareholders and recommends that Planters Bank's shareholders vote FOR approval of the Merger Agreement. The Planters Bank Board believes that the Merger will provide significant value to all Planters Bank shareholders and also enable them to participate in opportunities for growth that the Planters Bank Board believes that the Merger makes possible. See "The Merger -- Background of and Reasons for the Merger." For information on the interests of certain officers and directors of Planters Bank in the Merger, see "The Merger -- Interests of Certain Persons in the Merger."

OPINION OF FINANCIAL ADVISER

         Southard Financial ("Southard"), Memphis, Tennessee, has delivered its written opinion to the Planters Bank Board to the effect that, as of March 28, 1994, the terms of the Merger are fair to the holders of Planters Bank Common Stock from a financial point of view. A copy of the opinion of Southard dated as of March 28, 1994 is attached hereto as Appendix "B." The opinion should be read in its entirety for a description of the procedures followed, assumptions and qualifications made, matters considered, and the limitations undertaken by Southard. See "The Merger -- Opinion of Financial Adviser."

CONDITIONS; REGULATORY APPROVALS

         Consummation of the Merger is subject to various conditions, including receipt of the shareholder approval solicited hereby, receipt by Planters Bank of a fairness opinion, which has been received, receipt of the necessary regulatory approvals, receipt of opinions of counsel to FTNC regarding certain tax aspects of the Merger, receipt of assurances that the Merger qualifies for pooling-of-interests accounting treatment, receipt of audited financial statements for Planters Bank that confirm that its unaudited financial statements fairly present its financial position and results of operations, implementation, to the extent consistent with generally accepted accounting principles ("GAAP"), of certain adjustments to Planters Bank's loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves), and satisfaction of customary closing conditions.

         The regulatory approvals and consents necessary to consummate the transactions contemplated by the Merger Agreement include the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Federal Deposit Insurance Corporation ("FDIC"), and the Mississippi Commissioner of Banking and Consumer Finance (the "Mississippi Commissioner"). Applications have been submitted for such approvals. There can be no assurances as to when, if or with what conditions such approvals or waiver will be granted. See "The Merger -- Conditions to Consummation of the Merger," "--Regulatory Approvals," "-- Conduct of Business Pending the Merger" and "--Certain Regulatory Considerations."

TERMINATION OF THE MERGER AGREEMENT

         The Merger Agreement may be terminated at any time prior to the Effective Date by the mutual consent of FTNC and Planters Bank, by either of them individually under certain specified circumstances, including, if the Merger has not become effective by March 29, 1995, or if FTNC's Common Stock Average Price is less than $34.00 per share, subject to FTNC's right to require Planters Bank to consummate the Merger using the actual FTNC Common Stock Average Price, or by FTNC under certain specified circumstances. In certain situations if the Merger is not consummated and Planters Bank engages in a specified transaction with another party within 12 months following termination of the Merger Agreement, Planters Bank must pay to FTNC liquidated damages in the amount of $950,000. See "The Merger -- Waiver and Amendment; Termination."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of Planters Bank's management and the Planters Bank Board have certain interests in the Merger that are in addition to their interests as shareholders of Planters Bank generally. These consist of provisions relating to indemnification in the Merger Agreement and employment agreements that are contemplated for William C. Wood, President and Chief Executive Officer of Planters Bank, and B. Rich Knox, Executive Vice President of Planters Bank. See "The Merger - Interests of Certain Persons in the Merger."

CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS

         At the Effective Date, shareholders of Planters Bank automatically will become shareholders of FTNC, and their rights as shareholders of FTNC will be determined by the Tennessee Business Corporation Act ("TBCA") and by FTNC's Charter and Bylaws. The rights of shareholders of FTNC differ from rights of the shareholders of Planters Bank with respect to certain important matters, including, but not limited to, their rights to make loans secured by and acquire issuer stock, act by written consent, dissolve the corporation, receive dividends, amend the charter and bylaws, submit shareholder proposals or nominations of director candidates, dissent with respect to their shares, and exercise preemptive rights, the rights of the holders of debt securities, the required shareholder vote as to certain matters, indemnification provisions, and statutory and other restrictions on certain share acquisitions. For a summary of these differences, see "Effect of the Merger on Rights of Shareholders."

NO SHAREHOLDERS' DISSENTERS' RIGHTS

         Under applicable Mississippi law, no dissenters' rights of appraisal exist for the shareholders of Planters Bank Common Stock. See "The Merger--No Shareholders' Dissenters' Rights."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         It is intended that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, accordingly, for federal income tax purposes, no gain or loss will be recognized by either Planters Bank or FTNC as a result of the Merger and Planters Bank's shareholders will not recognize gain or loss upon the receipt of FTNC Common Stock in exchange for Planters Bank Common Stock, except to the extent of any cash received in lieu of fractional shares. Consummation of the Merger is dependent upon, among other conditions, receipt by each of FTNC and Planters Bank of an opinion of counsel to FTNC, dated as of the Effective Date, substantially to this effect. See "The Merger -- Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

         It is intended that the Merger will be accounted for as a pooling-of-interests of FTNC and Planters Bank under GAAP. Consummation of the Merger is conditioned upon receipt by FTNC of a letter from its independent public accountants to the effect that the Merger should be accounted for in such manner. See "The Merger -- Accounting Treatment."

MARKET PRICES OF COMMON STOCK

         The FTNC Common Stock is included for quotation on the NASDAQ/NMS (symbol: FTEN). The following table sets forth the high and low closing price of FTNC Common Stock as reported on NASDAQ/NMS for the first and second quarters of 1994 through _________ _________, 1994, and on a quarterly basis for the two years ended December 31, 1993 and 1992. The price of FTNC Common Stock has been adjusted for a 3-for-2 stock split effected in the form of a 50% stock dividend, which was distributed on May 22, 1992.

         1994                              1993                                        1992
  ------------------     ---------------------------------------     ---------------------------------------
    2nd        1st        4th        3rd        2nd        1st        4th        3rd         2nd       1st
    Qtr        Qtr        Qtr        Qtr        Qtr        Qtr        Qtr        Qtr         Qtr       Qtr
    ---        ---        ---        ---        ---        ---        ---        ---         ---       ---
              39 3/4     40 1/2     43 1/2     47         43 1/4     37 1/4     38         36 3/4     34 7/8

              37 3/8     36 1/4     38 7/8     37 3/4     36 1/8     35         33 1/8     32 7/8     26 3/8

         There is no established public trading market for Planters Bank Common Stock, and trading in such shares is extremely sporadic and generally confined to the Tunica community. Management of Planters Bank occasionally becomes aware of the price at which Planters Bank Common Stock is transferred. Since January 1, 1992 through the date of this Proxy Statement-Prospectus, management of Planters Bank is aware of approximately 14 sales transactions aggregating approximately 5,100 shares of Planters Bank Common Stock at per share prices ranging from $68 - $70 in 1992, $72 - $85 in 1993, and $90 in January of 1994.

         The following table sets forth the closing price per share of FTNC Common Stock and the equivalent per share price for Planters Bank Common Stock giving effect to the Merger as of March 28, 1994, the last business day preceding public announcement of the execution of the Merger Agreement; and as of _____________________, 1994, the last practicable date prior to the mailing of this Proxy Statement-Prospectus. The equivalent price per share of Planters Bank Common Stock at each specified date represents the closing price of a share of FTNC Common Stock on such date multiplied by 6.049 and ___________, respectively, assuming that to be the Conversion Number provided for in the Merger Agreement. The most recent sale price known to management of Planters Bank in a transaction on or before March 28, 1994, for a sale of Planters Bank Common Stock was $90.00 per share on January 18, 1994.

                                                     FTNC                           Equivalent Price
                                                 Common Stock                   Per Planters Bank Share
                                                 ------------                  --------------------------
March 28, 1994                                      $38.50                               $232.89
____________________, 1994                           __.__                                ___.__

         Planters Bank shareholders are advised to obtain current market quotations for FTNC Common Stock. The market price of FTNC Common Stock at the Effective Date may be higher or lower than the market price at the time the Merger Agreement was executed, at the date of mailing of this Proxy Statement-Prospectus, at the time of the Special Meeting, or at the time of calculation of the Conversion Number.

EQUIVALENT AND PRO FORMA SHARE DATA

         The following table presents selected comparative unaudited per share data for FTNC Common Stock and Planters Bank Common Stock on a historical basis and for FTNC Common Stock on a pro forma combined basis and Planters Bank Common Stock on a pro forma equivalent basis giving effect to the Merger on a pooling-of-interests accounting basis. Per share amounts have been adjusted for FTNC's 3-for-2 stock split effected May 22, 1992. The data is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger been consummated prior to the periods indicated. For a description of the pooling-of-interests accounting basis with respect to the Merger and the related effects on the historical financial statements of FTNC, see "The Merger -- Accounting Treatment." The information is derived from and should be read in conjunction with the consolidated historical financial statements of FTNC and Planters Bank, including the related notes thereto, contained herein or incorporated herein by reference. See "Incorporation of Certain Documents by Reference," "Index to Pro Forma Financial Information," and "Index to Planters Bank Financial Information."

                     FIRST TENNESSEE NATIONAL CORPORATION
                Equivalent and Pro Forma Share Data (Unaudited)


                                                                      Twelve Months Ended
                                                                 ----------------------------
                                                                1993        1992         1991
                                                                ----        ----         ----
Income Per Common Share:  (1)
   FTNC                                                       $  4.26     $  3.19     $   2.63
   Planters Bank                                                 8.44       10.01         3.87
   FTNC pro forma (lower exchange ratio)                         4.23        3.17         2.61
   FTNC pro forma (upper exchange ratio)                         4.22        3.16         2.60
   Planters Bank pro forma equivalent (lower exchange ratio)    23.57       17.66        14.54
   Planters Bank pro forma equivalent (upper exchange ratio)    29.04       21.75        17.89

Fully Diluted Income Per Common Share:  (1)
   FTNC                                                       $  4.18     $  3.12     $   2.60
   Planters Bank                                                 8.44       10.01         3.87
   FTNC pro forma (lower exchange ratio)                         4.15        3.11         2.57
   FTNC pro forma (upper exchange ratio)                         4.14        3.10         2.57
   Planters Bank pro forma equivalent (lower exchange ratio)    23.12       17.33        14.32
   Planters Bank pro forma equivalent (upper exchange ratio)    28.49       21.33        17.69

Dividends Declared Per Common Share:  (2)
   FTNC                                                       $  1.50     $  1.26     $   1.14
   Planters Bank                                                 4.00        5.00         4.00
   FTNC pro forma                                                1.50        1.26         1.14
   Planters Bank pro forma equivalent (lower exchange ratio)     8.36        7.02         6.35
   Planters Bank pro forma equivalent (upper exchange ratio)    10.32        8.67         7.85

Book Value Per Common Share (end of period):  (3)
   FTNC                                                       $ 23.97     $ 21.25     $  19.39
   Planters Bank                                                94.59       88.67        80.43
   FTNC pro forma (lower exchange ratio)                        23.89       21.18        19.33
   FTNC pro forma (upper exchange ratio)                        23.82       21.12        19.28
   Planters Bank pro forma equivalent (lower exchange ratio)   133.09      117.99       107.69
   Planters Bank pro forma equivalent (upper exchange ratio)   163.93      145.35       132.68


(1) Pro forma income per share is calculated using combined historical income for FTNC and Planters Bank divided by the average pro forma common shares of the combined entity. The average pro forma common shares of the combined entity have been calculated by combining FTNC's historical average shares with the historical average shares of Planters Bank as adjusted by a lower exchange ratio of 5.571 and an upper exchange ratio of 6.882. The lower exchange ratio of 5.571 is based on a constant for Planters Bank common stock of $234 per share and $42 for FTNC common stock. The upper exchange ratio of 6.882 is based on a constant for Planters Bank common stock of $234 per share and $34 for FTNC common stock. The Planters Bank pro forma equivalent income per share amounts are computed by multiplying the FTNC pro forma amounts by the applicable exchange ratios.

(2) FTNC pro forma dividends per share represent historical dividends paid by FTNC. Planters Bank pro forma equivalent dividends per share represent such amounts multiplied by the lower exchange ratio of 5.571 and the upper exchange ratio of 6.882.

(3) FTNC pro forma book value per common share is based upon the historical total common equity of the combined entity divided by the total pro forma common shares of the combined entity assuming conversion of Planters Bank's common stock at the lower exchange ratio of 5.571 and the upper exchange ratio of 6.882. Planters Bank pro forma equivalent book value per common share is based on the exchange ratios.

SELECTED FINANCIAL DATA AND RATIOS

         The following tables present for FTNC and Planters Bank, on a historical basis, selected unaudited consolidated financial data and ratios. This information is based on the consolidated financial statements of FTNC and Planters Bank included herein or incorporated herein by reference and should be read in conjunction therewith and with the notes thereto. Per share amounts have been adjusted for FTNC's 3-for-2 stock split effected May 22, 1992. See "Incorporation of Certain Documents by Reference," "Index to Pro Forma Financial Information," and "Index to Planters Bank Financial Information."

                     First Tennessee National Corporation
                Selected Financial Data and Ratios (Unaudited)
                      (Thousands, except per share data)


                                                                            Twelve Months Ended
                                                     -------------------------------------------------------------------
                                                     1993           1992            1991           1990            1989
                                                     ----           ----            ----           ----            ----
Total Interest Income and Other Income:
     FTNC                                       $    856,956   $    824,246    $   831,796    $   814,457    $   782,312
     Planters Bank                                     3,873          3,615          3,903          4,496          4,215
     FTNC pro forma                                  860,829        827,861        835,699        818,953        786,527

Net Income Applicable to Common Stock:
     FTNC                                       $    120,665   $     89,165    $    73,022    $    56,580    $    37,355
     Planters Bank                                       506            601            232            596            512
     FTNC pro forma                                  121,171         89,766         73,254         57,176         37,867

Net Income per Common Share:
     FTNC                                       $       4.26   $       3.19    $      2.63    $      2.01    $      1.33
     Planters Bank                                      8.44          10.01           3.87           9.93           8.53
     FTNC pro forma (lower exchange ratio) (1)          4.23           3.17           2.61           2.01           1.33
     FTNC pro forma (upper exchange ratio)  (1)         4.22           3.16           2.60           2.00           1.33

Dividends Declared per Common Share:
     FTNC                                       $       1.50   $       1.26    $      1.14    $      1.09    $       .96
     Planters Bank                                      4.00           5.00           4.00           5.00           7.00
     FTNC pro forma   (2)                               1.50           1.26           1.14           1.09            .96

Total Assets (end of period):
     FTNC                                       $  9,608,848   $  8,925,774    $ 8,760,715    $ 7,485,199    $ 7,149,357
     Planters Bank                                    65,679         52,339         43,734         44,908         41,490
     FTNC pro forma                                9,674,527      8,978,113      8,804,449      7,530,107      7,190,847

Long-Term Debt and Capital Leases:
   (end of period):
     FTNC                                       $     90,642   $    127,637    $   128,671    $   129,057    $   129,955
     Planters Bank                                      --             --             --             --             --
     FTNC pro forma                                   90,642        127,637        128,671        129,057        129,955

Performance Ratios:
   Return on Average Assets
      FTNC                                              1.35 %         1.07 %          .95 %          .79 %          .54 %
      Planters Bank                                      .89           1.37            .52           1.38           1.22
      FTNC pro forma                                    1.34           1.08            .95            .79            .55

   Return on Average Shareholders' Equity
      FTNC                                             18.99          15.44          14.14          11.63           7.95
      Planters Bank                                     9.20          11.85           4.81          12.58          11.10
      FTNC pro forma                                   18.91          15.41          14.06          11.64           7.99

   Shareholders' Equity to Total Assets
    (end of period)
      FTNC                                              7.07           6.69           6.15           6.64           6.69
      Planters Bank                                     8.64          10.16          11.03          10.71          11.24
      FTNC pro forma                                    7.08           6.71           6.17           6.66           6.72





  (1) Pro forma income per share is calculated using combined historical income for FTNC and Planters Bank divided by the average pro forma common shares of the combined entity. The average pro forma common shares of the combined entity have been calculated by combining FTNC's historical average shares with the historical average shares of Planters Bank as adjusted by a lower exchange ratio of 5.571 and an upper exchange ratio of 6.882. The lower exchange ratio of 5.571 is based on a constant for Planters Bank common stock of $234 per share and $42 for FTNC common stock. The upper exchange ratio of 6.882 is based on a constant for Planters Bank common stock of $234 per share and $34 for FTNC common stock.

  (2) FTNC pro forma dividends per share represent historical dividends paid by FTNC.

                              THE SPECIAL MEETING

         Each copy of this Proxy Statement-Prospectus mailed to holders of Planters Bank Common Stock is accompanied by a proxy card furnished in connection with the Planters Bank Board's solicitation of proxies for use at the Special Meeting and at any adjournments or postponements thereof. The Special Meeting is scheduled to be held at 10:00 a.m., local time, on ________________________, 1994, at the main office of Planters Bank, 1202 E.
Edwards Avenue, Tunica, Mississippi. Only holders of record of Planters Bank Common Stock at the close of business on ________________, 1994 are entitled to receive notice of and to vote at the Special Meeting. At the Special Meeting, shareholders will consider and vote upon (a) a proposal to approve the Merger Agreement and (b) such other matters as may properly be brought before the Special Meeting or any adjournments or postponements thereof.

         HOLDERS OF PLANTERS BANK COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY TO PLANTERS BANK IN THE ENCLOSED, POSTAGE PAID ENVELOPE.

         Any holder of Planters Bank Common Stock who has delivered a proxy may revoke it any time before it is voted by attending the Special Meeting and voting in person at the meeting or by giving notice of revocation in writing or submitting a signed proxy card bearing a later date to Planters Bank, at the main office, 1202 E. Edwards Avenue, Tunica, Mississippi 38767, Attention:
Secretary, provided such notice or proxy is actually received by Planters Bank before the vote of shareholders. The shares of Planters Bank Common Stock represented by properly executed proxy cards received at or prior to the Special Meeting and not subsequently revoked will be voted as directed by the shareholders submitting such proxies. If instructions are not given, proxy cards received will be voted FOR approval of the Merger Agreement. If any other matters are properly presented at the Special Meeting for consideration, the persons named in the Planters Bank proxy card enclosed herewith will have discretionary authority to vote on such matters in accordance with their best judgment. The Planters Bank Board is unaware of any matter to be presented at the Special Meeting other than the proposal to approve the Merger Agreement.

         The cost of soliciting proxies from holders of Planters Bank Common Stock will be borne by Planters Bank. Such solicitation will be made by mail but also may be made by telephone or in person by the directors, officers and employees of Planters Bank (who will receive no additional compensation for doing so). In addition, Planters Bank will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals.

         PLANTERS BANK SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

VOTE REQUIRED

         The affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Planters Bank Common Stock entitled to vote at the Special Meeting is required in order to approve the Merger Agreement. Therefore, a failure to return a properly executed proxy card or to vote in person at the Special Meeting will have the same effect as a vote against the Merger Agreement. As of the Planters Bank Record Date, there were 60,000 shares of Planters Bank Common Stock outstanding and entitled to vote at the Special Meeting, with each share being entitled to one vote.

         A majority of the outstanding shares entitled to vote at the Special Meeting constitutes a quorum for purposes of that meeting. An "abstention" will be considered present for quorum purposes, but will have the same effect as a vote "against" the proposal to approve the Merger Agreement. Broker "non votes" will not be considered present for quorum purposes and will have the same effect as a vote "against" the proposal to approve the Merger Agreement.

         As of the Planters Bank Record Date, the directors and executive officers of Planters Bank and their affiliates beneficially owned a total of 21,378 shares or approximately 35.6% of the outstanding shares of Planters Bank Common Stock. Planters Bank has been advised that such directors and executive officers intend to vote their shares in favor of approval of the Merger Agreement.

         As of the Planters Bank Record Date, FTB, through its Trust Department, held of record or in the name of nominees 384 shares (or approximately 0.6% of the outstanding shares) of Planters Bank Common Stock as fiduciary for the beneficiaries of a trust and the directors and executive officers of FTNC beneficially owned no shares of Planters Bank Common Stock except for one director, whose spouse owned 96 shares, or approximately
0.2% of the outstanding shares. As of such date, other than the shares held through FTB's Trust Department, FTNC and its subsidiaries owned no shares of Planters Bank Common Stock.

RECOMMENDATION

         FOR THE REASONS DESCRIBED BELOW, THE PLANTERS BANK BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, BELIEVES THE MERGER IS IN THE BEST INTEREST OF PLANTERS BANK AND ITS SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS OF PLANTERS BANK VOTE FOR APPROVAL OF THE MERGER AGREEMENT. IN MAKING ITS RECOMMENDATION TO SHAREHOLDERS, THE PLANTERS BANK BOARD CONSIDERED, AMONG OTHER THINGS, THE OPINION OF SOUTHARD THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO THE HOLDERS OF PLANTERS BANK COMMON STOCK FROM A FINANCIAL POINT OF VIEW. SEE "THE MERGER -- BACKGROUND OF AND REASONS FOR THE MERGER" AND "-- OPINION OF FINANCIAL ADVISER."

                                   THE MERGER

         The following information concerning the Merger, insofar as it relates to matters contained in the Merger Agreement, is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and attached hereto as Appendix "A." Planters Bank shareholders are urged to read carefully the Merger Agreement.

BACKGROUND OF AND REASONS FOR THE MERGER

         Background. Beginning in 1992 and throughout 1993, Planters Bank experienced extraordinary growth largely due to the commencement of gaming operations in Tunica County. Management of Planters Bank believed that the bank would continue to experience well-above-normal growth for the foreseeable future because of the early successes of the gaming businesses in Tunica County. In the summer of 1993, the Planters Bank Board and management retained counsel to assist the Board in evaluating what effect future growth of Planters Bank would have on its legally required capital ratios.

         Historically, Planters Bank has maintained capital ratios well in excess of the minimum requirements of its federal and state regulators. The Planters Bank Board and management concluded, however, that anticipated future growth at Planters Bank likely would result in the need for Planters Bank to materially increase its capital accounts to accommodate the growth and allow Planters Bank to meet or exceed the minimum capital ratio requirements of its state and federal bank regulators. The Planters Bank Board considered a number of alternatives to increase the capital accounts of Planters Bank when such capital would be needed and decided to proceed with the formation of a bank holding company and instructed counsel in the fall of 1993 to begin that process.

         In early January 1994 prior to formation of a holding company, members of the Executive Committee of the Planters Bank Board and certain other members of the Planters Bank Board met with the chief executive officer and one other senior management official of a large regional financial institution at the request of the other institution. At that meeting, the chief executive officer of the other institution indicated a desire to acquire Planters Bank and discussed in general the price which it would be willing to pay for the shares of Planters Bank. Though no written offer was made by the other institution, a special meeting of the Planters Bank Board was called and held to discuss the proposal made by the other institution and to solicit advice from the Planters Bank Board on how to proceed in light of this proposal. The Planters Bank Board determined that it would be in the best interest of Planters Bank's shareholders for a special committee of the Planters Bank Board to be appointed to work with bank counsel and solicit acquisition offers from other financial institutions that would be interested in acquiring Planters Bank.

         The special committee of the Planters Bank Board was composed of Directors Ray Smith, William P. Dulaney and William C. Wood. Acting through counsel for Planters Bank, the special committee, contacted approximately two dozen regional financial institutions, including FTNC, in an effort to determine if those financial institutions would be interested in making an offer to acquire Planters Bank. Hal D. Crenshaw, an FTB Vice President was contacted on January 21, 1994. The special committee limited its inquiries only to those financial institutions that had securities listed on a major stock exchange or on the over the counter market. As a result of that process, the special committee received written acquisition proposals from four large regional financial institutions, including FTNC and the other institution that originally met with the Executive Committee and certain of the directors in early January 1994.

         FTNC and the two other large financial institutions that submitted written acquisition proposals made separate presentations to the full Planters Bank Board. FTNC's presentation was made on February 15, 1994, by Ralph Horn, President and Chief Operating Office of FTNC, John C. Kelley, Jr., President-Memphis Banking Group of FTB, and Elbert L. Thomas, Jr., Senior Vice President of FTNC. Following those presentations, each of the four institutions that had made written acquisition proposals was asked to submit final proposals for review and action by the Planters Bank Board. On March 2, 1994, Messrs. Smith, Wood and Delaney met with Messrs. Horn, Kelley and Thomas in Memphis. On March 8, 1994, the Planters Bank Board met and reviewed each of the four written offers received and, based on the offer submitted by FTNC, instructed the special committee to pursue negotiations for a definitive agreement with FTNC. A confidentiality agreement was then executed and was followed by the exchange of information and discussions between FTNC and Planters Bank relative to the proposed transaction. On March 28, 1994, the Planters Bank Board met for purposes of considering and acting upon the proposed Merger Agreement between FTNC and Planters Bank. During that meeting, Planters Bank heard a presentation from and received the written opinion of Southard setting forth that the terms of the Merger Agreement were fair to the holders of Planters Bank Common Stock from a financial point of view. Based upon the opinion of Southard, the recommendation of the special committee that the Merger Agreement be approved, and other factors as described below, the Planters Bank Board unanimously approved the Merger Agreement at its meeting on March 28, 1994.
The report of Southard is described below in the section entitled "Opinion of Financial Adviser."

         At a special meeting held on March 29, 1994, the FTNC Board unanimously approved the Merger Agreement with one FTNC director abstaining because of an ownership interest by his spouse in Planters Bank Common Stock.

         Reasons for the Merger. In reaching its determination that the Merger and Merger Agreement are fair to, and in the best interest of, Planters Bank and its shareholders, the Planters Bank Board consulted with its advisers, as well as with Planters Bank management, and considered a number of factors, including, without limitation, the following:

         a. The Planters Bank Board's familiarity with and review of Planters Bank's business, operations, earnings and financial condition and future capital requirements;

         b. The Planters Bank Board's belief that the terms of the Merger Agreement are attractive in that the Merger Agreement allows Planters Bank shareholders to become shareholders in FTNC, an institution which is the largest bank holding company headquartered in the area, whose stock is traded over NASDAQ's National Market System, and the recent earnings performance of FTNC;

         c. FTNC's wide range of banking products and services and its dividend payment history;

         d. The Planters Bank Board's belief, based upon analysis of the anticipated financial effects of the Merger, that upon consummation of the Merger, FTNC and its banking subsidiaries would be well capitalized institutions, the financial positions of which would be well in excess of all applicable regulatory capital requirements;

         e. The current and prospective economic and regulatory environment and competitive constraints facing the banking industry and financial institutions in Planters Bank's market area;

         f. The recent business combinations involving financial institutions, either announced or completed, during the past twelve months in the Unites States, the State of Mississippi and contiguous states and the effect of such combinations on competitive conditions in Planters Bank's market area;

         g. The Planters Bank Board's belief that, in light of the reasons discussed above, FTNC was the most attractive choice as a long term affiliation partner of Planters Bank; and

         h. The expectation that the Merger will generally be a tax-free transaction to Planters Bank and its shareholders. (See "Certain Federal Income Tax Consequences" ).

         The Planters Bank Board did not assign any specific or relative weight to the foregoing factors in their considerations.

OPINION OF FINANCIAL ADVISER

         Planters Bank retained Southard to render its opinion as to the fairness, from a financial point of view, to the holders of Planters Bank Common Stock of the consideration to be paid in the Merger. In connection with this engagement, Southard evaluated the financial terms of the Merger, but was not asked to, and did not, recommend the specific ratio of exchange between FTNC and Planters Bank common stocks and did not assist in the Merger negotiations. The ratio of exchange was determined by the FTNC and Planters Bank Boards of Directors after arm's length negotiations. Planters Bank did not place any limitations of the scope of Southard's investigation or review.

         Southard is a financial valuation consulting firm, specializing in the valuation of closely-held companies and financial institutions. Since its founding in 1987, Southard has provided approximately 1,000 valuation opinions for clients in 40 states. Further, Southard provides valuation services for approximately 100 financial institutions annually.

         Southard provided the Planters Bank Board with a fairness opinion letter and supporting documentation and presented its conclusions at a Special Meeting of the Board of Directors. The full text of the opinion letter of Southard, dated March 28, 1994, which sets forth certain assumptions made, matters considered, and limitations on the review performed, is attached hereto as Appendix "B" and is incorporated herein by reference. The summary of the opinion of Southard set forth in this Proxy Statement- Prospectus is qualified in its entirety by reference to the opinion.

         In arriving at its opinion, Southard conducted interviews with officers of FTNC and Planters Bank, and reviewed the documents indicated in the fairness letter. Southard did not independently verify the accuracy and/or the completeness of the financial and other information reviewed in rendering its opinion. Southard did not, and was not requested to, solicit third party indications of interest in acquiring any or all the assets of Planters Bank.

         In connection with rendering its opinion, Southard performed a variety of financial analyses, which are summarized below. Southard believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not susceptible to partial analyses or summary description. In its analyses, Southard made numerous assumptions, many of which are beyond the control of Planters Bank and FTNC. Any estimates contained in the analyses prepared by Southard are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard was assigned a greater significant than any other.

         Dividend Yield Analysis. In evaluating the impact of the proposed Merger on the shareholders of Planters Bank, Southard reviewed the dividend paying histories of Planters Bank and FTNC. Based upon this review, it is reasonable to expect that the shareholders of Planters Bank, in total, will receive dividends at or above the level currently paid by Planters Bank, after the Merger is completed (defined as post Merger combined dividends per share times the exchange ratio). Based upon 1993 dividend payments for FTNC and Planters Bank and an exchange ratio of 6.0 shares of FTNC Common Stock for each share of Planters Bank Common Stock, the shareholders of Planters Bank will see an increase in dividends of 125.0%.

         Earnings Yield Analysis. In evaluating the impact of the proposed Merger on the shareholders of Planters Bank, Southard determined that, based upon exchange ratio of 6.0 shares of FTNC Common Stock for each share of Planters Bank Common Stock, the shareholders of Planters Bank would have seen an increase of 125.2% in their share of earnings based upon reported 1993 earnings of FTNC and

Planters Bank. The analysis also suggests expected higher earnings yields for Planters Bank shareholders in subsequent years if the Merger is consummated.

         Book Value Analysis. In evaluating the impact of the proposed Merger on the shareholders of Planters Bank, Southard determined that the shareholders of Planters Bank would have seen a substantial increase in the book value of their investment had the Merger been consummated prior to year-end 1993. Reported book value of Planters Bank at December 31, 1993 was $97.50 per share. Reported book value of FTNC at December 31, 1993 was $23.97 per share. Had the Merger been consummated prior to December 31, 1993, each former Planters Bank share would have book value of $143.82 (FTNC year-end 1993 book value of $23.97 per share times six shares). This represents 147.5% of Planters Bank book value at year-end.

         Analysis of Alternatives. In evaluating the fairness of the proposed Merger to the shareholders of Planters Bank, Southard reviewed with management other offers received for the purchase/merger of Planters Bank. Further, Southard considered recent public market merger pricing information.

         Analysis of Market Transactions. Based upon the Merger terms, Planters Bank shareholders will receive 240% of year-end 1993 book value per share, and 20.62x reported 1993 earnings. Based upon the review conducted by Southard, the pricing for Planters Bank in the Merger is above the multiples seen in recent bank acquisitions.

         Fundamental Analysis. Southard reviewed the financial characteristics of Planters Bank and FTNC with respect to profitability, capital ratios, liquidity, asset quality, and other factors. Southard compared Planters Bank and FTNC to a universe of publicly traded banks and bank holding companies and to peer groups prepared by the Federal Financial Institutions Examination Council (FFIEC). Southard found that the post-Merger combined entity will have capital ratios and profitability ratios near those of the public peer group.

         Liquidity. Unlike Planters Bank stock, shares of FTNC Common Stock to be received in the Merger will be registered with the SEC, and FTNC Common Stock is actively traded on the NASDAQ market. Further, except in the case of officers, directors, and certain large shareholders of Planters Bank ("affiliated parties"), FTNC shares received will be freely tradeable with no restrictions.

         For rendering its opinion, Southard received a fee of $6,000, plus reasonable out-of-pocket expenses. Southard has never been previously engaged by Planters Bank or FTNC. Neither Southard nor its principals owns an interest in the securities of Planters Bank or FTNC.

TERMS OF THE MERGER

         At the Effective Date, Interim Bank, a newly chartered and wholly owned subsidiary of FTNC formed for the purpose of effecting the Merger, will merge with and into Planters Bank, with Planters Bank being the surviving entity. As a result of the Merger, Planters Bank will become a wholly-owned subsidiary of FTNC and will continue to operate after the Merger under the same name and with the same Charter and Bylaws as were in effect immediately prior to the Merger. The directors and officers of Planters Bank after the Merger will remain the same as prior to the Merger without any prejudice to the rights of FTNC as Planters Bank's sole shareholder. Upon consummation of the Merger, each share of Planters Bank Common Stock outstanding immediately prior to the Effective Date (other than shares held directly or indirectly by FTNC or any subsidiary of FTNC, except in a fiduciary capacity or in satisfaction of a debt previously contracted, and shares held in the treasury of Planters Bank, which shares shall be canceled, retired and cease to exist by virtue of the Merger and without any payment made in respect thereof) will be converted into the
right to receive shares of FTNC Common Stock.   Each share of Planters Bank
Common Stock issued and outstanding at the Effective Date will become and be converted into the right to receive the number of shares of FTNC Common Stock equal to the conversion number ("Conversion Number") determined as follows:

                 The Conversion Number shall be equal to the quotient of $234.00 divided by the FTNC Common Stock Average Price (as defined below); provided, however, if the FTNC Common Stock Average Price is greater than $42 per share, then $42 will be used, and if it is less than $34 per share, the $34 shall be used; provided further, if the FTNC Common Stock Average Price is less than $34, either FTNC or Planters Bank may terminate the Merger Agreement, subject to FTNC's right to require Planters Bank to consummate the Merger using the actual FTNC Common Stock Average Price. "FTNC Common Stock Average Price" means the average of the closing prices of the FTNC Common Stock as reported on the NASDAQ/NMS for the twenty (20) business days (the "Calculation Period") immediately prior to the tenth
                 (10th) calendar day preceding the Effective Date. A business day shall be a day on which the New York Stock Exchange is generally open for trading.

         If the Effective Date had been ___________________, 1994, the Conversion Number would have been ___________, and the number of shares of FTNC Common Stock exchanged for all outstanding shares of Planters Bank Common Stock would have been ___________.

         Any shares of Planters Bank Common Stock held directly or indirectly by Planters Bank other than in a fiduciary capacity or in satisfaction of a debt previously contracted will be cancelled and retired and will cease to exist as of the Effective Date of the Merger and no payment will be made with respect thereto. No fractional shares of FTNC Common Stock will be issued in connection with the Merger. In lieu of fractional shares, FTNC will make a cash payment equal to the fractional interest which a Planters Bank shareholder would otherwise receive multiplied by the FTNC Common Stock Average Price. If prior to the Effective Date the outstanding shares of FTNC Common Stock are increased, decreased, changed into or exchanged for a different number or class of shares through a change in FTNC's capitalization, then the Conversion Number will be adjusted accordingly.

         Each share of Interim Bank common stock outstanding immediately prior to the Merger shall by virtue of the Merger be converted into and exchanged for one share of Planters Bank Common Stock, as the surviving corporation in the Merger. From and after the Merger, each outstanding certificate theretofore representing shares of Interim Bank common stock shall be deemed to evidence ownership of and represent the number of shares of Planters Bank Common Stock into which such shares of Interim Bank common stock shall have been converted. Promptly after the Merger, Planters Bank shall issue FTNC a certificate or certificates representing such shares of Planters Bank Common Stock in exchange for the certificates which formerly represented shares of Interim Bank common stock, which shall be cancelled.

EFFECTIVE DATE

         The Effective Date of the Merger will be the date the certificate of merger is filed in accordance with the MBL or on such date as the certificate may specify. Unless otherwise mutually agreed upon by FTNC and Planters Bank, the Effective Date will occur on the last business day of the month during which the expiration of all applicable waiting periods in connection with governmental approvals occurs and all conditions to the consummation of the Merger Agreement have been satisfied or waived.

SURRENDER OF CERTIFICATES

         As promptly as practicable after the Effective Date, The First National Bank of Boston, acting in the capacity of exchange agent for FTNC (the "Exchange Agent"), will mail to each former holder of record of Planters Bank Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's certificates representing shares of Planters Bank Common Stock for certificates representing shares of FTNC Common Stock.

         HOLDERS OF PLANTERS BANK COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM THE EXCHANGE AGENT.

         Upon surrender to the Exchange Agent of one or more certificates for Planters Bank Common Stock together with a properly completed letter of transmittal and any other required documents, there will be issued and mailed to the holder of Planters Bank Common Stock surrendering such items a certificate or certificates representing the number of shares of FTNC Common Stock to which such holder is entitled and, where applicable, a check for the amount representing any fractional share determined in the manner described above.

         No dividend or other distribution payable after the Effective Date with respect to FTNC Common Stock will be paid to the holder of any unsurrendered Planters Bank certificate until the holder properly surrenders such certificate(s) together with all required documents, at which time the holder will be entitled to receive all previously withheld dividends and distributions, without interest.

         After the Effective Date, there will be no transfers on Planters Bank's stock transfer books of shares of Planters Bank Common Stock which were issued and outstanding at the Effective Date and converted pursuant to the Merger into the right to receive FTNC Common Stock. If certificates representing shares of Planters Bank Common Stock are presented for transfer after the Effective Date, they will be returned to the presenter together with a form of letter of transmittal and exchange instructions.

         Neither FTNC nor Planters Bank nor any other person will be liable to any former holder of Planters Bank Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         If a certificate for Planters Bank Common Stock has been lost, stolen or destroyed, FTNC will issue the consideration properly payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification including, when appropriate, the posting of a bond.

CONDITIONS TO CONSUMMATION OF THE MERGER

         The respective obligations of FTNC and Planters Bank to effect the Merger are subject to the satisfaction of the following conditions prior to the Effective Date: (a) approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Planters Bank Common Stock entitled to vote thereon and by FTNC as sole shareholder of Interim Bank; (b) receipt by the Planters Bank Board of a fairness opinion from its investment banker, which has been received; (c) receipt of all regulatory consents and approvals necessary to consummate the transactions contemplated by the Merger Agreement including the Federal Reserve Board, the Mississippi Commissioner, and the FDIC and the expiration of any statutory waiting periods (provided, however, that no such consent or approval referred to herein will be deemed to have been received if it includes any conditions or requirements which would reduce the benefits of the transactions contemplated by the Merger Agreement to such a degree that FTNC or Planters Bank would not have entered into the Merger Agreement had such conditions or requirements been known at the date thereof); (d) the satisfaction of all other requirements prescribed by law necessary to the consummation of the transactions contemplated by the Merger Agreement; (e) neither FTNC nor Planters Bank is subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger; (f) no statute, rule, regulation, order, injunction, or decree has been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger; (g) the Registration Statement of which this Proxy Statement-Prospectus forms a part has become effective and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been initiated or threatened by the Securities & Exchange Commission; and (h) receipt by each party from counsel of a legal opinion to the effect that the Merger qualifies as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code.

         The obligations of FTNC to effect the Merger are further subject to the satisfaction (or waiver by FTNC) of the following conditions: (a) FTNC will have received from Planters Bank's independent certified public accountants certain customary letters with respect to certain financial information of Planters Bank; (b) FTNC will have received a customary legal opinion, dated the date of closing, from counsel to Planters Bank; (c) each of the representations, warranties and covenants of Planters Bank set forth in the Merger Agreement will, in all material respects, be true on, or complied with by, the Effective Date and FTNC will have received a certificate signed by the President of Planters Bank to such effect [provided, however, that any effect on Planters Bank as a result of any action taken by Planters Bank pursuant to its obligations under the Merger Agreement to, consistent with GAAP, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) (see "Conduct of Business Pending the Merger") will be disregarded for purposes of determining the truth or correctness of any representation or warranty of Planters Bank and for purposes of determining whether any conditions are satisfied]; (d) FTNC will have received all necessary state securities laws and "Blue Sky" permits;
(e) FTNC will have received a letter dated as of the Effective Date from its independent certified public accountants to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with the Merger Agreement; (f) no litigation or proceeding will be pending against either FTNC or Planters Bank or any of their subsidiaries by any governmental agency seeking to prevent consummation of the transactions contemplated by the Merger Agreement nor is any litigation or proceeding pending which in the reasonable judgment of the CEO of Planters Bank is likely to have a material adverse effect (defined as an amount exceeding $250,000) on Planters Bank; (g) Planters Bank's audited financial statements confirm that its unaudited financial statements fairly present its financial position and results of operations; and (h) each director, executive officer and other affiliate of Planters Bank will have delivered to FTNC a written agreement satisfactory to FTNC providing, among other matters, that such person will not sell or otherwise dispose of any shares of FTNC Common Stock received in the Merger except in compliance with applicable securities laws and will not sell, pledge, transfer or otherwise dispose of or take any action to reduce his risk with respect to any shares of Planters Bank Common Stock or FTNC Common Stock during any period when such sale, pledge, transfer, disposition or action would disqualify the Merger for pooling-of-interests accounting treatment.

         The obligations of Planters Bank to effect the Merger are further subject to the satisfaction (or waiver by Planters Bank) of the following conditions: (a) Planters Bank will have received from FTNC's independent certified public accountants certain customary letters with respect to certain financial information of FTNC; (b) Planters Bank will have received a customary legal opinion, dated the date of closing, from counsel to FTNC; (c) each of the representations, warranties and covenants of FTNC set forth in the Merger Agreement will, in all material respects, be true on, or complied with by, the Effective Date and Planters Bank will have received a certificate signed by the President or Chief

Financial Officer of FTNC to such effect; and (d) no litigation or proceeding will be pending against either FTNC or Planters Bank or any of their subsidiaries by any governmental agency seeking to prevent consummation of the transactions contemplated by the Merger Agreement nor is any litigation or proceeding pending which in the reasonable judgment of the President and Chief Financial Officer of FTNC is likely to have a material adverse effect on FTNC.

         No assurance can be provided as to when, if ever, the regulatory consents and approvals necessary to consummate the Merger will be obtained (or, if so obtained, that such consents and approvals will not contain conditions or requirements which cause such approvals to fail to satisfy the conditions to the Merger set forth in the Merger Agreement) or whether all of the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. See "Regulatory Approvals." If the Merger is not effected on or before March 29, 1995, the Merger Agreement may be terminated, and the Merger abandoned, by a vote of a majority of the Board of Directors of either FTNC or Planters Bank, unless the failure to effect the Merger by such date is due to the breach of the Merger Agreement by the party seeking to terminate the Merger Agreement.

REGULATORY APPROVALS

         The Merger is subject to prior approval by the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, as amended (the "BHCA"), which requires that the Federal Reserve Board take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. Application for such approval has been filed with the Federal Reserve Board. The BHCA prohibits the Federal Reserve Board from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the Merger are clearly outweighted in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977. Under applicable regulations, the Merger may not be consummated until thirty days after Federal Reserve Board approval and the expiration of any other applicable waiting periods.

         The formation of Interim Bank and the Merger are also subject to approval by the FDIC and the Mississippi Commissioner. Applications for such approvals have been filed. Under Section 18(c) of the Federal Deposit Insurance Act (the "Bank Merger Act"), the Merger may not be consummated until the 30th calendar day after the FDIC's approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the FDIC's approval unless a court specifically orders otherwise.

         The Merger cannot proceed in the absence of the requisite regulatory approvals. See "Conditions to Consummation of the Merger" and "Waiver and Amendment; Termination."

         THERE CAN BE NO ASSURANCE THAT THE REGULATORY AUTHORITIES DESCRIBED ABOVE WILL APPROVE THE MERGER, AND IF THE MERGER IS APPROVED, THERE CAN BE NO ASSURANCE AS TO THE DATE OF SUCH APPROVAL. THERE CAN ALSO BE NO ASSURANCE THAT ANY SUCH APPROVALS WILL NOT CONTAIN A CONDITION OR REQUIREMENT

WHICH CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS TO CONSUMMATION OF THE MERGER SET FORTH IN THE MERGER AGREEMENT. THERE CAN LIKEWISE BE NO ASSURANCE THAT THE DEPARTMENT OF JUSTICE WILL NOT CHALLENGE THE MERGER, OR IF SUCH A CHALLENGE IS MADE, AS TO THE RESULT THEREOF.

CONDUCT OF BUSINESS PENDING MERGER

         The Merger Agreement contains certain restrictions on the conduct of Planters Bank's business pending consummation of the Merger. In particular, the Merger Agreement provides that, without the prior written consent of FTNC, Planters Bank may not, among other things, (a) make, declare or pay any dividend on the Planters Bank Common Stock for a quarter in 1994 greater than the amount paid for the corresponding quarter in 1993 or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify or purchase or otherwise acquire any shares of its capital stock (other than in a fiduciary capacity or in respect of a debt previously contracted in good faith) or authorize the creation or issuance of or issue or sell any additional shares of Planters Bank Common Stock, or any options, calls or commitments relating to such stock; or (b) merge or consolidate or permit any significant subsidiary to merge or consolidate with any other entity or engage in any similar transactions. In addition, without the prior written consent of FTNC, which will not be unreasonably withheld, Planters Bank will not (a) pay any bonus to, or increase the rate of compensation of, any of its directors, officers or employees except in the ordinary course of business consistent with past practice; (b) enter into or modify or permit any subsidiary to enter into or modify (except as may be required by law and except for renewal of any existing plan in the ordinary course of business consistent with past practice) any employee benefit plan covering any of Planters Bank's directors, officers or other employees; (c) except as may be required to, consistent with GAAP, modify and change its loan, litigation and real estate valuation policies and practices so as to be applied consistently on a mutually satisfactory basis with those of FTNC, substantially modify the manner in which it has conducted its business, taken as a whole, or amend its Articles of Incorporation or Bylaws; (d) except for disposition of loans and cash equivalent assets in the ordinary course of banking business, sell, dispose of or discontinue or permit any subsidiary to sell, dispose or discontinue any of its business, assets (including investment securities) or property; (e) except for the acquisition of loans, investment securities and cash equivalent assets in the ordinary course of its banking business, acquire any assets or business or permit any subsidiary to acquire any assets or business that is material to such party;
(f) take any other action or permit any subsidiary to take any action not in ordinary course of business; or (g) directly or indirectly agree to take any of the foregoing actions.

NO SOLICITATION

         Planters Bank has agreed with FTNC and FTNC has agreed with Planters Bank in the Merger Agreement that neither it nor any of its subsidiaries will solicit or encourage inquiries or proposals with respect to, or, subject to the fiduciary duties of its directors, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a material portion of its assets (whether owned by it directly or owned by any of its subsidiaries), or of a substantial equity interest in, it or any business combination with it or any of its subsidiaries other than, in the case of FTNC, a business combination in which FTNC or a company which is its subsidiary following the transaction is as a practical matter the surviving corporation. Planters Bank will notify FTNC immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, it or any of its subsidiaries; and it has instructed its officers, directors, agents, advisers and affiliates to comply with the same restrictions.

WAIVER AND AMENDMENT; TERMINATION

         Prior to the Effective Date, any provision of the Merger Agreement may be waived by the party benefitted by the provision or amended or modified (including the structure of the transaction) by an agreement in writing approved by the FTNC and Planters Bank Boards (to the extent allowed by law), provided that after the vote of the shareholders of Planters Bank, Article I(B) of the Merger Agreement, which concerns conversion of the Planters Bank Common Stock and the Conversion Number, may not be amended or revised.

         The Merger Agreement may be terminated at any time prior to the Effective Date, either before or after its approval by the shareholders of Planters Bank, as follows: (a) by the mutual consent of FTNC and Planters Bank; (b) by either FTNC or Planters Bank in the event of a failure by the shareholders of Planters Bank to approve the Merger Agreement; (c) by the non-breaching party in the event a material breach of the Merger Agreement is not cured or curable within 60 days after written notice of such breach is given to the breaching party; (d) by either FTNC or Planters Bank in the event that the Merger has not been consummated by March 29, 1995, unless the failure to consummate the Merger is due to the breach of the Merger Agreement by the party seeking to terminate the Merger Agreement; (e) by either FTNC or Planters Bank if the FTNC Common Stock Average Price is less than $34.00 per share, adjusted accordingly for stock splits, stock dividends, and other changes in FTNC's capitalization, provided written notice (a "termination notice") is delivered to the other party within three business days after the last day of the Calculation Period; provided further, FTNC has the right to require Planters Bank to consummate the Merger using the actual FTNC Common Stock Average Price by giving written notice to Planters Bank within 3 business days of receipt of a Planters Bank termination notice; (f) by FTNC in certain situations specified in the Merger Agreement which did not occur; and (g) by FTNC if it determines that adequate documentation concerning certain large loans has not been provided by Planters Bank within a certain time period upon request by FTNC. The parties presently are discussing and expect to execute an amendment to the Merger Agreement which would extend the time period until June 16, 1994.

         Except as set forth below, in the event of the termination of the Merger Agreement by either FTNC or Planters Bank, as provided above, the Merger Agreement will become void, and there will be no liability on the part of either FTNC or Planters Bank or their respective officers or directors, except that such termination will be without prejudice to the rights of any party arising out of a willful breach by any other party of any covenant or a willful misrepresentation contained in the Merger Agreement. If the Merger is not consummated and both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below) occur prior to a Termination Event (as defined below), Planters Bank is required to pay to FTNC liquidated damages in the amount of $950,000.

         For purposes hereof the following terms have the indicated meanings:

                 "Initial Triggering Event" shall mean any of the following events or transactions occurring after March 29, 1994:

                          (1) Planters Bank shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (other than FTNC or a subsidiary of FTNC), or the Planters Bank Board shall have recommended that the shareholders of Planters Bank approve or accept any Acquisition Transaction (other than that contemplated by the Merger Agreement). The term "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Planters Bank, (y) a purchase, lease or other acquisition of all or any substantial part of the assets of Planters Bank, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Planters Bank. The term "person" for purposes of this Paragraph shall have the meaning assigned thereto in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder;

                          (2) Any person (other than FTNC, a subsidiary of FTNC or any subsidiary acting under any employee benefit plan for FTNC or any of its subsidiaries) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of the Planters Bank Common Stock (the term "beneficial ownership" having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder);

                          (3) Any person (other than FTNC or a subsidiary of FTNC) shall have made a proposal (in writing or orally) to Planters Bank or any one or more of its shareholders owning ten percent (10%) or more (singly or in the aggregate) of the outstanding shares of Planters Bank Common Stock that results in or is a part of an Acquisition Transaction;

                          (4) After a proposal is made by any person (other than FTNC or a subsidiary of FTNC) to Planters Bank or its shareholders to engage in an Acquisition Transaction, Planters Bank shall have breached any covenant or obligation contained in the Merger Agreement and such breach would entitle FTNC to terminate the Merger Agreement (without regard to the cure periods provided for therein) and such breach shall not have been cured within (7) days; or

                          (5) Any person (other than FTNC or a subsidiary of FTNC), shall have filed an application or notice with the Board of Governors of the Federal Reserve System, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

                 "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after March 29, 1994:

                          (1) The acquisition by any person of beneficial ownership of 25% or more of the then outstanding Planters Bank Common Stock; or

                          (2) The occurrence of the Initial Triggering Event described in clause (1) of the definition of "Initial Triggering Event", except that the percentage referenced in clause (z) shall be 25%.

                 "Termination Event" shall mean each of the following:

                          (1)     The Effective Date of the Merger;

                          (2) Termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or

                          (3) The passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of Planters Bank's management and the Planters Bank Board have certain interests in the Merger that are in addition to their interests as shareholders of Planters Bank generally. The Planters Bank Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

         Indemnification. Pursuant to the Merger Agreement, FTNC has agreed, among other things, to (a) indemnify any person who is, has been or becomes, prior to the Effective Date, a director, officer, employee, fiduciary or agent of Planters Bank or any of its subsidiaries against any claims, based upon or arising out of or pertaining to the Merger Agreement or any of the transactions contemplated thereby, whether asserted or threatened; and (b) maintain the indemnification with respect to matters occurring before the Effective Date for such persons provided by Planters Bank's Articles of Incorporation and Bylaws for a period of not less than 3 years following the Effective Date.

         Employment After The Merger.   FTNC has had conversations with Messrs.
Wood and Knox concerning their continued employment after the Merger. Although no written employment agreements have been entered into as of the date of this Proxy Statement- Prospectus, the parties presently contemplate that written agreements will be executed, which will provide for an annual compensation of approximately $80,000 and $49,000, respectively, exclusive of standard FTB employee benefits and participation in FTNC's existing employee plans. In addition, it is contemplated that the agreements will contain covenants not to compete.

NO SHAREHOLDERS' DISSENTERS' RIGHTS

         Under applicable Mississippi law, no dissenters' rights of appraisal exist for the shareholders of Planters Bank Common Stock.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The federal income tax discussion set forth below represents a summary of the opinion of Heiskell, Donelson, Bearman, Adams, Williams & Caldwell, a Professional Corporation, counsel to FTNC. It may not be applicable to a shareholder who acquired his shares of Planters Bank Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation. Planters Bank shareholders are urged to consult their own tax advisers as to the specific tax consequences to them of the Merger, including the applicability and effect of federal, state, local and other tax laws.

         General. It is intended that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and that, accordingly, (a) no gain or loss will be recognized by either FTNC or Planters Bank as a result of the Merger, (b) no gain or loss will be recognized by the Planters Bank shareholders upon the receipt of FTNC Common Stock in exchange for Planters Bank Common Stock in connection with the Merger (except as discussed below with respect to cash received in lieu of a fractional share interest in FTNC Common Stock); (c) the tax basis of the FTNC Common Stock to be received by the Planters Bank shareholders in connection with the Merger will be the same as the basis in the Planters Bank Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest in which cash is received); and (d) the holding period of the FTNC Common Stock to be received by the Planters Bank shareholders in connection with the Merger will include the holding period of the Planters Bank Common Stock surrendered in exchange therefor, provided that the Planters Bank Common Stock is held as a capital asset at the Effective Date. Consummation of the Merger is dependent upon, among other conditions, receipt by FTNC and Planters Bank of an opinion of counsel to FTNC, dated as of the Effective Date, substantially to this effect.

         Consequences of Receipt of Cash in Lieu of Fractional Shares. A Planters Bank shareholder who is entitled to receive cash in lieu of a fractional share interest of FTNC Common Stock in connection with the Merger will recognize, as of the Effective Date, gain (or loss) equal to the difference between such cash amount and the shareholder's basis in the fractional share interest. Any gain (or loss) recognized will be capital gain (or loss) if the Planters Bank Common Stock is held by such shareholder as a capital asset at the Effective Date.

ACCOUNTING TREATMENT

         Consummation of the Merger is conditioned upon the receipt by FTNC of a letter from FTNC's independent public accountants to the effect that the Merger qualifies for pooling-of-interests accounting treatment if closed and consummated in accordance with the terms of the Merger Agreement. Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of FTNC and Planters Bank will be combined at the Effective Date and carried forward at their previously recorded amounts and the shareholders' equity accounts of Planters Bank and FTNC will be combined on FTNC's consolidated balance sheet. FTNC does not intend to restate retroactively income and other financial statements of FTNC issued after consummation of the Merger to reflect the consolidated operations of FTNC and Planters Bank as if the Merger had taken place prior to the periods covered by such financial statements because the transaction is not material to FTNC.

         In order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding shares of Planters Bank Common Stock must be exchanged for FTNC Common Stock. Planters Bank has agreed to use its best efforts to cause the Merger to qualify for pooling-of-interests treatment. See "Resale of FTNC Common Stock."

         The unaudited pro forma financial information contained in this Proxy Statement--Prospectus has been prepared using the pooling-of-interests accounting method to account for the Merger. See "Summary -- Equivalent and Pro Forma Share Data," "--Selected Financial Data and Ratios" and "Index to Pro Forma Financial Information."

EXPENSES

         The Merger Agreement provides, in general, that FTNC and Planters Bank will each pay its own expenses in connection with the Merger Agreement and the transactions contemplated thereby, including fees and expenses of brokers, finders, financial consultants, investment bankers, accountants and counsel, except that FTNC and Planters Bank will divide equally the costs of printing this Proxy Statement-Prospectus and any other documents required in connection with the Merger. In addition, Planters Bank has agreed that its transaction expenses will not exceed $125,000. See "Waiver and Amendment; Termination."

RESALE OF FTNC COMMON STOCK

         The shares of FTNC Common Stock issued pursuant to the Merger Agreement will be freely transferable under the Securities Act except for shares issued to any shareholder who may be deemed to be an "affiliate" of Planters Bank for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting. Affiliates may not sell their shares of Planters Bank Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of Planters Bank generally include individuals or entities that control, are controlled by or are under common control with Planters Bank and may include certain officers and directors of Planters Bank as well as principal shareholders of Planters Bank.

         Planters Bank has agreed in the Merger Agreement to use its best efforts to cause each director, executive officer and other person who is an affiliate of Planters Bank to enter into and deliver to FTNC an agreement at the time of execution of the Merger Agreement or on such later date (not later than 40 days prior to the Effective Date) as a person becomes an affiliate providing that such person will not, directly or indirectly, (a) sell, pledge, transfer or otherwise dispose of shares of FTNC Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and rules and regulations thereunder, or (b) sell, pledge, transfer or otherwise dispose of or take any action which would reduce such person's risk with respect to shares of Planters Bank Common Stock owned by such person or shares of FTNC Common Stock to be received by such person in the Merger during the periods when any such sale, pledge, transfer, disposition or action would, under GAAP or the rules, regulations or interpretations of the SEC, disqualify the Merger for pooling-of-interests accounting treatment. Such periods in general encompass the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of FTNC and Planters Bank.

NASDAQ/NMS

         FTNC Common Stock is included for quotation on the NASDAQ/NMS. The FTNC Common Stock issued to the shareholders of Planters Bank pursuant to the Merger Agreement will be included for quotation on the NASDAQ/NMS.


                       CERTAIN REGULATORY CONSIDERATIONS
GENERAL

         As a bank holding company, FTNC is subject to the regulation and supervision of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Under the BHCA, bank holding companies may not in general directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. The BHCA also restricts the types of activities in which a bank holding company and its subsidiaries may engage. Generally, activities are limited to banking and activities found by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto.

         In addition, the BHCA prohibits the Federal Reserve Board from approving an application by a bank holding company to acquire shares of a bank or bank holding company located outside the acquiror's principal state of operations unless such an acquisition is specifically authorized by statute in the state in which the bank or bank holding company whose shares are to be acquired is located. Tennessee has adopted legislation that authorizes nationwide interstate bank acquisitions, subject to certain state law reciprocity requirements, including the filing of an application with and approval of the Tennessee Commissioner of Financial Institutions. The Tennessee Bank Structure Act of 1974 restricts the acquisition by bank holding companies of banks in Tennessee. A bank holding company is prohibited from acquiring any bank in Tennessee as long as banks that it controls retain 16 1/2% or more of the total deposits in individual, partnership and corporate demand and other transaction accounts and in savings accounts and time deposits in all federally insured financial institutions in Tennessee, subject to certain limitations and exclusions. As of December 31, 1993, FTNC estimates that it held approximately 12% of such deposits. Also, under this act, no bank holding company may acquire any bank in operation for less than five years or begin a de novo bank in any county in Tennessee with a population, in 1970, of 200,000 or less, subject to certain exceptions. Under Tennessee law, branch banking is permitted in any county in the state.

         FTNC's subsidiary banks (the "Subsidiary Banks") are subject to supervision and examination by applicable federal and state banking agencies. FTB is a national banking association subject to regulation and supervision by the Comptroller of the Currency (the "Comptroller"), as is First Tennessee Bank National Association Mississippi, which is headquartered in Southaven, Mississippi. The remaining Subsidiary Banks, Cleveland Bank & Trust Company, which was acquired on March 16, 1994, and Peoples and Union Bank, are Tennessee state-chartered banks that are not members of the Federal Reserve System, and therefore are subject to the regulations of and supervision by the Federal Deposit Insurance Corporation (the "FDIC") as well as state banking authorities. The Subsidiary Banks are also subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Subsidiary Banks. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

PAYMENT OF DIVIDENDS

         FTNC is a legal entity separate and distinct from its banking and other subsidiaries. The principal source of cash flow of FTNC, including cash flow to pay dividends on its stock or principal (premium, if any) and interest on debt securities, is dividends from the Subsidiary Banks. There are statutory and regulatory limitations on the payment of dividends by the Subsidiary Banks to FTNC, as well as by FTNC to its shareholders.

         Each Subsidiary Bank that is a national bank is required by federal law to obtain the prior approval of the Comptroller for the payment of dividends if the total of all dividends declared by the board of directors of such Subsidiary Bank in any year will exceed the total of (i) its net profits (as defined and interpreted by regulation) for that year plus (ii) the retained net profits (as defined and interpreted by regulation) for the preceding two years, less any required transfers to surplus. A national bank also can pay dividends only to the extent that retained net profits (including the portion transferred to surplus) exceed bad debts (as defined by regulation).

         State-chartered banks are subject to varying restrictions on the payment of dividends under applicable state laws. With respect to Cleveland Bank & Trust Company and Peoples and Union Bank, Tennessee law imposes dividend restrictions substantially similar to those imposed under federal law on national banks, as described above.

         If, in the opinion of the applicable federal bank regulatory authority, a depository institution or a holding company is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution or holding company, could include the payment of dividends), such authority may require that such institution or holding company cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's or holding company's capital base to an inadequate level would be such an unsafe and unsound banking practice. Moreover, the Federal Reserve Board, the Comptroller and the FDIC have issued policy statements which provide that bank holding companies and insured depository institutions generally should only pay dividends out of current operating earnings.

         In addition, under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a FDIC-insured depository institution may not pay any dividend if payment would cause it to become undercapitalized or once it is under capitalized. See "--FDICIA."

         At December 31, 1993, under dividend restrictions imposed under applicable federal and state laws, the Subsidiary Banks, without obtaining regulatory approvals, could legally declare aggregate dividends of approximately $168.2 million.

         The payment of dividends by FTNC and the Subsidiary Banks may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

TRANSACTIONS WITH AFFILIATES

         There are various legal restrictions on the extent to which FTNC and its nonbank subsidiaries can borrow or otherwise obtain credit from the Subsidiary Banks. There are also legal restrictions on the Subsidiary Banks' purchases of or investments in the securities of and purchases of assets from FTNC and its nonbank subsidiaries, a bank's loans or extensions of credit to third parties, collateralized by the securities or obligations of FTNC and its nonbank subsidiaries, the issuance of guaranties, acceptances and letters of credit on behalf of FTNC and its nonbank subsidiaries, and certain bank transactions with FTNC and its nonbank subsidiaries, or with respect to which FTNC and it nonbank subsidiaries, act as agent, participates or has a financial interest. Subject to certain limited exceptions, a Subsidiary Bank (including for purposes of this paragraph all subsidiaries of such Subsidiary Bank) may not extend credit to FTNC or to any other affiliate (other than another Subsidiary Bank) in an amount which exceeds 10% of the Subsidiary Bank's capital stock and surplus and may not extend credit in the aggregate to such affiliates in an amount which exceeds 20% of its capital stock and surplus. Further, there are legal requirements as to the type, amount and quality of collateral which must secure such extensions of credit by these banks to FTNC or to such other affiliates. Also, extensions of credit and other transactions between the Subsidiary Bank and FTNC or such other affiliates must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to such Subsidiary Bank as those prevailing at the time for comparable transactions with non-affiliated companies. Also, FTNC and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

CAPITAL ADEQUACY

         The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies. The minimum guideline for the ratio of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8%, and the minimum ratio of Tier I Capital defined below) to risk--weighted assets is 4%. At least half of the Total Capital must be composed of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock and a limited amount of loan loss reserves. At December 31, 1993, FTNC's consolidated Tier 1 Capital and Total Capital ratios were 9.6% and 12.14%, respectively.

         In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), of 3% for bank holding companies that meet certain specific criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3%, plus an additional cushion of 100 to 200 basis points. FTNC's Leverage Ratio at December 31, 1993 was 6.55%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

         Each of the Subsidiary Banks is subject to risk-based and leverage capital requirements similar to those described above adopted by the Comptroller or the FDIC, as the case may be. FTNC believes that each of the Subsidiary Banks was in compliance with applicable minimum capital requirements as of December 31, 1993. Neither FTNC nor any of the Subsidiary Banks has been advised by any federal banking agency of any specific minimum Leverage Ratio requirement applicable to it.

         Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restrictions on its business. See "--FDICIA."

         All of the federal banking agencies have proposed regulations that would add an additional risk-based capital requirement based upon the amount of an institution's exposure to interest rate risk. In addition, bank regulators continue to indicate their desire generally to raise capital requirements applicable to banking organizations beyond their current levels. However, the management of FTNC is unable to predict whether and when higher capital requirements would be imposed and, if so, at what levels and on what schedule.

HOLDING COMPANY STRUCTURE AND SUPPORT OF SUBSIDIARY BANKS

         Because FTNC is a holding company, its right to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors (including depositors in the case of bank subsidiaries) except to the extent that FTNC may itself be a creditor with recognized claims against the subsidiary.

         Under Federal Reserve Board policy, FTNC is expected to act as a source of financial strength to, and commit resources to support, each of the Subsidiary Banks. This support may be required at times when, absent such Federal Reserve Board policy, FTNC may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

         Under the Federal Deposit Insurance Act (the "FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The Subsidiary Banks are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of the Subsidiary Banks would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against FTNC's other Subsidiary Banks and a potential loss of FTNC's investment in such Subsidiary Banks.

FDICIA

         The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") which was enacted on December 19, 1991, substantially revised the depository institution regulatory and funding provisions of the FDIA and made revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take "prompt corrective action" in respect of FDIC-insured depository institutions that do not meet minimum capital requirements . FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under applicable regulations, a FDIC-insured depository institution is defined to be well capitalized if it maintains a Leverage ratio of at least 5%, a risk adjusted Tier 1 Capital Ratio of at least 6% and a Total Capital Ratio of at least 10% and is not subject to a directive, order or written agreement to meet and maintain specific capital levels. An insured depository institution is defined to be adequately capitalized if it meets all of its minimum capital requirements as described above. In addition, an insured depository institution will be considered undercapitalized it fails to meet any minimum required measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it fails to maintain a level of tangible equity equal to not less than 2% of total assets. An insured depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         The capital-based prompt corrective action provisions of FDICIA and their implementing regulations apply to FDIC-insured depository institutions and are not directly applicable to holding companies which control such institutions. However, the Federal Reserve Board has indicated that, in regulating bank holding companies, it will take appropriate action at the holding company level based on an assessment of the effectiveness of supervisory actions imposed upon subsidiary depository institutions pursuant to such provisions and regulations. Although the capital categories defined under the prompt corrective action regulations are not directly applicable to FTNC under existing law and regulations, if FTNC were placed in a capital category FTNC believes that it would qualify as well-capitalized as of December 31, 1993.

         FDICIA generally prohibits an FDIC-insured depository institution from making any capital distribution (including payment of dividends) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

         Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

         FTNC believes that at December 31, 1993 all of the Subsidiary Banks were well capitalized under the criteria discussed above.

         FDICIA contain numerous other provisions, including new accounting, audit and reporting requirements, beginning in 1995 termination of the "too big to fail" doctrine except in special cases, limitations on the FDIC's payment of deposits at foreign branches, new regulatory standards in such areas as asset quality, earnings and compensation and revised regulatory standards for, among other things, powers of state banks, real estate lending and capital adequacy. FDICIA also requires that a depository institution provide 90 days prior notice of the closing of any branches. Complete regulations have not yet been issued under FDICIA.

         Various other legislation, including proposals to revise the bank regulatory system and to limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress. See the "Effect of Governmental Policies" subsection.

BROKERED DEPOSITS

         The FDIC has adopted regulations under FDICIA governing the receipt of brokered deposits. Under the regulations, a bank cannot accept a rollover or renew brokered deposits unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDICIA. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts. Whether or not it has obtained such a waiver, an adequately capitalized bank may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates specified by regulation. There are no such restrictions on a bank that is well capitalized. Because it believes that all the Subsidiary Banks were well capitalized as of December 31, 1993, FTNC believes the brokered deposits regulation will have no material effect on the funding or liquidity of any of the Subsidiary Banks.

FDIC INSURANCE PREMIUMS

         The Subsidiary Banks are required to pay semiannual FDIC deposit insurance assessments. As required by FDICIA, the FDIC recently adopted a risk-based premium schedule which has increased the assessment rates for most FDIC-insured depository institutions. Under the new schedule, the premiums initially range from $.23 to $.31 for every $100 of deposits. Each financial institution is assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized -- and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors and other information relevant to the institution's financial condition and the risk posed to the applicable FDIC deposit insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC.

         The FDIC is authorized by federal law to raise insurance premiums in certain circumstances. Any increase in premiums would have an adverse effect on the Subsidiary Banks' and FTNC's earnings.

         Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by a federal bank regulatory agency.

DEPOSITOR PREFERENCE

         The recently adopted Omnibus Budget Reconciliation Act of 1993 provides that deposits and certain claims for administrative expenses and employee compensation against an insured depositary institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.


                      INFORMATION CONCERNING PLANTERS BANK

DESCRIPTION OF BUSINESS

         General. Planters Bank was chartered as a Mississippi state bank in 1912. Planters Bank is a community oriented institution, which presently operates a general banking business in Tunica, Mississippi, providing customary banking services such as checking and savings accounts, various types of time deposits, safe deposit facilities and money transfers and certain fiduciary services through its trust department. Planters Bank also finances commercial transactions and makes and services both secured and unsecured loans to individuals, firms and corporations. Commercial lending operations include various types of credit services for the customers of Planters Bank. Planters Bank's installment loan department makes direct loans to individuals for personal, automobile, real estate, home improvement, business and collateral needs.

         The management of Planters Bank believes that the services presently provided by Planters Bank are responsive to the convenience and needs of the community served by Planters Bank. Management continually strives to provide for the credit needs of the community it serves by providing its customers competitive returns on each category of deposit on which interest is earned. There is no individual customer or small group of customers the loss of which would have a material impact on the operation of Planters Bank.

         Competitive Conditions. Planters Bank does business in Tunica County, Mississippi. One other commercial bank competes directly with Planters Bank in Tunica County. Planters Bank is subject to substantial competition in all aspects of its business. Intense competition for loans and deposits comes from other financial institutions in the area. In certain aspects of its banking business, Planters Bank also competes with credit unions, small loan companies, insurance companies, mortgage companies, finance companies, brokerage houses and other financial institutions, some of which are not subject to the same degree of regulation and restriction as Planters Bank and many of which have financial resources greater than those of Planters Bank.

         Planters Bank currently employs 33 persons.

         Supervision and Regulation. Planters Bank is subject to applicable provisions of Mississippi law, insofar as they do not conflict with or are not preempted by federal law, including laws related to usury, various consumer and commercial loans and the operation of branch banks.

         Property. All properties of Planters Bank are owned by Planters Bank. Planters Bank operates from its main office facility at 1202 E. Edwards in Tunica. The main office facility of Planters Bank consists of approximately 8,000 square feet in a one-story building. Recently, Planters Bank received regulatory approval to construct and operate a branch on Highway 61 North near Robinsonville, Mississippi.

         Directors and Executive Officers. The members of the Board of Directors of Planters Bank are elected by its shareholders at the annual meeting to serve until the next annual meeting and until their successors are duly elected and qualified.

         The name of each director, his age, his current principal occupation (which has continued for at least five years unless otherwise indicated), the name and principal business of the organization in which his occupation is carried on (which organization is not an affiliate of Planters Bank unless indicated), his directorships, if any, in publicly held companies, and the year he was first elected to his position with Planters Bank are as follows:

         Scott A. Arnold, Jr., 68, is president of S. A. Arnold & Son, Tunica, a farming operation and is also part owner of Hendrix Oil, Inc., Farm Equipment Company and Arnold Farms, Inc., Tunica, Mississippi. He became a director of Planters Bank in 1957.

         Paul Battle, III, 42, is the owner of Battle Associates, a farming operation. He became a director of Planters Bank in 1988.

         Corneluis H. Block, 75, is owner of C. H. Block & Company, Inc., a farming operation, and is also president of Tunica Gin Corporation. He became a director of Planters Bank in 1957.

         William P. Dulaney, 61, is a partner in his Tunica, Mississippi law firm and also serves on the board of various farming operations in the Tunica area. He became a director of Planters Bank in 1985.

         James W. Eubanks, Jr., 51, is owner of Tunica Pharmacy where he is a pharmacist. Mr. Eubanks is also involved in various real estate interests. He became a director of Planters Bank in 1989.

         Edgar M. Hood, Jr., 72, is owner of Hood Farms, Inc., a farming operation. Mr. Hood became a director of Planters Bank in 1970.

         S. Richard Leatherman, III, 67, is the owner of various farming operations in the Tunica area. He became a director of Planters Bank in 1965.

         C. Penn Owen, III, 35, is a partner in Bowdre Place, an agri business concern in Robinsonville, Mississippi and part owner of the Hollywood Restaurant in Robinsonville, Mississippi. He became a director of Planters Bank in 1993.

         Sterling W. Seabrook, 70, is a partner in Withers & Seabrook, an agri business concern in the Tunica area. He became a director of Planters Bank in 1970.

         Ray Smith, 67, is owner of various farming operations in Dundee, Mississippi. He became a director of Planters Bank in 1973.

         A. Thomas Tucker, 76, is a retired owner of a farm implement business. He became a director of Planters Bank in 1967.

         William C. Wood, 53, is President and Chief Executive Officer of Planters Bank. He became a director of Planters Bank in 1986.

         The Executive Officers of Planters Bank consist of Mr. Wood and the following individuals:

         B. Rich Knox, 36, is Executive Vice President of Planters Bank, having held such position since 1987.

         Ronald E. Hughey, 52, is Executive Vice President of Planters Bank, having held such position since 1986.

         No family relationships exist among the individuals listed above, except for Messrs. Leatherman and Seabrook, who are brothers-in-law.

SELECTED STATISTICAL DATA
                                                 Loans By Type
                                                 -------------
                                                 (In Thousands)
              Description                           12/31/93                            12/31/92
              -----------                           --------                            --------
Real Estate                                          11,518                               9,366
Commercial                                            4,322                               2,635
Consumer                                              4,152                               4,511
Other (Agri crop & other)                             5,539                               5,766
                                                     ------                              ------
                                                     25,531                              22,278
Unearned interest and fees                             (223)                               (228)
Allowance for loan losses                              (959)                               (750)
                                                     ------                              ------
Loans, net                                           24,349                              21,300
                                                     ======                              ======

                  Nonaccrual, Past Due and Restructured Loans
                                 (In Thousands)

                                                                12/31/93                    12/31/92
                                                                --------                    --------
Accruing loans contractually past due
  90 days or more as to interest or
  principal payments                                               58                          380
Nonaccrual loans                                                  228                           61
Restructured loans                                                  0                            0
                                                                  ---                          ---
   Total nonperforming loans                                      286                          441
                                                                  ===                          ===

                     Analysis of Allowance for Loan Losses
                                 (In Thousands)

                                                                       Fiscal Year Ending
                                                                          December 31,
                                                                       ------------------

                                                              1993                           1992
                                                              ----                           ----
Balance, beginning of period                                   750                            700
Amounts charged off:
  Real Estate                                                   11                             43
  Commercial                                                   248                             79
  Consumer                                                      83                             19
                                                              ----                           ----
     Total charged off                                         342                            141
Recoveries on amounts charged off:
  Real Estate                                                    0                              0
  Commercial                                                    65                              7
  Consumer                                                      29                             13
                                                              ----                           ----
     Total recoveries                                           94                             20
     Net charge-offs                                           248                            121
Provision for loan losses                                      457                            171
                                                              ----                            ---
Balance, end of period                                         959                            750
                                                              ====                           ====
Ratio of net charge-offs during
  the period to average loans
  outstanding during the period.                              1.08%                          0.52%
                                                              ====                           ====

                    Allocation for Allowance for Loan Losses
                                 (In Thousands)

                                                                    December 31,
                                                                    ------------

                                                     1993                                 1992
                                                     ----                                 ----
Real Estate                                           179                                  139
Commercial                                            519                                  374
Consumer                                              122                                   88
Other (Agri crop & other)                             139                                  149
                                                      ---                                  ---
   Total                                              959                                  750
                                                      ===                                  ===



Percentage Distribution of Allowance for Loan Losses and Categories of Loans as Percent of Gross Loans at December 31

                                          1993                                         1992
                        ----------------------------------------      --------------------------------------


                               Allowance               Loans               Allowance              Loans
                               ---------               -----               ---------              -----

Real Estate                      18.67%                45.11%                18.53%               42.04%
Commercial                       54.12%                16.93%                49.87%               11.83%
Consumer                         12.72%                16.26%                11.73%               20.25%
Other (Agri crop & other)        14.49%                21.70%                19.87%               25.88%
                                -------               -------               -------              -------
                                100.00%               100.00%               100.00%              100.00%

            Average Deposit Distribution and Average Interest Rates
                             (Dollars in Thousands)

YEAR ENDED
                                                        December 31, 1993              December 31, 1992
                                                 ------------------------------ ------------------------------


                                                   Average   Interest  Average   Average    Interest  Average
                                                   Balance   Expense    Rate     Balance    Expense    Rate
                                                   -------   --------  -------   -------    --------  -------
Noninterest bearing accounts                        9,050         -        -       5,287        -         -
NOW accounts                                        5,580       148     2.65%      4,076       157     3.85%
Money Market accounts                              14,630       420     2.87%      9,312       362     3.89%
Savings accounts                                    2,718        77     2.83%      2,433        92     3.78%
Certificates of deposit
  $100,000 and greater                              7,606       228     3.00%      5,812       238     4.09%
  Less than $100,000                               10,416       407     3.91%     11,220       575     5.12%
                                                   ------     -----     -----     ------     -----     -----
     Total                                         50,000     1,280     2.56%     38,140     1,424     3.73%
                                                   ======     =====     =====     ======     =====     =====

   Maturity Distribution of Certificates of Deposit of $100,000 and Over at
                               December 31, 1993
                                 (In Thousands)

                                     Certificates of Deposit       IRA Accounts                Total
                                     -----------------------       ------------                -----
Less than three months                        7,909                                             7,909
Three to twelve months                        3,201                    155                      3,356
More than twelve months                         100                                               100
                                             ------                    ---                     ------
   Total                                     11,210                    155                     11,365
                                             ======                    ===                     ======


MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
OPERATIONS

         The following discussion provides certain information concerning Planters Bank's financial condition and results of operations. For a more complete understanding of the following discussion, reference should be made to the financial statements of Planters Bank and related notes thereto presented elsewhere in this Proxy Statement-Prospectus.

         Results of Operations 1993 Compared to 1992. Net income for the year 1993 was $506,379 or approximately $94,000 less than 1992 net income of $600,805. The decrease in net income was primarily due to increases in operating expenses and provision for loan losses, offset by an increase of approximately $292,000 in net interest income.

         Return on average assets for the year 1993 was .89% compared to 1.37% for 1992. Return on average equity was 9.20% and 11.85% in 1993 and 1992, respectively. Planters Bank paid dividends of $4.00 per share in 1993 as compared to $5.00 per share in 1992.

         Planters Bank's provision for loan losses is, in management's opinion, sufficient to maintain an adequate allowance for loan losses and to support increases in the loan portfolio. The provision for loan losses for 1993 was $457,373 compared to $171,180 for 1992. Net loans charged-off in 1993 were $248,256 versus $121,180 in 1992.

         Net interest income is the major component of Planters Bank's income. Net interest income for the year 1993 was $2,183,580, an increase of approximately $292,000 over the amount reported for the year 1992. The increase in net interest income was primarily attributable to the increase in average earning assets during 1993. Loan fee income earned in 1993 and 1992 was not significant.

         Noninterest income was $373,507 in 1993, an increase of approximately $81,000 over 1992. The primary sources of noninterest income are service charges on deposit accounts and other fees and charges. Each of these components increased in 1993, as compared to 1992. Planters Bank earned fees on automated teller machine (ATM) transactions of $68,408 in 1993 and $2,245 in 1992. This increase was due to new casino account business in 1993. At December 31, 1993, Planters Bank had a total of seven ATM's located at four different casinos. In 1994 continued increases in noninterest income are expected due to expected increases in the casino business.

         Total noninterest expenses for 1993 were $1,632,542 or approximately 31% more than the $1,248,047 reported for 1992. Salaries and employee benefits increased a combined $123,063 or 19.42%, as the number of full time equivalent employees increased from 20 to 30 in 1993. Occupancy and equipment expenses increased approximately $42,000 in 1993 primarily as a result of Planters Bank investing approximately $380,000 in new equipment in 1993. A significant portion of the investment was in ATM's. Other noninterest expenses increased $218,939 compared to 1992. The majority of this increase related to advertising, professional fees in connection with regulatory matters and loan review, supplies, data processing due to increased transaction volumes and ATM sites, and deposit insurance premiums due to deposit growth.

         Effective January 1, 1993, Planters Bank adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes." The cumulative effect of this change in accounting principle, $51,000, is included in Planters Bank's net income for 1993.

         Financial Condition 1993 Compared to 1992. Total assets of Planters Bank continued to grow in 1993, increasing 25% over total assets at December 31, 1992. Investment securities increased $10.9 million, or 47%, accounting for the largest portion of the increase. Within the investment securities portfolio, U.S. government and government agencies securities increased $7.3 million, while obligations of states and political subdivisions increased $4.4 million. At December 31, 1993, investment securities had an estimated market value of approximately $650,000 greater than their carrying value. Management does not foresee any significant change in its investment strategy as a consequence of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Planters Bank will adopt Statement No. 115 effective January 1, 1994. It is anticipated that 60% to 80% of the investment securities portfolio will be classified as "available for sale" in the first quarter of 1994.

         Loans increased $3.3 million to $25.3 million at December 31, 1993, net of unearned interest. Substantially all of this increase was in nonagricultural real estate and commercial loans. The allowance for loan losses at December 31, 1993 was $959,117, an increase of $209,117 over the allowance at December 31, 1992. A summary of the changes in the allowance for 1993 and 1992 is included in the Selected Statistical Data section. The adequacy of the allowance for loan losses is determined on an ongoing basis using historical loan loss experience of Planters Bank, portfolio growth and asset quality trends, and economic conditions within Planters Bank's trade area. Additional allocations are made to the allowance for specifically identified potential losses in the portfolio. The allowance for loan losses was 3.79% of loans outstanding at December 31, 1993, compared to 3.40% at December 31, 1992.

         It is Planters Bank's policy to place loans greater than 90 days past due on nonaccrual status, unless certain criteria are met. At December 31, 1993, nonaccrual loans were $227,762 compared to $60,833 at December 31, 1992.

         At December 31, 1993, other than approximately $5.5 million in agricultural related loans, there were no concentrations of loans exceeding 10% of total loans outstanding.

         As of December 31, 1993, Planters Bank had expended approximately $865,000 on remodeling its banking facility. Management estimates additional costs of approximately $500,000 will be incurred to complete the project in 1994. In 1993, Planters Bank received approval to construct and open a branch in Robinsonville, Mississippi.

         Total deposits grew 19% to $55.5 million at December 31, 1993, as compared to $46.6 million at December 31, 1992. Of this increase, $5.8 million, or 65%, was represented by certificates of deposit of $100,000 and over. The opening of the additional casino establishments in 1993, with which Planters Bank maintains account relationships, contributed significantly to the growth in total deposits.

         In addition to deposits, additional liabilities at December 31, 1993 consisted of federal funds purchased of $2,000,000 and repurchase agreements of $2,170,500.

         Total stockholders' equity at December 31, 1993 was $5,675,229, an increase of $355,308 since December 31, 1992. Net earnings retained during 1993, after paying dividends of $240,000, totaled $266,379. Also, Planters Bank's unrealized loss on marketable equity securities decreased by $88,929. The equity to assets ratio was 8.64% at December 31, 1993, compared to 10.16% at December 31, 1992.

         Results of Operations 1992 Compared to 1991. Net income for 1992 was $600,805, an increase of 159% over 1991 net income of $231,966. Net income per share was $10.01 in 1992 compared to $3.87 in 1991. The 1992 increase in net income was primarily due to losses of approximately $233,000 on investment securities in 1991 compared to gains on investment securities of approximately $95,000 in 1992. A provision for bond losses in 1991 of approximately $115,000 related to investments in certain housing authority bonds whose value was deemed to be permanently impaired in 1991.

         Return on average assets for the year 1992 was 1.37% versus .52% for 1991. Return on average equity for 1992 was 11.85% compared to 4.81% for 1991. Dividends per share were $5.00 in 1992 and $4.00 in 1991.

         Net interest income, the major component of Planters Bank's income, increased approximately $132,000 in 1992. The provision for loan losses decreased approximately $44,000 in 1992.

         Noninterest income decreased approximately $14,000 in 1992 versus 1991, excluding the provision for bond losses noted above. Equipment expenses increased primarily as a result of implementation of a new data processing system.

         Financial Condition 1992 Compared to 1991. Total assets increased by $8.6 million, or 20%. Investment securities increased $9.4 million over 1991. Loans decreased $1.5 million during 1992. Planters Bank's allowance for loan losses increased $50,000 to $750,000, or 3.40% of outstanding loans. The loan to deposit ratio at December 31, 1992 was 46%. Planters Bank's loan portfolio continued to be concentrated in the agricultural economic sector.

         Total deposits at December 31, 1992 were $46.6 million, a 21% increase over total deposits at December 31, 1991 of $38.4 million. Substantially all of this growth occurred in the fourth quarter of 1992 and was primarily attributable to the beginning of casino gambling in Tunica County, Mississippi in October 1992. Certificates of deposit of $100,000 and over decreased approximately $400,000 during 1992.

         Total stockholders' equity increased $494,305 or 10.24% from December 31, 1991 to December 31, 1992. This increase consisted of net earnings retained of $300,805 and a decrease in unrealized loss on marketable equity securities of $193,500. The equity to assets ratio at December 31, 1992 and 1991 was 10.16% and 11.03%, respectively.

OWNERSHIP OF PLANTERS BANK COMMON STOCK AND DIVIDENDS

         Ownership of Principal Shareholders. As of March 31, 1994, there were 60,000 shares of Planters Bank Common Stock, its only class of voting securities, outstanding and approximately 163 shareholders of record of such shares. The following table provides information concerning the number of shares of Planters Bank Common Stock beneficially owned, directly or indirectly, by more than 5% shareholders of Planters Bank Common Stock as of March 31, 1994, and the number of shares of FTNC Common Stock to be owned by such persons on the Effective Date of the Merger. Planters Bank is not aware of any shares of FTNC Common Stock beneficially owned by the persons in the tables except as disclosed therein. Except as set forth below, no person is known by Planters Bank to be the beneficial owner of more than 5% of the outstanding shares of Planters Bank Common Stock. The number and percentage of shares of FTNC Common Stock beneficially owned on the Effective Date of the
Merger in the tables in this section are based upon a conversion ratio of   .
FTNC Common Shares for each Planters Bank Common Share and assuming 3 ,   ,
First Tennessee Common Shares will be outstanding immediately prior to the Merger. Unless otherwise noted, the named person has sole voting and investment power with respect to the shares indicated.

                                                                                                Percent of Total
                                          Number of       Percent of        Number of FTNC          FTNC Common
                                        Planters Bank   Total Planters     Common Shares to       Shares to be
                                            Common       Bank Shares     be Beneficially Owned   Outstanding on
            Beneficial Owner            Shares Owned  Shares Outstanding   on Effective Date     Effective Date
            ----------------            ------------- ------------------  --------------------  ----------------



Paul Battle, Jr.                           5,702 (1)         9.5%                                    %
Robert B. Nance, III (3)                   3,863             6.4%                     (3)
Ray Smith                                 11,283 (2)        18.8%                                    %

(1)      Includes 500 shares held by spouse and 1,426 shares held jointly with spouse.
(2)      Includes 160 shares held by spouse and 3,200 shares held by corporations over which Mr. Smith exercises voting control.
(3)      Mr. Nance is employed as a Vice President in the Bond Division of FTNC's subsidiary, FTB.  His shares include 2,703 shares of FTNC Common Stock presently beneficially owned.


         Ownership by Directors and Executive Officers of Planters Bank. The following information pertains to shares of Planters Bank Common Stock beneficially owned, directly or indirectly, by each director, by each executive officer, and by all directors and executive officers as a group, as of March 31, 1994, and to the number of shares of FTNC Common Stock to be owned by such persons on the Effective Date of the Merger. Unless otherwise noted, the named persons have sole voting and investment power with respect to the shares indicated.

                                                                                                Percent of
                                                          Percent of        Number of FTNC         Total
                                          Number of     Total Planters     Common Shares to     FTNC Common
                                        Planters Bank    Bank Shares       be Beneficially     Shares to be
                                            Common          Shares              Owned         Outstanding on
            Beneficial Owner             Shares Owned    Outstanding     on Effective Date    Effective Date
            ----------------             ------------    -----------     -------------------- ---------------
Scott Arnold                                 914 (1)         1.5%                                   (2)
Paul Battle, III                             190             0.3                                    (2)
Cornelius H. Block                           826             1.4                                    (2)
William P. Dulaney                         2,249 (3)         3.7                     (4)            (2)
James W. Eubanks, Jr.                      2,902 (5)         4.8                                    (2)
Edgar M. Hoods, Jr.                          398             0.7                                    (2)
Ronald E. Hughey                              20 (6)         (2)                                    (2)
B. Rich Knox                                  40 (7)         (2)                                    (2)
S. Richard Leatherman, III                   946             1.6                                    (2)
C. Penn Owen, III                            360             0.6                                    (2)
Sterling W. Seabrook                         326             0.5                                    (2)
Ray Smith                                 11,283 (8)        18.8                                    (2)
A. Thomas Tucker                             440 (9)         0.7
William C. Wood                              484             0.8                                    (2)
All directors and executive officers
as a group (14 persons, including
those named above)                        21,378            35.6%                    (4)               %

(1)      Includes 326 shares held by spouse.
(2)      Less than 0.1%
(3) Includes 660 shares held by spouse, 61 shares held jointly with spouse, 60 shares held as trustee, and 1,427 shares held in IRA.
(4)      Includes 40 shares of FTNC Common Stock presently owned.
(5)      Includes 100 shares held by spouse.
(6)      All shares held jointly with spouse.
(7)      All shares held jointly with father.
(8) Includes 160 shares held by spouse and 3,200 shares held by corporations over which Mr. Smith exercises voting control.
(9)      Includes 400 shares held by spouse.

         Dividends. The shareholders of Planters Bank Common Stock are entitled to such dividends as may be declared from time to time by the Planters Bank Board. Cash dividends generally are declared quarterly and have been declared as stated in the following table.


                                        Dividends Declared by Quarter
   --------------------------------------------------------------------------------------------------------

         1994                              1993                                        1992
  ------------------    -----------------------------------------    ---------------------------------------

    2nd        1st        4th        3rd        2nd        1st        4th        3rd         2nd       1st
    Qtr        Qtr        Qtr        Qtr        Qtr        Qtr        Qtr        Qtr         Qtr       Qtr
    ---        ---        ---        ---        ---        ---        ---        ---         ---       ---
              $1.00      $1.00      $1.00      $1.00      $1.00      $2.00      $1.00       $1.00     $1.00

The Merger Agreement restricts the ability of Planters Bank to declare and pay dividends. See "The Merger -- Conduct of Business Pending Merger." Planters Bank's ability to pay dividends also is dependent upon the earnings and financial condition of Planters Bank. Dividend payments by Planters Bank are subject to certain regulatory restrictions. As of March 31, 1994, $350,228 was available for distribution to Planters Bank's shareholders as dividends without prior regulatory approval.

                       DESCRIPTION OF FTNC CAPITAL STOCK

         The following summaries of certain provisions of the Restated Charter, as amended (the "Charter"), and Bylaws, as amended, of FTNC, the Rights Plan (defined below) and the Indenture (defined below) do not purport to be complete, are qualified in their entirety by reference to such instruments, each of which is an exhibit to the Registration Statement of which this Proxy Statement- Prospectus is a part, and are subject, in all respects, to applicable Tennessee law.

AUTHORIZED CAPITAL STOCK

         The authorized capital stock of FTNC currently consists of 5,000,000 shares of Preferred Stock, without par value ("Preferred Stock"), which may be issued from time to time by resolution of the FTNC Board and 100,000,000 shares of FTNC Common Stock. As of March 31, 1994, there were 31,826,717 shares of FTNC Common Stock and no shares of Preferred Stock outstanding. Approximately
3.3 million shares of FTNC Common Stock are reserved for issuance under various employee stock plans and FTNC's dividend reinvestment plan, and 318,268 shares of Preferred Stock are reserved for issuance under the Rights Plan. Also, FTNC has on file with the SEC an effective shelf registration pursuant to which it may offer from time to time, at its discretion, senior or subordinated debt securities, preferred stock, including depository shares, and FTNC Common Stock at an aggregate initial offering price not to exceed $300 million.

PREFERRED STOCK

         The FTNC Board is authorized, without further action by the shareholders, to provide for the issuance of up to 5,000,000 shares of Preferred Stock, without par value, from time to time in one or more series and, with respect to each such series, has the authority to fix the powers (including voting power), designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof. Currently, no shares of Preferred Stock are outstanding.

FTNC COMMON STOCK

         The FTNC Board is authorized to issue a maximum of 100,000,000 shares of Common Stock, $2.50 par value per share. The holders of the FTNC Common Stock are entitled to receive, ratably, such dividends as may be declared by the FTNC Board from funds legally available therefor. The holders of the outstanding shares of FTNC Common Stock are entitled to one vote for each such share on all matters presented to shareholders and are not entitled to cumulate votes for the election of directors. Upon any dissolution, liquidation or winding up of FTNC resulting in a distribution of assets to the shareholders, the holders of FTNC Common Stock are entitled to receive such assets ratably according to their respective holdings after payment of all liabilities and obligations and satisfaction of the liquidation preferences of any shares of Preferred Stock at the time outstanding. The shares of FTNC Common Stock have no preemptive, redemption, subscription or conversion rights. The shares of FTNC Common Stock will be, when issued in accordance with the Merger Agreement, fully paid and nonassessable. Under FTNC's Charter, the FTNC Board is authorized to issue authorized shares of FTNC Common Stock without further action by FTNC's shareholders. However, the FTNC Common Stock is traded in the over-the-counter market and is quoted on the NASDAQ/NMS, which requires shareholder approval of the issuance of additional shares of FTNC Common Stock in certain situations. The Transfer Agent for the Common Stock is The First National Bank of Boston.

         The FTNC Board is divided into three classes, which results in approximately 1/3 of the directors being elected each year. In addition, the Charter and the Bylaws, among other things, generally give to the FTNC Board the authority to fix the number of directors on the FTNC Board and to remove directors from and fill vacancies on the FTNC Board, other than removal for cause and the filling of vacancies created thereby which are reserved to shareholders exercising at least a majority of the voting power of all outstanding voting stock of FTNC. To change these provisions of the Bylaws, other than by action of the FTNC Board, and to amend these provisions of the Charter or to adopt any provision of the Charter inconsistent with such Bylaw provisions, would require approval by the holders of at least 80% of the voting power of all outstanding voting stock. Such classification of the FTNC Board and such other provisions of the Charter and the Bylaws may have a significant effect on the ability of the shareholders of FTNC to change the composition of an incumbent FTNC Board or to benefit from certain transactions which are opposed by the FTNC Board.

SHAREHOLDER PROTECTION RIGHTS PLAN

         Each share of FTNC Common Stock has, and each share of the FTNC Common Stock issued in the Merger will have, attached to it one right (a "Right") issued pursuant to a Shareholder Protection Rights Agreement dated as of September 7, 1989 (the "Rights Plan"). Each Right entitles its holder to purchase 1/100th of a share of Participating Preferred Stock, without par value, for $76.67 (the "Exercise Price"), subject to adjustment, upon the business day following the earlier of (i) the 10th day after commencement of a tender or exchange offer which, if consummated, would result in a person's becoming the beneficial owner of 10% or more of the outstanding shares of FTNC Common Stock (an "Acquiring Person") and (ii) the first date (the "Flip-in Date") of public announcement that a person has become an Acquiring Person.

         The Rights will expire on the earliest of (i) the Exchange Time (defined below), (ii) September 18, 1999 and (iii) the date on which the Rights are redeemed as described below. The FTNC Board may, at its option, at any time prior to the Flip-in Date, redeem all the Rights at a price of $.01 per Right.

         If a Flip-in Date occurs, each Right (other than Rights beneficially owned by the Acquiring Person or its affiliates, associates or transferees, which Rights will become void), to the extent permitted by applicable law, will constitute the right to purchase shares of FTNC Common Stock or Participating Preferred Stock having an aggregate market price equal to twice the Exercise Price for an amount in cash equal to the then-current Exercise Price. In addition, the FTNC Board may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the beneficial owner of more than 50% of the outstanding shares of FTNC Common Stock, elect to exchange the Rights (other than Rights beneficially owned by the Acquiring Person or its affiliates, associates or transferees) for shares of FTNC Common Stock or Participating Preferred Stock at an exchange ratio of one share of FTNC Common Stock or 1/100th of a share of Participating Preferred Stock per Right (the "Exchange Time").

         FTNC may not agree to be acquired by an Acquiring Person without providing that each Right, upon such acquisition, will constitute the right to purchase common stock of the Acquiring Person having an aggregate market price equal to twice the Exercise Price for an amount in cash equal to the then-current Exercise Price.

         The Rights will not prevent a takeover of FTNC. The Rights, however, may have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that acquires 10% or more of the outstanding FTNC Common Stock unless the Rights are first redeemed by the FTNC Board.

SUBORDINATED CAPITAL NOTES DUE 1999

         On June 10, 1987, FTNC issued $75,000,000 principal amount of 10 3/8% Subordinated Capital Notes Due 1999 (the "Capital Notes"). The Capital Notes currently constitute Tier 2 capital under the Federal Reserve Board's risk-based capital guidelines. Pursuant to the Indenture, dated as of June 1, 1987 (the "Indenture"), between FTNC and BankAmerica National Trust Company, formerly Security Pacific National Trust Company (New York), Trustee, at maturity the Capital Notes are required to be exchanged for Common Stock, Preferred Stock or certain other eligible capital securities to be issued by FTNC ("Capital Securities") having a market value equal to the principal amount of the Capital Notes, except to the extent that FTNC, at its option, shall elect to pay in cash such principal amount from amounts representing proceeds of other issuances of Capital Securities designated for such use.


                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

         FTNC is a Tennessee corporation subject to the provisions of the TBCA. Planters Bank is a Mississippi state bank subject to the banking laws contained in the Mississippi Code 1972 Annotated (such Mississippi banking laws referred to herein as "MBL"). Shareholders of Planters Bank, whose rights are governed by Planters Bank's Charter of Incorporation and Bylaws and by the MBL, will, upon consummation of the Merger, become shareholders of FTNC whose rights will then be governed by the Charter and Bylaws of FTNC and by the TBCA. The following is a summary of the material differences in the rights of shareholders of FTNC and Planters Bank and is qualified in its entirety by reference to the governing law and the Charter of Incorporation or Charter and Bylaws of each of Planters Bank and FTNC. Certain topics discussed below are also subject to federal law and the regulations promulgated thereunder. See "Certain Regulatory Considerations."

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

         The MBL provides that the approval of two-thirds of the outstanding shares of Planters Bank entitled to vote thereon is required to effect a merger or consolidation.

         The TBCA provides that the approval of the FTNC Board and of a majority of the outstanding shares of FTNC entitled to vote thereon would also generally be required to approve a merger or to sell, lease, exchange or otherwise dispose of substantially all of the FTNC's assets. In accordance with the TBCA, submission by the FTNC Board of any such action may be conditioned on any basis, including without limitation, conditions regarding a super-majority voting requirement or that no more than a certain number of shares indicate that they will seek dissenters' rights.

         With respect to a merger, no vote of the shareholders of FTNC would be required if FTNC were the surviving corporation and (i) FTNC's Charter would remain unchanged after the merger, subject to certain exceptions, (ii) each shareholder of FTNC immediately before the merger would hold an identical number of shares, with identical rights and preferences, after the merger,
(iii) the number of voting shares outstanding immediately after the merger plus the number of voting shares issuable as a result of the merger (either by conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than 20% the number of voting shares of the surviving corporation outstanding immediately before the merger; and (iv) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger) will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger.

         With respect to a sale, lease, exchange or other disposition of substantially all the assets of FTNC, no vote of the shareholders of FTNC would be required if such transfer were conducted in the regular course of business or if such transfer were made to a wholly-owned subsidiary of FTNC.

SHAREHOLDER PROPOSALS AND NOMINATIONS

  The MBL does not expressly provide procedures for shareholder proposals or nominations.

         Pursuant to FTNC's Bylaws, shareholder proposals and director nominations must be in writing and delivered or mailed to the Secretary of FTNC not less than 30 nor more than 60 days prior to the date of a meeting of shareholders; provided, however, that if fewer than 40 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder will be timely if it is delivered or received not later than the close of business on the 10th day following the earlier of the day on which such notice of the date of such meeting was mailed or the date on which such public disclosure was made.

ACTION BY WRITTEN CONSENT

         The MBL does not expressly provide for action by written consent by the shareholders of Planters Bank without a meeting.

         The TBCA provides that action may be taken without a shareholder meeting and vote if all shareholders entitled to vote on the action consent to taking such action without a meeting. Action by written consent of the FTNC shareholders is impracticable given the number of holders of FTNC Common Stock.

PREEMPTIVE RIGHTS

         Under the MBL, Planters Bank, with the approval of the Mississippi Commissioner, can amend its Articles of Incorporation by a vote of 2/3 of the outstanding Planters Bank Common Stock entitled to vote to increase its authorized shares, either with or without preemptive rights (the right of a shareholder to acquire proportional amounts of a corporation's unissued shares upon a decision by the board of directors to issue such shares), subject to certain limitations.

         The Charter of FTNC provides that shareholders of FTNC have no preemptive rights. If FTNC issues additional shares, a dilution of the equity interest of each share could result.

AMENDMENT OF ARTICLES OF INCORPORATION OR CHARTER AND BYLAWS

         The MBL provides that the Mississippi Commissioner must approve any amendment to the Planters Bank Charter and that such amendment must be authorized by the vote of a majority of all the outstanding voting shares. The Bylaws of Planters Bank provide that the holders of a majority of the Planters Bank Common Stock may alter, amend, modify or add to the Bylaws.

         FTNC's Charter provides that any amendment to the Charter which is inconsistent with any provision of the Bylaws may be adopted only by the affirmative vote of the holders of at least 80 percent of the voting power of all outstanding stock. FTNC's Bylaws may be amended or repealed by a vote of a majority of all the directors of FTNC at any regular or special meeting of the FTNC Board. In addition, the shareholders of FTNC may make, alter, amend or repeal the Bylaws at any annual meeting or at a special meeting called for that purpose, if at least 80 percent of the voting power of all outstanding voting stock approves the amendment. The Charter also provides that at least 80 percent of the voting power of all outstanding voting stock must approve an amendment to the Charter and Bylaws and to change the classification the FTNC's Board or the 80 percent voting requirement for an amendment of the Bylaws.

INDEMNIFICATION

         Neither the Charter nor the Bylaws of Planters Bank expressly provides for the indemnification of directors and officers. Under the MBL, a Mississippi bank may, with the prior approval of the Mississippi Commissioner, amend its Charter to provide for indemnification to the same extent as a national bank located in Mississippi could.

         The TBCA provides in certain situations for mandatory and permissive indemnification of directors and officers. The TBCA also provides that the statutory indemnification is not to be deemed exclusive of any other rights to which a director seeking indemnification may be entitled. No such indemnification may be made if a final adjudication adverse to the director or officer establishes his liability (1) for any breach of loyalty to the corporation or its shareholders; (2) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (3) for unlawful distributions.

         FTNC has provided additional indemnification to its directors and certain officers designated by the FTNC Board in a shareholder-approved bylaw amendment and individual indemnity agreements which provide indemnification to the maximum extent not prohibited by law.

LOANS SECURED BY AND ACQUISITIONS OF ISSUER'S STOCK

         Under the MBL, Planters Bank may not make any loan on the security of Planters Bank Common Stock or purchase any such shares unless such security or purchase is necessary to prevent loss upon a debt previously contracted in good faith. Unless full payment of such debt is made, stock so purchased or acquired must be disposed of within twelve months of its acquisition.

         Under the TBCA, FTNC may purchase, redeem or acquire its own shares unless, after such distribution, it would not be able to pay its debts as they became due in the usual course of business or its total assets would be less than the sum of its total liabilities plus (unless the Charter provides otherwise) the amount that would be needed on dissolution to satisfy the claims of shareholders with greater rights than those receiving the distribution.
FTNC must obtain the approval of the Federal Reserve Board to redeem 10% or more of its shares during any 12 month period. FTNC is not restricted in making loans secured by its stock.

VOLUNTARY DISSOLUTION

         The MBL provides that Planters Bank may be dissolved upon approval by the vote of two-thirds of the outstanding voting stock and written notice to the Mississippi Commissioner.

         The TBCA provides that FTNC may be dissolved if the FTNC Board proposes dissolution and a majority of the shares of FTNC entitled to vote thereon approves the dissolution. In accordance with the TBCA, the FTNC Board may condition its submission of a proposal for dissolution on any basis, including a greater shareholder vote requirement.

BUSINESS COMBINATIONS

         Tennessee's Business Combination Act ("BCA") provides that a party owning 10% or more of stock in a "resident domestic corporation" (such party is called an "interested shareholder") cannot engage in a business combination with the resident domestic corporation unless the combination (i) takes place at least 5 years after the interested shareholder first acquired 10% or more of the resident domestic corporation, and (ii) either (A) is approved by at least 2/3 of the non-interested voting shares of the resident domestic corporation or
(B) satisfies certain fairness conditions specified in the BCA.

         These provisions of the BCA apply unless one of two events occurs. A business combination with an entity can proceed without delay when approved by the target corporation's board of directors before that entity becomes an interested shareholder, or the resident corporation may enact a charter amendment or bylaw to remove itself entirely from the BCA. This charter amendment or bylaw must be approved by a majority of the shareholders who have held shares for more than one year prior to the vote. It may not take effect for at least 2 years after the vote. FTNC has not adopted a charter or bylaw amendment removing FTNC from coverage under the BCA.

         The BCA further provides an exemption from liability for officers and directors of resident domestic corporations who do not approve proposed business combinations or charter amendments and bylaws removing their corporations from the BCA's coverage as long as the officers and directors act in "good faith belief" that the proposed business combination would adversely affect their corporation's employees, customers, suppliers, or the communities in which their corporation operates and such factors are permitted to be considered by the board of directors under the charter.

         The United States Court of Appeals for the Sixth Circuit has held that the BCA is unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee (such as Planters Bank).

         No statute similar to the BCA applies to Planters Bank under the MBC.

CONTROL SHARE ACQUISITIONS

         The Tennessee Control Share Acquisition Act ("TCSAA") strips a purchaser's shares of voting rights any time an acquisition of shares in a covered corporation brings the purchaser's voting power to 1/5, 1/3 or a majority of all voting power. The purchaser's voting rights can be established only by a majority vote of the other shareholders. The purchaser may demand a special meeting of shareholders to conduct such a vote if the purchaser announces a good faith intention to make the control share acquisition. Under the TCSAA, the purchaser can demand such a meeting before acquiring a control share only if it holds at least 10% of the outstanding shares.

         The TCSAA applies to corporations which have 100 or more shareholders and its principal place of business or principal office in Tennessee and either
(i) 10% of its shareholders reside in Tennessee, (ii) more than 10% of its shareholders reside in Tennessee, or (iii) 10,000 or more shareholders, and the corporation elects to be governed by the TCSAA. In addition, pursuant to the Tennessee Authorized Corporation Protection Act certain other corporations which do not meet the criteria of TCSAA may elect to be covered by the TCSAA. FTNC has not elected to be governed by the TCSAA.

         No state similar to the TCSAA applies to Planters Bank under the MBL.

TENDER OFFERS

         Tennessee's Investor Protection Act ("TIPA") applies to tender offers directed at corporations (called "offeree companies") that have "substantial assets" in Tennessee and that are either incorporated in or have a principal office in Tennessee. The TIPA requires an offeror making a tender offer for an offeree company to file with the Commissioner of Commerce and Insurance (the "Commissioner") a registration statement. When the offeror intends to gain control of the offeree company, the registration statement must indicate any plans the offeror has for the offeree. The Commissioner may require additional information related to the takeover offer and may call for hearings. The TIPA does not apply to an offer that the offeree company's board of directors recommends to its shareholders.

         No statute similar to the TIPA applies to Planters Bank under the MBL.

GREENMAIL ACT

         The Tennessee Greenmail Act ("TGA") applies to any corporation chartered under the laws of Tennessee which has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act, such as FTNC. The TGA provides that it is unlawful for any corporation or subsidiary to purchase, either directly or indirectly, any of its shares at a price above the market value as defined in the TGA, from any person who holds more than three percent of the class of the securities purchased if such person has held such shares for less than two years, unless either the purchase is first approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued or the corporation makes an offer of at least equal value per share to all holders of shares of such class.

         The TGA is not applicable to Planters Bank.

DIVIDENDS AND OTHER DISTRIBUTIONS

         Planters Bank may declare dividends only from its undivided profits.

         The TBCA provides that FTNC generally may make dividends or other distributions to its shareholders unless after the distribution either (i) FTNC would not be able to pay its debts as they `become due in the usual course of business or (ii) FTNC's assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of its preferred stock. There are no shares of FTNC preferred stock outstanding.

DISSENTERS' RIGHTS

         The MBL does not provide dissenters' rights for mergers. Thus, the shareholders of Planters Bank Common Stock do not have dissenters' rights with respect to the Merger to be voted on at the Special Meeting. See "The Merger
- -- No Shareholders' Dissenters' Rights."

         The TBCA generally provides dissenters' rights for mergers and share exchanges that would require shareholder approval, sales of substantially all the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-order sales), and certain amendments to the charter that materially and adversely affect rights in respect of a dissenter's shares. Under TBCA, however, dissenters' rights are not available as to any shares which are listed on an exchange registered under Section 6 of the Exchange Act or are "National Market System" securities as defined in rules promulgated pursuant to the Exchange Act (such as FTNC Common Stock).

RIGHTS OF HOLDERS OF CAPITAL NOTES

         On June 10, 1987, FTNC issued Capital Notes due in 1999. At maturity, the Capital Notes will be exchanged for Capital Securities having a market value equal to the principal amount of the notes. See "Description of FTNC Capital Stock--Subordinated Capital Notes due 1999."

SHAREHOLDER RIGHTS PLAN

         For a discussion of the FTNC Shareholder Rights Plan, see "Description of FTNC Capital Stock--Shareholder Rights Plan." The Planters Bank Board has not adopted a shareholder rights plan.


                            VALIDITY OF COMMON STOCK

         A legal opinion to the effect that the shares of FTNC Common Stock and associated Rights offered hereby, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable, has been rendered by Clyde A. Billings, Jr., Vice President and Counsel, First Tennessee National Corporation. Mr. Billings beneficially owns approximately 10,400 shares of FTNC Common Stock.

         Heiskell, Donelson, Bearman, Adams, Williams & Caldwell, a Professional Corporation, has rendered an opinion, summarized above in the section entitled "--Certain Federal Income Tax Consequences." Attorneys in the firm beneficially own approximately 25,000 shares of FTNC Common Stock.

                                    EXPERTS

         The consolidated financial statements of FTNC and its subsidiaries incorporated in this Proxy Statement-Prospectus by reference from FTNC's Annual Report on Form 10-K for the year ended December 31, 1993 have been audited by Arthur Andersen & Co., independent public accountants, as stated in their report dated January 18, 1994, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


         The financial statements of Planters Bank as of December 31, 1993, and for the year ended December 31, 1993, included in this Proxy Statement-Prospectus have been audited by Reynolds, Bone & Griesbeck, as set forth in their report dated April 8, 1994, included herein. These financial statements are included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         Representatives of Reynolds, Bone & Griesbeck are expected to be present at the Special Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

         With respect to the 1991 financial statements of Home Financial Corporation, a company acquired by FTNC during 1992 in a transaction accounted for as a pooling-of-interests, Arthur Andersen & Co. relied upon the report of Baylor and Backus, independent accountants, whose report dated February 21, 1992, except with respect to the information discussed in Note 27, as to which the date is October 21, 1992, was incorporated by reference in FTNC's Form 10-K for 1993 and is incorporated herein by reference.

         The consolidated financial statements of Maryland National Mortgage Corporation and subsidiaries, appearing in First Tennessee National Corporation's Current Report on Form 8-K, dated October 1, 1993, for the year ended December 31, 1992, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements referred to above are incorporated herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO PRO FORMA FINANCIAL INFORMATION

                                                                                                                      Page
                                                                                                                    -------
FTNC Pro Forma Combined Condensed Statement of Condition as of December 31, 1993  . . . . . . . . . . . . . . . . .  PF - 2

FTNC Pro Forma Combined Condensed Statements of Income for the Year Ended
         December 31, 1993  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  PF - 3


                 INDEX TO PLANTERS BANK FINANCIAL INFORMATION

As of and for the Years Ended December 31, 1993

Report of Independent Public Accountants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-1

         Balance Sheet as of December 31, 1993  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-2

         Statement of Income for the Years Ended December 31, 1993  . . . . . . . . . . . . . . . . . . . . . . . . .   F-3

         Statement of Changes in Stockholders' Equity for the Year Ended December 31, 1993  . . . . . . . . . . . . .   F-4


         Statement of Cash Flows for the Year Ended December 31, 1993 . . . . . . . . . . . . . . . . . . . . . . . .   F-5

         Notes to Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-6

As of and for the Years Ended December 31, 1992 and 1991 (Unaudited)

         Balance Sheet as of December 31, 1992  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-14

         Statement of Income for the Years Ended December 31, 1992 and 1991 . . . . . . . . . . . . . . . . . . . . .  F-15

         Statement of Changes in Stockholders' Equity for the Years Ended

         December 31, 1992 and 1991 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-16

         Statement of Cash Flows for the Years Ended December 31, 1992 and 1991 . . . . . . . . . . . . . . . . . . .  F-17

         Notes to Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-18



                        PRO FORMA FINANCIAL INFORMATION

         The following unaudited pro forma combined statement of condition and statement of income reflect (i) the historical consolidated condensed statements of condition of FTNC, adjusted for the completed acquisitions of Cleveland Bank and Trust Company (CBT), Highland Capital Management Corp.
(HCMC), and SNMC Management Corporation (SNMC), and Planters Bank, as of December 31, 1993, (ii) the pro forma combined condensed statement of condition of FTNC as of December 31, 1993, (iii) the historical consolidated condensed statements of income of FTNC, adjusted for the completed acquisitions. Of CBT, HCMC, and SNMC, and Planters Bank, for the year ended December 31, 1993, and
(iv) the pro forma combined condensed statement of income of FTNC for the year ended December 31, 1993, giving effect to the Merger on a pooling of interest accounting basis.

         Since December 31, 1993, FTNC has issued an aggregate of 3.4 million shares of its common stock to complete the following acquisitions. On January 4, 1994, FTNC completed the acquisition of SNMC. SNMC became a wholly owned subsidiary of First Tennessee Bank National Association, the principal subsidiary of FTNC. At December 31, 1993, SNMC had total assets of
approximately $463.7 million.   On March 1, 1994, HCMC merged with First
Tennessee Investment Management, Inc., a wholly-owned subsidiary of FTNC. The combined organization became a wholly owned subsidiary of FTNC with the name Highland Capital Management Corp. On March 16, 1994, FTNC completed the acquisition of CBT. CBT became a wholly owned subsidiary of FTNC. At December 31, 1993, CBT had total assets of approximately $227.4 million. Results for the year ended December 31, 1993, are not necessarily indicative of the results which may be expected for any interim period or for the year as a whole. PF-1

                      FIRST TENNESSEE NATIONAL CORPORATION
                               PRO FORMA COMBINED
                             STATEMENT OF CONDITION
                            AS OF DECEMBER 31, 1993



                                                              FTNC            Planters          Adjust-
 (Thousands)                                             Pro Forma (1)         Bank            ment (2)             Pro Forma
- ---------------------------------------------------------------------------------------------------------------------------------
 ASSETS
 Cash and cash equivalents                              $      755,877      $     4,469      $                 $         760,346
 Investments in bank time deposits                               7,637                                                     7,637
 Trading account securities                                    178,663                                                   178,663
 Assets held for sale                                          772,535                                                   772,535
 Investment securities                                       2,186,047           34,040                                2,220,087
 Net loans                                                   5,685,532           24,349                                5,709,881
 Premises and equipment, net                                   134,792            1,438                                  136,230
 Real estate acquired by foreclosure                            31,650                8                                   31,658
 Mortgage servicing rights                                      83,116                                                    83,116
 Other identifiable intangible assets                           28,905                                                    28,905
 Goodwill                                                       62,565                                                    62,565
 Customers' acceptances                                          4,871                                                     4,871
 Other assets                                                  367,850            1,375                                  369,225
                                                        --------------      -----------      ------------      -----------------
           Total assets                                 $   10,300,040      $    65,679      $       --        $      10,365,719
                                                        ==============      ===========      ============      =================

 LIABILITIES
 Deposits                                               $    7,347,057      $    55,525      $                 $       7,402,582
 Federal funds purchased and securities
   sold under agreements to repurchase                       1,010,473            4,171                                1,014,644
 Other borrowings                                              746,561                                                   746,561
 Long term debt                                                 92,043                                                    92,043
 Acceptances outstanding                                         4,871                                                     4,871
 Other liabilities                                             411,714              308                                  412,022
                                                        --------------      -----------      ------------      -----------------
           Total liabilities                                 9,612,719           60,004              --                9,672,723

 SHAREHOLDERS' EQUITY
   Common stock                                                 79,363              600               324                 80,287
   Surplus                                                      65,377            4,900              (324)                69,953
   Retained earnings                                           544,996              175                                  545,171
 Net unrealized loss on marketable
     equity securities                                             (40)                                                      (40)
 Deferred compensation on restricted stock
      incentive plan                                            (2,375)                                                   (2,375)
                                                        --------------      -----------      ------------      -----------------
           Total  shareholders' equity                         687,321            5,675              --                  692,996
                                                        --------------      -----------      ------------      -----------------
           Total liabilities and shareholders' equity   $   10,300,040      $    65,679      $       --        $      10,365,719
                                                        ==============      ===========      ============      =================

 (1) FTNC pro forma amounts as of December 31, 1993 include the pending acquisitions of SNMC Management Corporation, Cleveland Bank and Trust Company, and Highland Capital Management Corp. which have closed during 1994.

 (2) Reflects the conversion of 60,000 shares of Planters Bank's common stock outstanding at December 31, 1993, into 369,473 shares of FTNC's $2.50 par value common stock (using an exchange ratio of 6.1579 which is based on an FTNC stock price of $38.00). Planters Bank's exchange ratio may actually vary within the range of 5.5714 to 6.8824 based on the average stock price of FTNC's common stock.

                      FIRST TENNESSEE NATIONAL CORPORATION
                          PRO FORMA COMBINED CONDENSED
                              STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1993


                                                             FTNC
 (Thousands)                                              Pro Forma (1)      Planters      Pro Forma
                                                                               Bank
- ------------------------------------------------------------------------------------------------------
 Interest income:
   Interest and fees on loans                            $  434,544         $  1,947        $ 436,491
   Interest on investment securities                        175,299            1,481          176,780
   Interest on trading account securities                     9,304                             9,304
   Interest on other earning assets                           3,783               72            3,855
                                                         ----------         --------        ---------
        Total interest income                               622,930            3,500          626,430
                                                         ----------         --------        ---------
 Interest expense:
   Interest on deposits                                     195,823            1,280          197,103
   Interest on short-term borrowings                         56,486               37           56,523
   Interest on long-term debt                                 9,315                             9,315
                                                         ----------         --------        ---------
        Total interest expense                              261,624            1,317          262,941
                                                         ----------         --------        ---------
 Net interest income                                        361,306            2,183          363,489
 Provision for loan losses                                   35,425              457           35,882
                                                         ----------         --------        ---------
        Net interest income after provision
          for loan losses                                   325,881            1,726          327,607
                                                         ----------         --------        ---------
 Noninterest income:
   Bond division                                             91,525                            91,525
   Service charges on deposit accounts                       57,253              167           57,420
   Mortgage Banking                                          88,771                            88,771
   Bank card                                                 26,417                            26,417
   Trust service                                             26,455                            26,455
   Securities gains (losses)                                    770               35              805
   Other                                                     45,605              172           45,777
                                                         ----------         --------        ---------
      Total noninterest income                              336,796              374          337,170
                                                         ----------         --------        ---------
 Noninterest expense:
   Salaries and employee benefits                           267,089              757          267,846
   Operations services                                       28,400               82           28,482
   Occupancy                                                 27,298              202           27,500
   Communications and courier                                19,082                            19,082
   Equipment rentals, depreciation, and
      maintenance                                            18,833                            18,833
   Deposit insurance premium                                 15,909              105           16,014
   Amortization of intangible assets                         30,843                            30,843
   Other                                                     85,070              487           85,557
                                                         ----------         --------        ---------
      Total noninterest expense                             492,524            1,633          494,157
                                                         ----------         --------        ---------
 Income before income taxes and cumulative
   effect of change in accounting principle                 170,153              467          170,620
 Applicable income taxes                                     64,542               12           64,554
 Income before cumulative effect of change               ----------         --------        ---------
   in accounting principle                                  105,611              455          106,066
 Cumulative effect of change in accounting principle                              51               51
                                                         ----------         --------        ---------
 Net income                                              $  105,611         $    506        $ 106,117
 Net income per common share                                   3.33             8.44             3.30
                                                         ----------         --------        ---------
 Weighted average shares outstanding (2)                     31,745               60           32,115
                                                         ----------         --------        ---------

(1) FTNC pro forma amounts as of December 31, 1993 include the pending acquisitions of SNMC Management Corporation, Cleveland Bank and Trust Company, and Highland Capital Management Corp. which have closed during 1994.

(2) Pro forma weighted average shares outstanding have been calculated by increasing FTNC's current weighted average shares by the FTNC equivalent weighted average shares for Planters Bank and by the number of shares issued to acquire SNMC, CBT, and HCMC. The Merger Agreement with Planters Bank provides for a range of exchange ratios of 5.571 to 6.882. The exchange ratio used in the Planters Bank calculation above was the approximate midpoint of the respective range.

                                 PLANTERS BANK

                              FINANCIAL STATEMENTS

                               DECEMBER 31, 1993

Reynolds, Bone & Griesbeck


                          INDEPENDENT AUDITOR'S REPORT



The Board of Directors
Planters Bank
Tunica, Mississippi


We have audited the accompanying balance sheet of Planters Bank as of December 31, 1993, and the related statements of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Planters Bank at December 31, 1993, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in note 7 to the financial statements, the Bank adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" in 1993.



                                                Reynolds, Bone & Griesbeck
Memphis, Tennessee
April 8, 1994

BALANCE SHEET

Planters Bank
December 31, 1993


- ------------------------------------------------------------------------------------------
ASSETS

 Cash and cash equivalents                                                     $ 4,468,942

 Investment securities (market value of
    approximately $34,690,000)                                                  34,039,821

 Loans, less allowance for loan losses                                          24,348,890


 Premises and equipment, net                                                     1,437,825

 Accrued interest receivable                                                       910,960
 Other real estate                                                                   8,000
 Deferred income taxes                                                             328,609
 Other assets                                                                      135,659
                                                                               -----------
      Total assets                                                             $65,678,706
                                                                               ===========

 LIABILITIES AND STOCKHOLDER'S EQUITY

 Deposits
    Noninterest-bearing                                                        $11,165,828
    Certificates of deposit of $100,000 and over                                11,365,208
    Other interest-bearing                                                      32,993,804
                                                                               -----------
      Total deposits                                                            55,524,840


 Federal funds purchased                                                         2,000,000
 Repurchase agreements                                                           2,170,500
 Accrued interest payable                                                          226,334
 Other liabilities                                                                  81,803
                                                                               -----------
      Total liabilities                                                         60,003,477


 Commitments and contingencies

 Stockholders' equity
    Common stock, $10 par value, 60,000
      shares authorized and issued                                                 600,000
    Surplus                                                                      4,900,000
    Undivided profits                                                              175,229
                                                                               -----------
      Total stockholders' equity                                                 5,675,229
                                                                               -----------
      Total liabilities and stockholders' equity                               $65,678,706
                                                                               ===========

See - Notes to Financial Statements.

STATEMENT OF INCOME
- -------------------------------------------------------------------
Planters Bank
Year Ended December 31, 1993
 Interest income
    Loans, including fees                                $1,947,180
    Investment securities
       Taxable                                            1,065,083
       Nontaxable                                           416,274
    Federal funds sold                                       71,643
                                                         ----------
           Total interest income                          3,500,180

 Interest expense
    Deposits                                              1,280,136
    Other                                                    36,464
                                                         ----------
           Total interest expense                         1,316,600
                                                         ----------
           Net interest income                            2,183,580

 Provision for loan losses                                  457,373
           Net interest income after
            provision for loan losses                     1,726,207

 Noninterest income
    Service charges on deposit accounts                     167,010
    Investment securities gains, net                         34,555
    Other                                                   171,942
                                                         ----------
           Total noninterest income                         373,507

 Noninterest expenses
    Salaries                                                537,017
    Employee benefits                                       219,657
    Occupancy and equipment, net                            201,697
    Other                                                   674,171
                                                         ----------
           Total noninterest expenses                     1,632,542
                                                         ----------
           Income before income taxes
              and cumulative effect of
              change in accounting
              principle                                     467,172
 Income taxes                                                11,793
                                                         ----------
           Income before cumulative
              effect of change in
              accounting principle                          455,379
 Cumulative effect of change in
    accounting principle                                     51,000
                                                         ----------

           Net income                                    $  506,379
                                                         ==========

 Earnings per share based on 60,000
    average common shares outstanding                    $     8.44
                                                         ==========

See notes to financial statements.

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

Planters Bank
Year Ended December 31, 1993



                                                                                                Unrealized
                                                                                                  Loss on
                                                                                                 Marketable
                                         Common                              Undivided             Equity
                                         Stock             Surplus            Profits            Securities             Total
                                        --------          ----------          ---------          ----------           ----------
       Balance at
          December 31, 1992             $600,000          $4,350,000          $458,850            $(88,929)           $5,319,921

       Net income                              -                   -           506,379                   -               506,379

       Cash dividends
          declared, $4
          per share                            -                   -          (240,000)                  -              (240,000)

       Transfer to surplus                     -             550,000          (550,000)                  -                     -

       Change in unrealized
          loss on
          marketable
          equity securities                    -                   -                 -              88,929                88,929
                                        --------          ----------          --------            --------            ----------
       Balance at December 31, 1993     $600,000          $4,900,000          $175,229            $      -            $5,675,229
                                        ========          ==========          ========            ========            ==========


See notes to financial statements.

STATEMENT OF CASH FLOWS

Planters Bank
Year Ended December 31, 1993

- --------------------------------------------------------------------------------------------
Cash Flows from operating activites
   Net income                                                              $    506,379
   Adjustments to reconcile net income to
    net cash provided by operating activities
      Deferred income taxes                                                    (144,000)
      Premium amortization                                                        5,700
      Discount accretion                                                        (71,217)
      Depreciation                                                               78,990
      Provision for loan losses                                                 457,373
      Investment securities gains                                               (34,555)
      Writedown of other real estate                                              2,500
    Changes in other assets and liabilities
      Accrued interest receivable                                                (5,722)
      Other assets                                                              (75,238)
      Accrued interest payable                                                  (52,117)
      Income taxes payable                                                     (103,954)
      Other liabilities                                                           3,174
                                                                           ------------
             Net cash provided by operating
              activities                                                        567,313

Cash flows from investing activities
   Net decrease in federal funds sold                                         1,000,000
   Proceeds from sales of investment securities                                 774,912
   Proceeds from maturities of investment securities                         12,295,343
   Purchases of investment securities                                       (23,775,311)
   Net increase in loans                                                     (3,505,950)
   Purchases of premises and equipment                                       (1,256,272)
                                                                           ------------
            Net cash used by investing
             activities                                                     (14,467,278)

Cash flows from financing activities
   Net increase in deposits                                                   8,965,939
   Net increase in repurchase agreements                                      2,170,500
   Net increase in federal funds purchased                                    2,000,000
   Cash dividends paid                                                         (240,000)
                                                                           ------------
            Net cash provided by
             financing activities                                            12,896,439
                                                                           ------------
            Net decrease in cash and
             cash equivalents                                                (1,003,526)

Cash and cash equivalents at beginning of year                                5,472,468
                                                                           ------------
Cash and cash equivalents at end of year                                   $  4,468,942
                                                                           ============

See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

Planters Bank
December 31, 1993

- -------------------------------------------------------------------------------

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Investment Securities

         Investment securities are stated at cost adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income. Gains or losses on disposition are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method. Securities are considered held for investment purposes since the Bank had the ability and intent to hold such securities to maturity. No securities are held for trading purposes.

         In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities." This statement is effective for fiscal years beginning after December 15, 1993, with earlier application allowed. The Bank has elected to defer adoption of this statement until January 1, 1994. It is estimated that adoption of Statement 115 will not have a material effect on the Bank's financial statements.

         Loans

         Loans are stated at the amount of unpaid principal, reduced by unearned interest and an allowance for loan losses. Unearned interest on installment loans is reported as income using a method which approximates the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

         Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is unlikely or a specified loan meets the criteria for nonaccrual status by regulatory authorities.

         Allowance for Loan Losses

         The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions and trends that may affect the borrowers' ability to pay.

                                  Continued
                                     F-6

NOTES TO FINANCIAL STATEMENTS

Planters Bank
December 31, 1993

- --------------------------------------------------------------------------------

         Premises and Equipment

         Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets.

         Other Real Estate

         Other real estate of $8,000 at December 31, 1993 represents real estate held for sale and is stated at the lower of the recorded asset or the estimated net realizable value.

         Income Taxes

         Deferred tax assets and liabilities are recognized for differences between the financial statement and tax bases of assets and liabilities and are measured using tax rates expected to apply to taxable income in the year that these temporary differences reverse.

         Cash Flows

         For purposes of reporting cash flows, cash and cash equivalents included cash and amounts due from banks.

2.       INVESTMENT SECURITIES

         The book value and estimated market value of investment securities at December 31, 1993 are as follows:



                                                             Gross           Gross        Estimated
                                             Book          Unrealized      Unrealized       Market
                                             Value           Gains           Losses         Value
                                          -----------      ---------        -------       -----------
         U.S. Treasury                    $ 9,924,603       $ 17,403        $ 3,800       $ 9,938,206

         U.S. Government agencies
         and corporations                   9,836,776         55,716         63,516         9,828,976

         States and political
         subdivisions                       8,564,058        513,875          3,753         9,074,180

         Mortgage-backed securities         5,714,384        149,629         12,097         5,851,916
                                          -----------      ---------       --------       -----------

              Total                       $34,039,821       $736,623        $83,166       $34,693,278
                                         ============      =========       ========      ============



                                  Continued

NOTES TO FINANCIAL STATEMENTS

Planters Bank
December 31, 1993

- --------------------------------------------------------------------------------

         The book value and estimated market value of investment debt securities at December 31, 1993, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                     Estimated
                                                      Book             Market
                                                      Value            Value
                                                  -----------       -----------

         Due in one year or less                  $ 8,315,368      $ 8,332,080

         Due after one year through five years      8,902,185        8,978,207

         Due after five years through ten years     6,258,096        6,457,097

         Due after ten years                        4,849,788        5,073,978

         Mortgage-backed securities                 5,714,384        5,851,916
                                                  -----------      -----------
                                                  $34,039,821      $34,693,278
                                                  ===========      ===========

         There were no sales of investment debt securities during 1993. Proceeds from sale of investment equity securities during 1993 were $774,912.

         Investment securities with aggregate book value of approximately $13,100,000 at December 31, 1993 were pledged to secure certain deposits and for other purposes.

3.       LOANS

         The Bank grants commercial, installment and real estate loans to customers principally in the Tunica County, Mississippi area. Primarily all installment and real estate loans are secured by specific items of collateral including consumer assets, land and residences. The majority of agricultural and commercial loans are secured by real estate, crops, and other business assets. Although the loan portfolio is diversified, a substantial portion of the borrowers' ability to repay their loans is dependent upon the agricultural economic sector.

                                  Continued

NOTES TO FINANCIAL STATEMENTS

Planters Bank
December 31, 1993

- ----------------------------------------------------------------------------------------------------

         Major categories of loans at December 31, 1993 are as follows:
              Real estate                                          $ 11,518,574
              Agricultural                                            5,538,603
              Commercial                                              4,321,585
              Consumer                                                4,151,948
                                                                   ------------
                                                                     25,530,710
              Less: Unearned interest                                   222,703
                    Allowance for loan losses                           959,117
                                                                   ------------
                                                                   $ 24,348,890
                                                                   ============

         Loans on which the accrual of interest has been discontinued totaled $227,762 at December 31, 1993. The amount of income that would have been earned had these loans been accruing interest was insignificant for 1993. Loans past due 90 days or more and still accruing interest were $58,000 at December 31, 1993.

         The Bank grants loans to officers and directors and their related interests. In management's opinion, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated borrowers and do not involve more than normal risk of collectibility. The aggregate amount of these loans at December 31, 1993 was approximately $3,130,000.

         Changes in the allowance for loan losses for the year ended December 31, 1993 were as follows:


              Balance at beginning of year                            $ 750,000
              Provision for loan losses                                 457,373
              Loans charged-off                                        (341,973)
              Recoveries                                                 93,717
                                                                      ---------
              Balance at end of year                                  $ 959,117
                                                                      =========

                                   Continued

NOTES TO FINANCIAL STATEMENTS

Planters Bank
December 31, 1993

- -----------------------------------------------------------------------------

4.       PREMISES AND EQUIPMENT

         A summary of premises and equipment at December 31, 1993 follows:

                                                Useful Life
                                                in Years
                                                -----------
               Land                               N/A            $   47,078
               Building and improvements         10-27              254,880
               Construction in progress           N/A               865,034
               Equipment, furniture
                  and fixtures                    3-10              918,189
                                                                 ----------
                                                                  2,085,181
               Less accumulated depreciation                        647,356
                                                                 ----------

                                                                 $1,437,825
                                                                 ==========

         Remodeling of the Bank will be completed in 1994 at an estimated additional cost of $500,000.

5.       RETIREMENT PLAN

         Prior to 1993, the Bank had an Employee Stock Ownership Plan (ESOP) covering eligible employees. Contributions to the ESOP were made at the discretion of the Board of Directors. Effective January 1, 1993, the ESOP was converted to a defined contribution profit sharing plan covering eligible employees as defined in the plan. The contribution to the profit sharing plan, which is made at the discretion of the Board of Directors, was $38,874 in 1993.

6.       SUPPLEMENTARY INCOME STATEMENT INFORMATION

         Components of other expenses for the year ended December 31, 1993 are:

               Advertising                                         $ 73,439
               Professional fees                                     84,281
               Supplies and printing                                 70,280
               Data processing                                       82,216
               FDIC insurance                                       104,844
               Other                                                259,111
                                                                   --------

                                                                   $674,171
                                                                   ========

                                  Continued

NOTES TO FINANCIAL STATEMENTS

Planters Bank
December 31, 1993
- --------------------------------------------------------------------------------


7.       INCOME TAXES

         Income taxes consist of the following:

             Current                                                   $104,793
             Deferred                                                   (93,000)
                                                                        -------
                      Total                                            $ 11,793
                                                                        =======

         Income tax expense, as a percent of income before income taxes, varies from the statutory federal income tax rate of 34%. The differences are as follows:

                                                                        Amount
                                                                        ------
             Income taxes at statutory
                federal rate                                          $ 158,838
             Add (deduct):
                  Tax-exempt income                                    (139,510)
                      Other, net                                         (7,535)
                                                                       --------
                         Total                                        $  11,793
                                                                       ========

         Effective January 1, 1993, deferred taxes are computed using the liability method as prescribed in Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes." The Bank has reported the cumulative effect of this change in the method of accounting for income taxes in the statement of income.

         Deferred tax liabilities have been provided for taxable temporary differences related to discount accretion and depreciation. Deferred tax assets have been provided for deductible temporary differences related to the allowance for loan losses, deferred income and carryforward of minimum tax credits. The net deferred tax asset in the accompanying balance sheet as of December 31, 1993, includes the following components:

             Deferred tax assets                                       $359,500
             Deferred tax liabilities                                   (30,891)
                                                                        -------
             Net deferred tax asset                                    $328,609
                                                                        =======

NOTES TO FINANCIAL STATEMENTS

Planters Bank
December 31, 1993

- -------------------------------------------------------------------------------

8.       COMMITMENTS AND CONTINGENCIES

         The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit.

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies to make such commitments as it does for on-balance sheet items. Contract amounts for these financial instruments at December 31, 1993 are as follows:

             Commitments to extend credit                            $5,610,000
             Standby letters of credit                                  300,000

         Since many commitments to extend credit expire without being used, the commitment amount does not necessarily represent future cash requirements. Collateral obtained upon exercise of the commitment is determined using management's credit evaluation of the borrower, and may include property, land, business assets, and other items. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending credit to customers.

9.       UNDIVIDED PROFITS

         Banking regulations limit the amount of dividends that may be paid without prior approval of the agencies which regulate the Bank.

10.      REGULATORY CAPITAL

         The Bank is subject to regulatory capital requirements administered by the Federal Deposit Insurance Corporation. Failure to meet capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that could, in that event, have a direct material effect on the Bank's financial statements. The relevant regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets and liabilities as calculated under regulatory accounting principles. The regulations also require the
         regulators to make qualitative judgements about the Bank.   Those
         qualitative judgements could also affect the Bank's capital status.
         At December 31, 1993, management believes that the Bank meets all such capital requirements to which it is subject.

                                  Continued
                                     F-12

NOTES TO FINANCIAL STATEMENTS

Planters Bank
December 31, 1993

- -------------------------------------------------------------------------------

11.      SUPPLEMENTAL CASH FLOW INFORMATION

         Interest paid                                             $ 1,368,717
         Income taxes paid                                             247,070

         Noncash investing activity
           Change in unrealized loss on
           marketable equity securities                                 88,929

12.      SUBSEQUENT EVENT

         The Bank executed a merger agreement dated March 29, 1994 with First Tennessee National Corporation. Consummation of the merger is dependent upon the approval of the Bank's shareholders and applicable regulatory authorities.

                                 PLANTERS BANK

                              FINANCIAL STATEMENTS

                           DECEMBER 31, 1992 AND 1991

BALANCE SHEET

Planters Bank
December 31, 1992
(Unaudited)
- ------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                                  $ 5,472,468

Federal funds sold                                                                           1,000,000

Investment securities (market value of
 approximately $23,580,000)                                                                 23,145,764

Loans, less allowance for loan losses                                                       21,300,313

Premises and equipment, net                                                                    260,543

Accrued interest receivable                                                                    905,238
Other real estate                                                                               10,500
Deferred income taxes                                                                          184,609
Other assets                                                                                    60,421
                                                                                          ------------

            Total assets                                                                   $52,339,856
                                                                                          ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
   Noninterest-bearing                                                                     $10,377,251
   Certificates of deposit of $100,000 and over                                              5,525,174
   Other interest-bearing                                                                   30,656,476
                                                                                          ------------
            Total deposits                                                                  46,558,901

Accrued interest payable                                                                       278,451
Income taxes payable                                                                           103,954
Other liabilities                                                                               78,629
                                                                                          ------------
            Total liabilities                                                               47,019,935

Commitments and contingencies

Stockholders' equity
   Common stock, $10 par value, 60,000
    shares authorized and issued                                                               600,000
   Surplus                                                                                   4,350,000
   Undivided profits                                                                           458,850
   Unrealized loss on marketable equity securities                                             (88,929)
                                                                                          ------------
            Total stockholders' equity                                                       5,319,921
                                                                                          ------------

            Total liabilities and stockholders' equity                                     $52,339,856
                                                                                          ============

See notes to financial statements.

STATEMENT OF INCOME

Planters Bank
Years Ended December 31,1992 and 1991
(Unaudited)
- ---------------------------------------------------------------------------------------------------------------------------------

                                                                                               1992                       1991
                                                                                            ----------                  ----------
Interest income
   Loans, including fees                                                                    $2,168,602                  $2,643,982
   Investment securities
     Taxable                                                                                   817,840                     833,584
     Nontaxable                                                                                259,330                     255,836
   Federal funds sold                                                                           75,659                      67,294
                                                                                            ----------                  ----------
            Total interest income                                                            3,321,431                   3,800,696

Interest expense
   Deposits                                                                                  1,423,976                   1,984,178
   Other                                                                                         5,873                      56,819
                                                                                            ----------                  ----------
            Total interest expense                                                           1,429,849                   2,040,997
                                                                                            ----------                  ----------

            Net interest income                                                              1,891,582                   1,759,699

Provision for loan losses                                                                      171,180                     215,486
                                                                                            ----------                  ----------

            Net interest income after provision
                for loan losses                                                              1,720,402                   1,544,213

Noninterest income
   Service charges on deposit accounts                                                         157,254                     160,607
   Investment securities gains (losses), net                                                    95,266                    (117,753)
   Other                                                                                        40,111                      60,063
                                                                                            ----------                  ----------
            Total noninterest income                                                           292,631                     102,917

Noninterest expenses
   Salaries                                                                                    447,819                     440,711
   Employee benefits                                                                           185,792                     214,563
   Occupancy and equipment, net                                                                159,204                     124,601
   Provision for loss on municipal bonds                                                             -                     114,978
   Other                                                                                       455,232                     482,291
                                                                                            ----------                  ----------
            Total noninterest expenses                                                       1,248,047                   1,377,144
                                                                                            ----------                  ----------

            Income before income taxes                                                         764,986                     269,986

Income taxes                                                                                   164,181                      38,020
                                                                                            ----------                  ----------
            Net income                                                                      $  600,805                  $  231,966
                                                                                            ==========                  ==========

Earnings per share based on 60,000 average
 common shares outstanding                                                                  $    10.01                  $     3.87
                                                                                            ==========                  ==========

See notes to financial statements.



STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

Planters Bank
Years Ended December 31, 1992 and 1991
(Unaudited)
- -----------------------------------------------------------------------------------------------------------




                                                                             Unrealized
                                                                              Loss on
                                                                             Marketable
                       Common                              Undivided           Equity
                       Stock            Surplus             Profits          Securities            Total
                       -------         ---------            --------         ----------          ----------

  Balance at
   December 31,
   1990               $600,000        $4,050,000           $466,079          $(304,929)          $4,811,150

  Net income              -               -                $231,966              -                  231,966

  Cash dividends
   declared, $4
   per share              -               -                (240,000)             -                 (240,000)

  Change in
   unrealized loss
   on marketable
   equity
   securities             -               -                    -                22,500               22,500
                      --------        ----------           --------          ---------           ----------
  Balance at
  December 31,
  1991                 600,000         4,050,000            458,045           (282,429)           4,825,616

  Net income              -               -                 600,805              -                  600,805

  Cash dividends
   declared, $5
   per share              -               -                (300,000)             -                 (300,000)

  Tranfer to
   surplus                -              300,000           (300,000)             -                   -

  Change in
   unrealized loss
   on marketable
   equity
   securities             -               -                   -                193,500              193,500
                      --------        ----------           --------          ---------           ----------
  Balance at
   December 31,
    1992              $600,000        $4,350,000           $458,850          $ (88,929)          $5,319,921
                      ========        ==========           ========          =========           ==========

See notes to financial statements.

STATEMENT OF CASH FLOWS

Planters Bank
Years Ended December 31, 1992 and 1991
(Unaudited)
- ------------------------------------------------------------------------------------------

                                                          1992                     1991
                                                      -----------               ----------
Cash flows from operating activities
   Net income                                     $     600,805             $    231,966
   Adjustments to reconcile net income
    to net cash provided by operating
    activities
     Deferred income taxes                              (18,359)                  31,483
     Premium amortization                                 6,305                   22,442
     Discount accretion                                 (33,707)                 (31,051)
     Depreciation                                        55,447                   52,341
     Provision for loan losses                          171,180                  215,486
     Provision for loss on municipal bonds                 -                     114,978
     Investment securities (gains) losses               (95,266)                 117,753
     Writedown of other real estate                       2,500                    2,500
   Changes in other assets and liabilities
     Accrued interest receivable                        185,004                  153,679
     Other assets                                        55,740                  (86,707)
     Accrued interest payable                          (196,469)                (140,584)
     Income taxes payable                               103,954                  (11,227)
     Other liabilities                                    6,455                      (11)
                                                   ------------              -----------
              Net cash provided by operating
               activities                               843,589                  673,048

Cash flows from investing activities
   Net decrease in federal funds sold                   750,000                1,425,000
   Proceeds from sales of investment securities       3,487,478                5,808,790
   Proceeds from maturities of investment
    securities                                        1,786,484                2,240,488
   Purchases of investment securities               (14,392,228)              (8,334,500)
   Net (increase) decrease in loans                   1,481,782                 (121,969)
   Purchases of premises and equipment                  (69,639)                 (66,174)
              Net cash provided by (used for)      ------------              -----------
               investing activities                  (6,956,123)                 951,635

Cash flows from financing activities
   Net increase (decrease) in deposits                8,196,911               (1,036,299)
   Cash dividends paid                                 (300,000)                (240,000)
              Net cash provided by (used for)      ------------              -----------
               financing activities                   7,896,911               (1,276,299)
                                                   ------------              -----------
              Net increase in cash and cash
               equivalents                            1,784,377                  348,384
Cash and cash equivalents at beginning of year        3,688,091                3,339,707
                                                   ------------              -----------
Cash and cash equivalents at end of year           $  5,472,468              $ 3,688,091
                                                   ============              ===========


See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

Planters Bank
December 31, 1992 and 1991
(Unaudited)
- -------------------------------------------------------------------------------

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Investment Securities

         Investment securities are stated at cost adjusted for amortization of premiums and accretion of discounts, which are reported as adjustments to interest income. Gains or losses on disposition are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method. Securities are considered held for investment purposes since the Bank had the ability and intent to hold such securities to maturity. No securities are held for trading purposes.

         Loans

         Loans are stated at the amount of unpaid principal, reduced by unearned interest and an allowance for loan losses. Unearned interest on installment loans is reported as income using a method which approximates the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

         Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is unlikely or a specified loan meets the criteria for nonaccrual status by regulatory authorities.

         Allowance for Loan Losses

         The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions and trends that may affect the borrowers' ability to pay.



                                  Continued

NOTES TO FINANCIAL STATEMENTS

Planters Bank
December 31, 1992 and 1991
(Unaudited)
- -------------------------------------------------------------------------------

         Premises and Equipment

         Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets.

         Other Real Estate

         Other real estate of $10,500 at December 31, 1992, represents real estate held for sale and is stated at the lower of the recorded asset or the estimated net realizable value.

         Income Taxes

         Deferred taxes are reported for temporary differences between items of income or expense reported in the financial statements and those reported for income tax purposes. The differences relate principally to depreciation, provision for loan losses, and deferred income.

         Cash Flows

         For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from banks.





                                  Continued

NOTES TO FINANCIAL STATEMENTS

Planters Bank
December 31, 1992 and 1991
(Unaudited)
- --------------------------------------------------------------------------------

2.       INVESTMENT SECURITIES

         The book value and estimated market value of investment securities at December 31, 1992 are as follows:

                                                         Gross             Gross             Estimated
                                     Book              Unrealized        Unrealized            Market
                                     Value               Gains             Losses              Value
                                 -------------       ------------      -------------        -----------

         U. S. Treasury          $ 4,530,966             $ 97,207          $     15         $ 4,628,158

         U. S. Government
          agencies and
          corporations             7,895,971                5,844            18,241           7,883,574

         States and
          political
          subdivisions             4,107,822              258,367             4,497           4,361,692

         Mortgage-backed
          securities               5,960,755              130,179            33,055           6,057,879
                                  ----------              -------            ------          ----------
             Total debt
             securities           22,495,514             $491,597          $ 55,808          22,931,303
                                                          =======            ======
         Equity securities           650,250                                                    650,250
                                  ----------                                                 ----------

             Total
              investment
              securities         $23,145,764                                                $23,581,553
                                  ==========                                                 ==========



                                  continued

NOTES TO FINANCIAL STATEMENTS

Planters Bank
December 31, 1992 and 1991
(Unaudited)
- --------------------------------------------------------------------------------


         The book value and estimated market value of investment debt securities at December 31, 1992, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                     Estimated
                                                          Book         Market
                                                          Value         Value
                                                        ----------   ----------
             Due in one year or less                   $ 9,602,839  $ 9,641,320

             Due after one year through five years       3,352,380    3,471,065

             Due after five years through ten years      2,530,444    2,671,453

             Due after ten years                         1,049,102    1,089,586

             Mortgage-backed securities                  5,960,749    6,057,879
                                                        ----------   ----------

                                                       $22,495,514  $22,931,303
                                                        ==========   ==========

         Proceeds from sales of investment securities were $3,487,478 and $5,808,790 in 1992 and 1991, respectively. Gross gains of $115,078 and $59,219 were realized in 1992 and 1991, respectively. Losses on sales of investment securities were $19,812 in 1992 and $176,972 in 1991.

         Investment securities with aggregate carrying amounts of approximately $7,700,000 at December 31, 1992 were pledged to secure certain deposits and for other purposes.

3.       LOANS

         The Bank grants commercial, installment and real estate loans to customers principally in the Tunica County, Mississippi area. Primarily all installment and real estate loans are secured by specific items of collateral including consumer assets, land and residences. The majority of agricultural and commercial loans are secured by real estate, crops, and other business assets. Although the loan portfolio is diversified, a substantial portion of the borrowers' ability to repay their loans is dependent upon the agricultural economic sector.



                                  Continued

NOTES TO FINANCIAL STATEMENTS

Planters Bank
December 31, 1992 and 1991
(Unaudited)
- --------------------------------------------------------------------------------

         Major categories of loans at December 31, 1992 are as follows:

             Real estate                                            $ 9,366,006
             Agricultural                                             5,766,416
             Commercial                                               2,634,844
             Consumer                                                 4,511,507
                                                                     ----------
                                                                     22,278,773
             Less:  Unearned interest                                   228,460
                    Allowance for loan losses                           750,000
                                                                     ----------
                                                                    $21,300,313
                                                                     ==========

         Loans on which the accrual of interest has been discontinued totaled $60,833 at December 31, 1992. The amount of income that would have been earned had these loans been accruing interest was insignificant for 1992 and 1991. Loans past due 90 days or more and still accruing interest were $380,000 at December 31, 1992.

         The Bank grants loans to officers and directors and their related interests. In management's opinion, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated borrowers and do not involve more than the normal risk of collectibility. The aggregate amount of these loans at December 31, 1992 was approximately $2,020,000.

         Changes in the allowance for loan losses for the years ended December 31, 1992 and 1991 were as follows:

                                                   1992                 1991
                                                ---------            ----------
             Balance at beginning of year       $ 700,000             $ 600,000
             Provision for loan losses            171,180               215,486
             Loans charged-off                   (141,522)             (154,139)
             Recoveries                            20,342                38,653
                                                 --------              --------
             Balance at end of year             $ 750,000             $ 700,000
                                                 ========              ========



                                  Continued

NOTES TO FINANCIAL STATEMENTS

Planters Bank
December 31, 1992 and 1991
(Unaudited)
- --------------------------------------------------------------------------------

4.       PREMISES AND EQUIPMENT

         A summary of premises and equipment at December 31,  1992 follows:



                                                    Useful Life
                                                    in Years
                                                    -----------
             Land                                     N/A              $ 34,578
             Building and improvments                10-27              254,880
             Equipment, furniture and fixtures        3-10              539,451
                                                                        -------
                                                                        828,909

             Less accumulated depreciation                              568,366
                                                                        -------
                                                                       $260,543
                                                                        =======





5.       EMPLOYEE STOCK OWNERSHIP PLAN

         The Bank has an Employee Stock Ownership Plan (ESOP) for the benefit of eligible employees meeting certain minimum age and length of service requirements. The Bank makes contributions to the ESOP in amounts determined by the Board of Directors. Contributions to the ESOP were $37,859 in 1992 and $60,154 in 1991.

6.       SUPPLEMENTARY INCOME STATEMENT INFORMATION

         Components of other expenses for the years ended December 31, 1992 and 1991 are as follows:


                                                              1992       1991
                                                            --------    -------
              Advertising                                   $ 16,985   $ 30,230
              Professional fees                               39,425     42,036
              Supplies and printing                           48,541     49,865
              Data Processing                                 62,405     57,104
              FDIC insurance                                  81,735     76,788
              Other                                          206,141    226,268
                                                             -------    -------
                                                            $455,232   $482,291
                                                             =======    =======


                                  continued

NOTES TO FINANCIAL STATEMENTS

Planters Bank
December 31, 1992 and 1991
(Unaudited)
- ------------------------------------------------------------------------

7.       INCOME TAXES

         Income taxes consist of the following:




                                                           1992           1991
                                                         -------        -------
             Current                                    $182,540       $  6,537
             Deferred                                    (18,359)        31,483
                                                         -------         ------
                                                        $164,181       $ 38,020
                                                         =======         ======

         Income tax expense, as a percent of income before income taxes, varies from the statutory federal income tax rate of 34%. The differences are as follows:

             Income taxes at statutory federal rate     $260,095       $ 91,796
             Add (deduct):
                Tax-exempt income                        (91,937)       (97,564)
                Alternative minimum tax                     -            43,000
                Other, net                                (3,977)           788
                                                         -------         ------
                   Total                                $164,181       $ 38,020
                                                         =======         ======

         The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes." Statement 109 requires use of the liability method for computing deferred income taxes for fiscal years beginning after December 15, 1992. Management believes that adoption of Statement 109 will not have a material effect on the Bank's financial statements.

8.       COMMITMENTS AND CONTINGENCIES

         The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit.


                                   Continued

NOTES TO FINANCIAL STATEMENTS

Planters Bank
December 31, 1992 and 1991
(Unaudited)
- -------------------------------------------------------------------------------

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies to make such commitments as it does for on-balance sheet items. Contract amounts for these financial instruments at December 31, 1992 are as follows:



         Commitments to extend credit                                $2,347,000
         Standby letters of credit                                      363,000



         Since many commitments to extend credit expire without being used, the commitment amount does not necessarily represent future cash requirements. Collateral obtained upon exercise of the commitment is determined using management's credit evaluation of the borrower, and may include property, land, business assets, and other items. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending credit to customers.


9.       UNDIVIDED PROFITS

         Banking regulations limit the amount of dividends that may be paid without prior approval of the agencies which regulate the Bank.


10.      REGULATORY CAPITAL

         The Bank is subject to regulatory capital requirements administered by
         the Federal Deposit Insurance Corporation.   Failure to meet capital
         requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that could, in that event, have a direct material effect on the Bank's financial statements. The relevant regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets and liabilities as calculated under regulatory accounting principles. The regulations also require the regulators to make
         qualitative judgements about the Bank.   Those qualitative judgements
         could also affect the Bank's  capital status.   At December 31, 1992,
         management believes that the Bank meets all such capital requirements to which it is subject.

                                   Continued

NOTES TO FINANCIAL STATEMENTS

Planters Bank
December 31, 1992 and 1991
(Unaudited)
- --------------------------------------------------------------------------------

11.      SUPPLEMENTAL CASH FLOW INFORMATION


                                                         1992            1991
                                                      ----------      ----------
             Interest paid                            $1,626,318      $2,178,974
             Income taxes paid                             6,263          90,087

             Noncash investing activity
                Change in unrealized loss on
                 marketable equity securities            193,500          22,500

                                  APPENDIX "A"





                          AGREEMENT AND PLAN OF MERGER

                    DATED AS OF THE 29TH DAY OF MARCH, 1994

                                 BY AND BETWEEN

                      FIRST TENNESSEE NATIONAL CORPORATION

                                      AND

                                 PLANTERS BANK

                               TABLE OF CONTENTS


                                                                                                           PAGE
                                                                                                           ----
Recitals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A - 1

ARTICLE I.  THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A - 2
         (A)  The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A - 2
         (B)  Conversion of Planters Bank Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . A - 2
         (C)  No Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A - 3
         (D)  Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A - 3

ARTICLE II.  PLANTERS BANK ACTIONS PENDING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A - 5

ARTICLE III.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A - 6

ARTICLE IV.  COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A - 11

ARTICLE V.  CONDITIONS TO CONSUMMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A - 15

ARTICLE VI.  TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A - 18

ARTICLE VII.  EFFECTIVE DATE AND EFFECTIVE TIME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A - 20

ARTICLE VIII.  OTHER MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A - 20

                          AGREEMENT AND PLAN OF MERGER



         AGREEMENT AND PLAN OF MERGER, dated as of the 29th day of March, 1994, by and between FIRST TENNESSEE NATIONAL CORPORATION ("FTNC"), a Tennessee corporation, and PLANTERS BANK ("Planters Bank"), a Mississippi banking corporation.

                                    RECITALS

         (A) FTNC. FTNC has been duly incorporated and is an existing corporation in good standing under the laws of the State of Tennessee, with its principal executive offices located in Memphis, Tennessee. As of the date hereof, FTNC has 50,000,000 authorized shares of common stock, par value $2.50 per share ("FTNC Common Stock"), of which 30,175,456 shares are outstanding as of February 23, 1994, and 5,000,000 authorized shares of preferred stock, no par value, none of which are outstanding (no other class of capital stock being authorized).

         (B) INTERIM BANK. Prior to consummation of the Merger (herein defined), FTNC shall cause First Tennessee Interim Bank ("Interim Bank") to be formed as a wholly owned subsidiary of FTNC. Interim Bank shall be duly organized and on the Effective Date (as hereafter defined in Article VII) will be a bank in good standing under the laws of the State of Mississippi.

         (C) PLANTERS BANK. Planters Bank has been duly incorporated and is an existing corporation in good standing under the laws of the State of Mississippi, with its principal executive offices located in Tunica, Mississippi. As of the date hereof, Planters Bank has 60,000 authorized shares of common stock, par value $10.00 per share ("Planters Bank Common Stock"), of which 60,000 shares are outstanding as of the date hereof (no other class of capital stock being authorized).

         (D) RIGHTS, ETC. Neither FTNC, Interim Bank nor Planters Bank has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock (collectively, "Rights"), except (i) in the case of FTNC, pursuant to a Shareholder Protection Rights Agreement, dated as of September 7, 1989, between FTNC and First Tennessee Bank National Association, as Rights Agent (the "FTNC Rights Agreement"), (ii) for securities issued as permitted under Section (I) of Article IV, and (iii) as set forth on EXHIBIT "A" hereto (as to FTNC) and EXHIBIT "B" hereto (as to Planters Bank).

         (E) INTENTION OF THE PARTIES. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

         (F) MATERIALITY. Unless the context otherwise requires, any reference in this Agreement to materiality with respect to either party shall, as to Planters Bank, be deemed to be with respect to Planters Bank and its subsidiaries (taken as a whole) and as to FTNC shall be deemed to be with respect to FTNC and its subsidiaries, taken as a whole.

         In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, FTNC and Planters Bank adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                             ARTICLE I.  THE MERGER

         (A) THE MERGER. On the Effective Date (as defined in Article VII), Interim Bank will merge (the "Merger") with and into Planters Bank, with Planters Bank being the surviving corporation (the "Surviving Corporation"), pursuant to the provisions of, and with the effects provided in, the Mississippi Code. At the Effective Time, the charter and bylaws of Planters Bank (as the Surviving Corporation) shall be the charter and bylaws of Planters Bank in effect immediately prior to the Effective Time. At the Effective Time, the directors and officers of Planters Bank shall be the directors and officers of the Surviving Corporation without any prejudice to the rights of FTNC as the sole shareholder of the Surviving Corporation. At the Effective Time, the name of Planters Bank as the Surviving Corporation following the Merger shall continue to be "Planters Bank."

         (B) CONVERSION OF PLANTERS BANK COMMON STOCK. By virtue of the Merger, automatically and without any action on the part of the holder thereof, at the Effective Date, all of the Planters Bank Common Stock issued and outstanding immediately prior to the Effective Date (other than shares held directly or indirectly by FTNC or any subsidiary of FTNC, except in a fiduciary capacity or in satisfaction of a debt previously contracted and shares held in the treasury of Planters Bank, which shares shall be canceled, retired and cease to exist by virtue of the Merger and without any payment made in respect thereof) shall be converted into the right to receive shares of FTNC Common Stock, as described below:

                 (1) Each share of Planters Bank Common Stock issued and outstanding at the Effective Time shall become and be converted into the right to receive the number of shares of FTNC Common Stock equal to the Conversion Number. The "Conversion Number" shall be equal to the quotient of $234.00 divided by the FTNC Common Stock Average Price (as hereinafter defined); provided, however, if the FTNC Common Stock Average Price is greater than $42 per share or less than $34 per share, then the following shall occur:

                 (a) if the FTNC Common Stock Average Price is greater than $42 per share, then $42 per share shall be used as the FTNC Common Stock Average Price,

                 (b) if the FTNC Common Stock Average Price is less than $34 per share, then $34 per share shall be used as the FTNC Common Stock Average Price; provided that either FTNC or Planters Bank shall have the right to terminate this Agreement as provided in Paragraph (D) of Article VI but subject to Paragraph (B)(1)(c) of this Article I,

                 (c) if the FTNC Common Stock Average Price is less than $34 per share, FTNC shall have the right to require Planters Bank to consummate the Merger using the actual FTNC Common Stock Average Price, and

                 (d) if FTNC fails to exercise its rights as set forth in Paragraph (B)(1)(c) of Article I and Paragraph D of Article VI, then FTNC or Planters Bank shall have the right to terminate this Agreement as provided in Paragraph (D) of
                 Article VI.

  The Calculation Period shall consist of the twenty (20) business days immediately prior to the tenth (10th) calendar day preceding the Effective Date
(not including the Effective Date).   The FTNC Common Stock Average Price shall
be equal to the average of the closing prices of the FTNC Common Stock as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the twenty (20) business days included in the Calculation Period. For purposes of this Section I.B, a business day shall be a day on which the New York Stock Exchange is generally open for trading;

                 (2) Each share of FTNC Common Stock issued and outstanding at the Effective Time [other than (x) shares, if any, held directly or indirectly by Planters Bank (or any Planters Bank subsidiary) except in a fiduciary capacity or in satisfaction of a debt previously contracted, and (y) shares, if any, held as treasury stock by FTNC] shall remain outstanding and unchanged after the Merger and, together with the shares of FTNC Common Stock issuable in the Merger, shall constitute all of the issued and outstanding shares of the common capital stock of FTNC.

                 (3) Subsequent to the date of this Agreement but prior to the Effective Date, if the outstanding shares of FTNC Common Stock shall be increased, decreased, changed into or exchanged for a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within such period, or other like changes in FTNC's capitalization shall have occurred, the terms and provisions of subsection (1) of this Section
         (B) and of Section (D) of Article VI shall be adjusted accordingly.

         (4) Each share of Interim Bank common stock, par value $10.00 per share, ("Interim Bank Common Stock"), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for one fully paid and non-assessable share of common stock, without par value, of the Surviving Corporation ("Surviving Corporation Common Stock"). From and after the Effective Time, each outstanding certificate theretofore representing shares of Interim Bank Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation Common Stock into which such shares of Interim Bank Common Stock shall have been converted. Promptly after the Effective Time, the Surviving Corporation shall issue to FTNC a stock certificate or certificates representing such shares of Surviving Corporation Common Stock in exchange for the certificate or certificates which formerly represented shares of Interim Bank Common Stock, which shall be cancelled.

         (C) NO FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of FTNC Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, FTNC shall pay to each holder of Planters Bank Common Stock exchanged pursuant to this Agreement who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such holder's fractional interest by the FTNC Common Stock Average Price (as defined in paragraph (B)(1) of Article I) as used to calculate the Conversation Number (rounded up to the nearest cent).

         (D) PROCEDURES. Certificates which represent shares of Planters Bank Common Stock that are outstanding at the Effective Time (each, a "Certificate") and are converted into the right to receive shares of FTNC Common Stock pursuant to the Merger shall, after the Effective Time, be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates representing the shares of FTNC Common Stock into which such shares have been converted.

         As promptly as practicable after the Effective Date, FTNC shall send to each holder of record of shares of Planters Bank Common Stock outstanding at the Effective Time transmittal materials for use in exchanging the Certificates for such shares for certificates for shares of the FTNC Common Stock into which such shares of the Planters Bank Common Stock have been converted pursuant to the Merger. Upon surrender of a Certificate, together with a duly executed letter of transmittal and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate for the number of shares of FTNC Common Stock to which such holder is entitled, and such Certificate shall forthwith be cancelled. If any such delivery is to be made in whole or in part to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition to such delivery or exchange that the Certificate surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of FTNC or its agent that such tax either has been paid or is not payable.

         No holder of Planters Bank Common Stock shall be entitled to exercise any rights as a shareholder of FTNC until such holder shall have properly surrendered its Certificate(s) (together with all required documents) as set forth above. No dividend or other distribution payable after the Effective Time with respect to the FTNC Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof properly surrenders such Certificate (together with all required documents), at which time such holder shall receive all dividends and distributions, without interest thereon, previously withheld from such holder pursuant hereto. After the Effective Time, there shall be no transfers on the stock transfer books of Planters Bank of shares of Planters Bank Common Stock which were issued and outstanding at the Effective Time and converted pursuant to the provisions of the Merger into the right to receive FTNC Common Stock. If after the Effective Time, Certificates are presented for transfer to Planters Bank, they shall be cancelled and exchanged for the shares of FTNC Common Stock deliverable in respect thereof as determined in accordance with the provisions of Article I, Paragraph (B) and in accordance with the procedures set forth in this Paragraph.

         After the Effective Time, holders of Planters Bank Common Stock shall cease to be, and shall have no rights as, stockholders of Planters Bank, other than to receive shares of FTNC Common Stock into which such shares have been converted or fractional share payments pursuant to this Agreement.

         Notwithstanding the foregoing, neither FTNC nor Planters Bank nor any other person shall be liable to any former holder of shares of Planters Bank Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         In the event any Certificate shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen or destroyed and the receipt by FTNC of appropriate and customary indemnification including, when appropriate, the posting of bond, FTNC will issue in exchange for such lost, stolen or destroyed certificate shares of FTNC Stock, the fractional share payment, if any, deliverable in respect thereof as determined in accordance with this Article I.

               ARTICLE II.  PLANTERS BANK ACTIONS PENDING MERGER

         (A)  Without the prior written consent of FTNC, Planters Bank will not:

         (1) make, declare or pay any dividend on Planters Bank Common Stock for a quarter in 1994 greater than the amount paid for the corresponding quarter in 1993 or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock (other than in a fiduciary capacity or in respect of a debt previously contracted in good faith) or authorize the creation or issuance of or issue or sell any additional shares of Planters Bank's capital stock, or any options, calls or commitments relating to its capital stock, or any securities, obligations or agreements convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, shares of its capital stock, except pursuant to plans or agreements as existing on the date hereof and set forth in EXHIBIT "II(A)(1)" attached hereto;

         (2) merge or consolidate or permit any Significant Subsidiary to merge or consolidate with any other entity or engage in any similar transaction.

         (B) Without the prior written consent of FTNC, which consent will not be unreasonably withheld, Planters Bank will not:

         (1) pay any bonus to, or increase the rate of compensation of, any of its directors, officers or employees, except in the ordinary course of business consistent with past practice, or enter into or permit any subsidiary to enter into any employment contracts with any persons;

         (2) enter into or modify or permit any subsidiary to enter into or modify (except as may be required by applicable law and except for the renewal of any existing plan or arrangement in the ordinary course of business consistent with past practice) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

         (3) except as contemplated by Paragraph (M) of Article IV, substantially modify the manner in which it and its subsidiaries have heretofore conducted their business, taken as a whole, or amend its articles of incorporation or by-laws;

         (4) except for the disposition of loans and cash equivalent assets in the ordinary course of banking business, sell, dispose of or discontinue or permit any subsidiary to sell, dispose or discontinue any of its business, assets (including investment securities) or property,

         (5) except for the acquisition of loans, investment securities and cash equivalent assets in the ordinary course of banking business, acquire any assets or business or permit any subsidiary to acquire any assets or business that is material to such party;

         (6) take any other action or permit any subsidiary to take any action not in the ordinary course of business of it and its subsidiaries, taken as a whole; or

         (7)  directly or indirectly agree to take any of the foregoing actions.





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
                  ARTICLE III.  REPRESENTATIONS AND WARRANTIES

         FTNC represents and warrants to Planters Bank, and Planters Bank represents and warrants to FTNC, that, except as previously disclosed in a letter of FTNC or Planters Bank, respectively, of even date herewith delivered to the other party:

         (A) The facts set forth in the Recitals of this Agreement with respect to it are true and correct;

         (B) The outstanding shares of capital stock of it and its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X), if any, are duly authorized, validly issued and outstanding, fully paid and (subject to 12 U.S.C. Section 55 in the case of a national bank subsidiary and comparable state statutes, in the case of a state bank subsidiary) non-assessable, and subject to no preemptive rights;

         (C) Each of it and its Significant Subsidiaries (EXHIBIT "III(C)(1)" hereto in the case of FTNC sets forth a list of its Significant Subsidiaries and EXHIBIT "III(C)(2)" hereto in the case of Planters Bank sets forth a list of its Significant Subsidiaries) has the power and authority, and is duly qualified in all jurisdictions (except for such qualifications the absence of which either individually or in the aggregate will not have a Material Adverse Effect (as hereinafter defined)) where such qualification is required, to carry on its business as it is now being conducted and to own all its material properties and assets, and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect;

         (D) The shares of capital stock of each of its Significant Subsidiaries are, and in the case of FTNC, all of the shares of capital stock of Interim Bank will be, owned by it (except for director's qualifying shares) free and clear of all liens, claims, encumbrances and restrictions on transfer and there are no rights with respect to such capital stock;

         (E) Subject in the case of Interim Bank to the receipt of approval of its board of directors and subject in the case of Planters Bank and Interim Bank to any required shareholder approvals of this Agreement, and, subject to receipt of required regulatory approvals, this Agreement is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

         (F) The execution, delivery and performance of this Agreement by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute (l) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its subsidiaries or to which it or its subsidiaries (or any of their respective properties) is subject, which breach, violation or default, individually or collectively, is reasonably likely to have a Material Adverse Effect, or enable any person to enjoin any of the transactions contemplated hereby or (2) a breach or violation of, or a default under, the certificate or articles of incorporation or bylaws of it or any of its Significant Subsidiaries; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities referred to in Paragraphs (A)(3) and (A)(4)of Article V and the approval of the board of directors, and shareholders of Interim Bank and the shareholders of Planters

Bank referred to in Paragraph (E) of Article III and any consents and approvals the absence of which will not have a Material Adverse Effect;

         (G) In the case of FTNC, as of their respective dates, neither its Annual Report on Form 10-K for the fiscal year ended December 31, 1993, nor any other document filed subsequent to December 31, 1993 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), each in the form (including exhibits) filed with the Securities and Exchange Commission (the "SEC") contained and in the case of Planters Bank, its unaudited financial statements for the fiscal year ended December 31, 1993 (collectively the "Reports") contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into the Reports (including the related notes and schedules) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flow and changes in financial position or equivalent statements in or incorporated by reference into its Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements or reports, to normal year- end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles applicable, as to FTNC, to bank holding companies, and as to Planters Bank, to banks, consistently applied during the periods involved, except as may be noted therein. It has no material obligations or liabilities (contingent or otherwise) except as disclosed in the Reports ;

         (H) There has been no material adverse change in the financial condition of it and its subsidiaries, taken as a whole, since December 31, 1993;

         (I) All material federal, state, local, and foreign tax returns required to be filed by or on behalf of it or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such returns filed are complete and accurate in all material respects. All taxes shown on returns filed by it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation with respect to any taxes of it and it is not aware of any basis for the assertion of any claim for any tax deficiency for which adequate provision has not been made on its balance sheet that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect;

         (J) (1) Except as disclosed in EXHIBIT "III J(1)(1)" as to FTNC or EXHIBIT "III J(1)(2) as to Planters Bank hereto, no material litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its subsidiaries, which in the reasonable judgment of its President is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated, and to its actual knowledge there are no facts or circumstances which could form the reasonable basis for any claim, action or proceeding (including, but not limited to, a claim for violation of any state or federal fair lending laws or regulations) which is likely to have a Material Adverse Effect, and (2) neither it nor any of its subsidiaries is subject to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or is subject to any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators"), nor has it been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking;

         (K) Except as disclosed in EXHIBIT "III(K)(1)" hereto in the case of FTNC and EXHIBIT "III(K)(2)" hereto in the case of Planters Bank and except for this Agreement and arrangements made in the ordinary course of business, it and its subsidiaries are not bound by any material contract (as defined in Item 601(b)(10)(i) and (ii) of Regulation S-K) to be performed after the date hereof that has not been filed with or incorporated by reference in the Reports;

         (L) All "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), that cover any of its or its Significant Subsidiaries' employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws and no event has occurred and no fact or circumstance exists with respect to any employee benefit plan now or previously existing which could result in a Material Adverse Effect on Planters Bank; neither it nor any of its Significant Subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or
Section 414 of the Code; no Pension Plan had an "accumulated funding deficiency" [as defined in Section 302 of ERISA (whether or not waived)] as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to the respective Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof; no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof; neither it nor any of its Significant Subsidiaries has provided, or is required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code; it and its Significant Subsidiaries have not contributed to a "multiemployer plan" as defined in Section 3(37) of ERISA, on or after September 26, 1980; and it and its Significant Subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement;

         (M) Each of it and its subsidiaries has good title to its properties and assets (other than property as to which it is lessee) except for such defects in title which would not, in the aggregate, have a Material Adverse Effect;

         (N) It knows of no reason why the regulatory approvals referred to in Paragraphs (A)(3) and (A)(4) of Article V should not be obtained without the imposition of any condition of the type referred to in the proviso following such Paragraphs (A)(3) and (A)(4);

         (O) Its reserve for possible loan losses as shown in its financial statements and reports for the fiscal year ended December 31, 1993 was adequate in all material respects under generally accepted accounting principles applicable to banks and safe and sound banking practices;

         (P) It and each of its subsidiaries have all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of it no suspension or cancellation of any of them is threatened;

         (Q) In the case of FTNC, the shares of capital stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights;

         (R) Neither it nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries pending or threatened;

         (S) Except services performed for Planters Bank by Southard Financial and Gerrish & McCreary, P.C., neither it nor any of its subsidiaries, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for it or any of its subsidiaries, in connection with this Agreement or the transactions contemplated hereby;

         (T) The information to be supplied by it for inclusion in (1) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act of 1933, as amended (the "Securities Act"), with the SEC by FTNC for the purpose of, among other things, registering the FTNC Common Stock to be issued to the shareholders of Planters Bank in the Merger (the "Registration Statement"), or (2) the proxy statement to be distributed in connection with Planters Bank's meeting of its shareholders to vote upon this Agreement (as amended or supplemented from time to time, the "Proxy Statement", and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, the "Proxy Statement/Prospectus") will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of stockholders contemplated under this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

         (U) For purposes of this section, the following terms shall have the indicated meaning:

                 "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or

         (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C.
         Section  11001, et seq., the Safe Drinking Water Act, 42 U.S.C.
         Section 300f, et seq., all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

                 "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

                 "Loan Portfolio Properties and Other Properties Owned" means those properties owned or operated by FTNC or Planters Bank or any of their subsidiaries including properties owned or operated in a fiduciary capacity.

         (1) To the best knowledge of it and its subsidiaries, neither it nor any of its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not reasonably be expected to singly or in the aggregate have a Material Adverse Effect;

         (2) To the best knowledge of it and its subsidiaries, none of the Loan Portfolio Properties and Other Properties Owned by it or its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate will not have a Material Adverse Effect; and

         (3) To the best knowledge of it and its subsidiaries, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned by it or its subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which will not have, result in or relate to a Material Adverse Effect.

         (V) Planters Bank does not and is not required to file reports pursuant to the Securities Exchange Act.

         (W) Its credit approval and administration and documentation procedures and practices are consistent with acceptable standards as normally applied by the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation, and to its actual knowledge it is in compliance with applicable state and federal laws, statutes, regulations, rules, orders and requirements regarding bank holding companies and banks, as applicable, except where the failure to comply is not reasonably likely to have a Material Adverse Effect.

                             ARTICLE IV.  COVENANTS

         FTNC hereby covenants to Planters Bank, and Planters Bank hereby covenants to FTNC, that:

         (A) It shall use its best efforts in good faith to take or cause to be taken all action necessary or desirable under this Agreement on its part or, as to FTNC, on the part of Interim Bank as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date and cooperate fully with the other party hereto to that end;

         (B) In the case of Planters Bank, it shall (1) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement as soon as is reasonably practicable; (2) recommend to its shareholders that they approve this Agreement and use its best efforts to obtain such approval; (3) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law (except, in the case of FTNC, for state securities laws and "Blue Sky" permits which are covered by paragraph (E) of this Article IV) and with its certificates of incorporation or charter, as the case may be, and bylaws; and (4) cooperate and consult with FTNC with respect to each of the foregoing matters;

         (C) It will cooperate in the preparation and filing of the Proxy Statement/Prospectus and Registration Statement in order to consummate the transactions contemplated by this Agreement as soon as is reasonably practicable;

         (D) In the case of FTNC, it will advise Planters Bank, promptly after FTNC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of FTNC Common Stock issuable pursuant to this Agreement for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

         (E) In the case of FTNC, it shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement;

         (F) Subject to its disclosure obligations imposed by law, unless approved by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby;

         (G) It shall promptly furnish the other party with copies of written communications received by it, or any of its respective subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Securities Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any governmental body or agency in connection with or material to the transactions contemplated hereby;

         (H) (1) Upon reasonable notice, it shall (and shall cause each of its subsidiaries to) afford the other party hereto, and its officers, employees, counsel, accountants and other authorized representatives (collectively, such party's "Representatives") access, during normal business hours, to all of its and its subsidiaries' properties, books, contracts, tax returns, commitments and records; it shall enable the other party's Representatives to discuss its business affairs, condition (financial and otherwise), assets

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         and liabilities with such third persons, including, without limitation, its directors, officers, employees, accountants, counsel and creditors, as the other party considers necessary or appropriate; and it shall (and it shall cause each of its Significant Subsidiaries to) furnish promptly to the other party hereto (a) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws since December 31, 1991, and (b) all other information concerning its business, properties and personnel as the other party hereto may reasonably request, provided that no investigation pursuant to this Paragraph (H) shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate this Agreement of, the other party hereto; (2) it will, upon request, furnish the other party with all information concerning it, its subsidiaries, directors, officers, partners and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement or any other statement or application made by or on behalf of FTNC, Interim Bank, Planters Bank or any of their respective subsidiaries to any governmental body or agency in connection with or material to the Merger and the other transactions contemplated by this Agreement; and (3) it will not use any information obtained pursuant to this Paragraph (H) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if the transaction contemplated by this Agreement is not consummated, it will hold all information and documents obtained pursuant to this Paragraph
         (H) in confidence unless and until such time as such information or documents otherwise become publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed, and in the event of the termination of this Agreement, it will deliver to the other party hereto all documents so obtained by it and any copies thereof;

         (I) Neither it nor any of its subsidiaries shall solicit or encourage inquiries or proposals with respect to, or, subject to the fiduciary duties of its directors, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a material portion of its assets (whether owned by it directly or owned by any of its subsidiaries), or of a substantial equity interest in it or any business combination with it or any of its subsidiaries other than as contemplated by this Agreement and other than in the case of FTNC, a business combination in which it or a company which is its subsidiary following the transaction is as a practical matter the surviving corporation; and, in the case of Planters Bank, it shall notify FTNC immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, it or any of its subsidiaries; and it shall instruct its officers, directors, agents, advisors and affiliates to comply with the above;

         (J) It shall notify the other party hereto as promptly as practicable of (1) any material breach of any of its representations, warranties or agreements contained herein and (2) any change in its condition (financial or otherwise), properties, business, results of operations or prospects that could have a Material Adverse Effect;

         (K) It shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies, including, in the case of FTNC, submission of applications for approval of this Agreement and the transactions contemplated hereby to the Board of Governors in accordance with the provisions of the Bank Holding Company Act of 1956, as amended (the "BHC Act"), and to such other regulatory agencies as required by law;

         (L) It shall (1) permit the other to review in advance and, to the extent practicable, will consult with the other party on all characterizations of the information relating to the other party and any of its





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
         respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any governmental body or agency in connection with the transactions contemplated by this Agreement; and (2) consult with the other with respect to obtaining all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies necessary or advisable to consummate the transactions contemplated by this Agreement and will keep the other party apprised of the status of matters relating to completion of the transactions contemplated herein;

         (M) Prior to the Closing, Planters Bank shall, consistent with generally accepted accounting principles, modify and change its and each of its subsidiaries' loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied consistently on a mutually satisfactory basis with those of FTNC; provided, however, that Planters Bank shall not be obligated to take any such action pursuant to this Paragraph
         (M) unless and until FTNC acknowledges that all conditions to its obligation to consummate the Merger have been satisfied;

         (N) (1) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of Planters Bank or any of its subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement, or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that FTNC shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), (i) FTNC shall pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law, (ii) the Indemnified Parties may retain one firm of counsel satisfactory to them, and FTNC shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received;provided, however, that in the event that the defendants in, or targets of, any such threatened or actual claim, action, suit, proceeding or investigation include more than one Indemnified Party, and any Indemnified Party shall have reasonably concluded based on the opinion of its own counsel, that there may be one or more legal defenses available to it or to another Indemnified Party which are in conflict with those available to FTNC, Planters Bank or any other Indemnified Party, then such Indemnified Party may employ separate counsel to represent or defend it or any other person entitled to indemnification and reimbursement hereunder with respect to any such claim, action, suit, proceeding or investigation in which it or such other person may become involved or is named as defendant and FTNC shall pay the reasonable fees and expenses of such counsel and (iii) FTNC will use its best efforts to assist in the vigorous defense of any such matter, provided that FTNC shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and provided further that FTNC shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Paragraph (N) of Article IV hereof upon learning of any such claim, action, suit, proceeding or investigation, shall notify FTNC thereof,provided that the failure to so notify shall not affect the obligations of FTNC under this Paragraph (N) of Article IV hereof except to the extent such failure to notify materially prejudices FTNC. Notwithstanding the foregoing, no indemnification shall be provided the Indemnified Parties hereunder if the claim, action, suit, proceeding or investigation arises, in whole or in part, out of any material misrepresentation contained in this Agreement or material breach of covenants, representations, warranties or agreements contained in this Agreement by Planters Bank or any Indemnified Party;

         (2) FTNC and Planters Bank agree that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in Planters Bank's articles of incorporation or by-laws, or similar governing documents of any of its subsidiaries as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of not less than three (3) years from the Effective Time, provided, however, that all rights to indemnification in respect of any claim (a "claim") asserted or made within such period shall continue until the final disposition of such Claim;

         (3) This Paragraph (N) of Article IV is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of FTNC;

         (4) In the event FTNC or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of FTNC assume the obligations set forth in this Paragraph (N) of Article IV.

         (O) Planters Bank and FTNC will each use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment;

         (P) In the case of Planters Bank, it shall use its best efforts to cause each person who is on the date hereof an "affiliate" of Planters Bank (as that term is defined in Section (B)(8) of Article V hereof) to execute and deliver to FTNC the written undertakings on the form attached hereto as EXHIBIT "IV(P)" on the date this Agreement is executed and shall use its best efforts to cause any other person who subsequently becomes an "affiliate" to execute and deliver such written undertakings not later than forty (40) days prior to the Effective Date.

         (Q) In the case of Planters Bank, it shall cause to be delivered to FTNC as soon as reasonably practicable but not later than May 7, 1994, it audited financial statements for the fiscal year ended December 31, 1993.

         (R) As to any loan or series of loans to a single borrower or loan transactions in excess of One Million Dollars ($1,000,000.00) in the aggregate, FTNC shall notify Planters Bank within ten (10) business days from the date of this Agreement as to any additional or different loan documentation which FTNC requests be obtained (a "Documentation Request").

                     ARTICLE V.  CONDITIONS TO CONSUMMATION

         (A) The respective obligations of FTNC and Planters Bank to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:

         (1) This Agreement and the transactions contemplated hereby shall have been approved by the requisite votes of the shareholders of Planters Bank and by FTNC as the sole shareholder of Interim Bank in accordance with applicable law;

         (2) Prior to the date of approval of this Agreement by its Board of Directors, Planters Bank shall have received a letter from Southard Financial to the effect that in the opinion of such firm, the terms of the transaction are fair to the shareholders of Planters Bank from a financial point of view;

         (3) The procurement of approval of this Agreement and the transactions contemplated hereby by the Board of Governors of the Federal Reserve System and by the Federal Deposit Insurance Corporation, and the expiration of any statutory waiting periods;

         (4) Procurement of all other regulatory consents and approvals (including, without limitation, any required consents or approvals from state banking authorities) which are necessary to the consummation of the transactions contemplated by this Agreement; provided, however, that no approval or consent in Paragraphs (A)(3) and (A)(4) of this Article V shall be deemed to have been received if it shall include any conditions or requirements which would reduce the benefits of the transactions contemplated hereby to such a degree that FTNC or Planters Bank would not have entered into this Agreement had such conditions or requirements been known at the date hereof;

         (5) The satisfaction of all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement;

         (6) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger;

         (7) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger;

         (8) The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

         (9) Heiskell, Donelson, Bearman, Adams, Williams and Caldwell shall have delivered its opinion dated as of the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly: (i) no gain or loss will be recognized by FTNC or Planters Bank as a result of the Merger, (ii) no gain or loss will be recognized by the shareholders of Planters Bank who exchange their shares of Planters Bank Common Stock solely for shares of FTNC Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in FTNC Common Stock); (iii) the tax basis of the shares of FTNC Common

         Stock received by shareholders who exchange all of their shares of Planters Bank Common Stock solely for shares of FTNC Common Stock in the Merger will be the same as the tax basis of the shares of Planters Bank Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and (iv) the holding period of the shares of FTNC Common Stock received in the Merger will include the period during which the shares of Planters Bank Common Stock surrendered in exchange therefor were held, provided such shares of Planters Bank Common Stock were held as capital assets at the Effective Time. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Planters Bank, FTNC, Interim Bank and others.

         (B) The obligation of FTNC to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

         (1) FTNC and its directors and officers who sign the Registration Statement shall have received from Planters Bank's independent certified public accountants "cold comfort" letters, dated (i) the date of the mailing of the Proxy Statement/Prospectus to Planters Bank's shareholders and (ii) shortly prior to the Effective Date, with respect to certain financial information regarding Planters Bank in the form customarily issued by such accountants at such time in transactions of this type;

         (2) FTNC shall have received an opinion, dated the Effective Date, of Planters Bank's counsel in the form and to the effect customarily received in transactions of this type;

         (3) Each of the representations, warranties and covenants contained herein of Planters Bank, subject to the disclosure letter of Planters Bank except for disclosures as to representations and covenants made in Paragraph (L) of Article III, shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and FTNC shall have received a certificate signed by the President of Planters Bank, dated the Effective Date, to such effect. Any effect on Planters Bank as a result of action taken by Planters Bank pursuant to Paragraph (M) of Article IV shall be disregarded for purposes of determining the truth or correctness of any representation or warranty of Planters Bank and for purposes of determining whether any conditions are satisfied. Determination as to whether the representations and covenants of Planters Bank contained in Paragraph (L) of Article III are true and correct in all material respects on the date hereof or on the Effective Date, or both, or as to whether any event shall have occurred or any fact or circumstance exists with respect to any employee benefit plan which could result in a Material Adverse Effect, shall be made without regard to and without giving effect to any disclosures, written or oral, made in any Exhibit hereto or in the letter from Planters Bank provided for in the first unlettered paragraph of Article III hereof;

         (4) FTNC shall have received all state securities laws and "Blue Sky" permits and other authorizations necessary to consummate the transactions contemplated hereby;

         (5) FTNC shall have received a letter dated as of the Effective Date from its independent certified public accountants to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with this Agreement;

         (6) No litigation or proceeding is pending which (i) has been brought against FTNC or Planters Bank or any of their subsidiaries by any governmental agency seeking to prevent consummation of the transactions contemplated hereby or (ii) in the reasonable judgement of the Chief Executive Officer of Planters Bank is likely to have a Material Adverse Effect on Planters Bank;

         (7) The audited financial statements prepared by Reynolds, Bone & Griesbeck confirm that Planters Bank's unaudited financial statements for the fiscal year ended December 31, 1993, fairly present the financial position of Planters Bank and the statements of operations and retained earnings and of cash flow and changes in financial position or equivalent statement fairly presents the results of operation, retained earnings and cash flows and changes in financial position; and

         (8) Each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying for "pooling-of-interests" treatment as described below) of Planters Bank shall have delivered to FTNC a written agreement satisfactory to FTNC providing, among other matters, that such person will not sell, pledge, transfer or otherwise dispose of or take any action to reduce his risk with respect to any shares of Planters Bank Common Stock held by such "affiliate" or the shares of FTNC Common Stock to be received by such "affiliate" in the Merger (1) in the case of shares of FTNC Common Stock only, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder, and (2) during the periods during which any such sale, pledge, transfer or other disposition or action would, under generally accepted accounting principles or the rules, regulations or interpretations of the SEC, disqualify the Merger for pooling-of-interests accounting treatment. The parties understand that such periods in general encompass the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of FTNC and Planters Bank within the meaning of Section 201-01 of the SEC's Codification of Financial Reporting Policies.

         (C) The obligation of Planters Bank to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

         (1) Planters Bank shall have received from FTNC's independent certified public accountants "cold comfort" letters, dated (i) the date of the mailing of the Proxy Statement/ Prospectus to Planters Bank's shareholders, and (ii) shortly prior to the Effective Date, with respect to certain financial information regarding FTNC in the form customarily issued by such accountants at such time in transactions of this type;

         (2) Planters Bank shall have received an opinion, dated the Effective Date, of FTNC's counsel in the form and to the effect customarily received in transactions of this type;

         (3) Each of the representations, warranties and covenants contained herein of FTNC, subject to the disclosure letter of FTNC shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and Planters Bank shall have received a certificate signed by the President or Chief Financial Officer of FTNC, dated the Effective Date, to such effect; and

         (4) No litigation or proceeding is pending which (i) has been brought against FTNC or Planters Bank or any of their subsidiaries by any governmental agency, seeking to prevent consummation of the transactions contemplated hereby or (ii) in the reasonable judgment of the President and Chief Financial Officer of FTNC is likely to have a Material Adverse Effect on FTNC.

                            ARTICLE VI.  TERMINATION

         This Agreement may be terminated prior to the Effective Date, either before or after its approval by the stockholders of Planters Bank:

         (A) By the mutual consent of FTNC and Planters Bank, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

         (B) By FTNC or Planters Bank, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of the failure of the shareholders of Planters Bank to approve this Agreement by the requisite vote at its meeting called to consider such approval, or a material breach by the other party hereto of any representation, warranty or agreement contained herein which is not cured or not curable within 60 days after written notice of such breach is given to the party committing such breach by the other party hereto;

         (C) By FTNC or Planters Bank, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by one year from date of Agreement unless the failure to so consummate by such time is due to the breach of this Agreement by the party seeking to terminate; or

         (D) By FTNC or Planters Bank, if its Board of Directors so determines by vote of a majority of the members of its entire Board, if the FTNC Common Stock Average Price is less than $34 per share by written notice (a "Termination Notice") to the other party delivered within three (3) business days after the last day of the Calculation Period. If Planters Bank exercises its right to terminate the Merger under this Paragraph (D), and FTNC elects to exercise its right to require Planters Bank to consummate the Merger as provided in Paragraph (B)(1) of Article I, FTNC must give written notice of its election to require consummation to Planters Bank not later than the close of business on the third business day following receipt of the Planters Bank Termination Notice. If between the Calculation Date and the Effective Date, the outstanding shares of FTNC Common Stock shall be increased, decreased, changed into or exchanged for a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within such period, or other like changes in FTNC's capitalization shall have occurred, the FTNC Common Stock Average Price shall be adjusted accordingly.

         (E) Subject to the provisions of Paragraph (F) of this Article VI, in the event of the termination of this Agreement by either FTNC or Planters Bank, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or willful misrepresentation contained in this Agreement.

         (F) Upon the occurrence of a Subsequent Triggering Event that occurs prior to a Termination Event as described in this paragraph and notwithstanding any other provision of this Agreement to the contrary, Planters Bank will pay to FTNC liquidated damages in the amount of $950,000.

         For purposes of this Paragraph (F), the following terms shall have the indicated meaning: The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

                 (1) Planters Bank shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (other than FTNC or a subsidiary of FTNC), or the board of directors of Planters Bank shall have recommended that the stockholders of Planters Bank approve or accept any Acquisition Transaction (other than that contemplated by this Agreement). The term "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Planters Bank,
         (y) a purchase, lease or other acquisition of all or any substantial part of the assets of Planters Bank or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Planters Bank. The term "person" for purposes of this Paragraph shall have the meaning assigned thereto in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder;

                 (2) Any person (other than FTNC, a subsidiary of FTNC or any subsidiary acting under any employee benefit plan for FTNC or any of its subsidiaries) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of the Planters Bank Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder);

                 (3) Any person (other than FTNC or a subsidiary of FTNC) shall have made a proposal (in writing or orally) to Planters Bank or any one or more of its shareholders owning ten percent (10%) or more (singly or in the aggregate) of the outstanding shares of Planters Bank Common Stock that results in or is a part of an Acquisition Transaction;

                 (4) After a proposal is made by any person (other than FTNC or a subsidiary of FTNC) to Planters Bank or its stockholders to engage in an Acquisition Transaction, Planters Bank shall have breached any covenant or obligation contained in this Agreement and such breach would entitle FTNC to terminate the Merger Agreement (without regard to the cure periods provided for therein) and such breach shall not have been cured within seven (7) days; or

                 (5) Any person (other than FTNC or a subsidiary of FTNC), shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

         "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

                 (1) The acquisition by any person of beneficial ownership of 25% or more of the then outstanding Planters Bank Common Stock; or

                 (2) The occurrence of the Initial Triggering Event described in clause (1) of the definition of "Initial Triggering Event" of this Paragraph (F), except that the percentage referenced in clause (z) shall be 25%.

         "Termination Event" shall mean each of the following: (i) the Effective Date of the Merger, (ii) termination of this Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event or (iii) the passage of 12 months after termination of this Agreement if such termination follows the occurrence of an Initial Triggering Event.

         Planters Bank shall notify FTNC promptly in writing of the occurrence of any Initial Triggering Event and of any Subsequent Triggering Event.

         (G) By FTNC within thirty (30) days from the date of a Documentation Request if FTNC determines that adequate documentation has not been provided.

         (H) By FTNC within fifteen (15) days from the date of this Agreement if FTNC determines that, as to the specific matters referred to in paragraph "L" of Planters Bank's disclosure letter, Planters Bank's representations and covenants in Paragraph (L) of Article III are not true in all material respects or that facts or circumstances exist with respect to any employee benefit plan, now or previously existing, which could result in a Material Adverse Effect, such determination to be made by FTNC without regard to and without giving effect to the disclosure of the matters addressed in Paragraph "L" of Planters Bank's disclosure letter. This Paragraph (H) shall not otherwise limit or affect FTNC's rights or Planters Bank's obligations hereunder.

                ARTICLE VII.  EFFECTIVE DATE AND EFFECTIVE TIME

         On the last business day of the month during which the expiration of all applicable waiting periods in connection with governmental approvals occurs and all conditions to the consummation of this Agreement are satisfied or waived, or on such earlier or later date as may be agreed by the parties, a certificate of merger or articles of merger, as appropriate, shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such certificate of merger. The date of such filing or such later effective date is herein called the "Effective Date". The "Effective Time" of the Merger shall be 4:01 P.M. in the State of Mississippi on the Effective Date (or such other time on the Effective Date as may be agreed by the parties).

                          ARTICLE VIII.  OTHER MATTERS

         (A) Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated except where otherwise specifically defined:

         (1) "Material Adverse Effect," with respect to a person, means any condition, event, change or occurrence that, individually or collectively, is reasonably likely to have a material adverse effect upon (x) the condition, financial or otherwise, properties, business, results of operations or prospects of such person and its subsidiaries, taken as a whole, or (y) the ability of such person to perform its obligations under, and to consummate the transactions contemplated by, this Agreement; provided, however, that as to the representations and warranties made by Planters Bank in Article III, Section (U)(1), (2) and (3), a Material Adverse Effect shall have occurred if the reasonably projected costs of remediation and/or the cost of all fines, penalties, costs or expenses to which Planters Bank is or may be subject under Environmental Laws as a result of any one or more breaches of such representations and warranties exceed $500,000 in the aggregate and as to all other representations, warranties and covenants of Planters Bank, a Material Adverse Effect shall have occurred if the actual or reasonably projected costs of all losses, fines, penalties, costs or expenses (including costs of remediation) as a result of any one or more breaches of such representations, warranties and covenants exceed $250,000 in the aggregate.

         (2) "Person" includes an individual, corporation, partnership, association, trust or unincorporated organization.

         (B) Survival. The agreements and covenants of the parties which by their terms apply in whole or in part after the Effective Time shall survive the Effective Date. All other representations, warranties, agreements and covenants shall be deemed to be conditions of this Agreement and shall not survive the Effective Date. If this Agreement shall be terminated, the agreements of the parties in Paragraph
(H)(3) of Article IV, in Paragraphs (E) and (F) of Article VI and Paragraphs
(F) and (G) of this Article shall survive such termination.

         (C) Amendment; Modification; Waiver. Prior to the Effective Date, any provision of this Agreement may be (i) waived by the party benefitted by the provision or by both parties or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective Boards of Directors (to the extent allowed by law), except that, after the vote by the shareholders of Planters Bank, Paragraph (B) of Article I shall not be amended or revised.

         (D) Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

         (E) Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Tennessee.

         (F) Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby including fees and expenses of its own brokers, finders, financial consultants, accountants and counsel ("Transaction Expenses"), except printing expenses which shall be shared equally. Planters Bank agrees that its Transaction Expenses will not exceed $125,000.

         (G) Disclosure. Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.

         (H) Notices. All notices, requests, acknowledgements and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

         IF TO
         PLANTERS BANK, TO:                        PLANTERS BANK
                                                   Post Office Box 127
                                                   Tunica, Mississippi 38676
                                                   ATTN: William C. Wood
                                                   FEDERAL EXPRESS ADDRESS:
                                                   1202 Edwards Avenue
                                                   Tunica, Mississippi  38676

         With Copies to:                           Gerrish & McCreary, P.C.
                                                   700 Colonial Road, Suite 200
                                                   Memphis, Tennessee 38117
                                                   P. O. Box 242120
                                                   Memphis, Tennessee 38124-2120
                                                   ATTN:  Jeffrey C. Gerrish

         IF TO FTNC, TO:                       FIRST TENNESSEE NATIONAL
                                                CORPORATION
                                               165 Madison Avenue
                                               Memphis, Tennessee 38103
                                               ATTN: Elbert L. Thomas, Jr.

         With Copies to:                       HEISKELL, DONELSON, BEARMAN,
                                                ADAMS, WILLIAMS & CALDWELL
                                               165 Madison Avenue, 20th Floor
                                               Memphis, Tennessee 38103
                                               ATTN: Charles T. Tuggle, Jr.

                                               FIRST TENNESSEE NATIONAL
                                                CORPORATION
                                               165 Madison Avenue
                                               Memphis, Tennessee 38103
                                               ATTN: Harry A. Johnson, III

         (I) No Third Party Beneficiaries. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided for herein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         (J) Entire Agreement. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

         (K) Assignment. This Agreement may not be assigned by any party hereto without the written consent of the other parties.

         (L) Directors' Shares. To the extent that directors' qualifying shares shall exist with respect to Planters Bank, Planters Bank shall take such action with respect to such shares as FTNC shall reasonably request.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers as of the day and year first above written.


                                        FIRST TENNESSEE NATIONAL CORPORATION


                                        By:/s/ Elbert L. Thomas, Jr.
                                           -------------------------
                                        Title: Senior Vice President
                                               FTNC


                                        PLANTERS BANK


                                        By:/s/ William C. Wood
                                           -------------------
                                        Title: President and
                                               Chief Executive Officer
                                               PLANTERS BANK

                                                                     APPENDIX B

                                    SOUTHARD
                                   FINANCIAL




                                FAIRNESS OPINION

                             MERGER BY AND BETWEEN
                      FIRST TENNESSEE NATIONAL CORPORATION
                                      AND
                                 PLANTERS BANK





                              As of March 28, 1994





                                     Dated
                                 March 28, 1994

                                   SOUTHARD
                                  FINANCIAL

                                March 28, 1994


Board of Directors
Planters Bank
Tunica, Mississippi

         RE: FAIRNESS OPINION RELATIVE TO PENDING AGREEMENT OF PLANTERS BANK, TUNICA, MISSISSIPPI, TO MERGE WITH AND INTO FIRST TENNESSEE NATIONAL CORPORATION, MEMPHIS, TENNESSEE

Gentlemen:

The Board of Directors of Planters Bank ("Planters") retained Southard Financial, in its capacity as a financial valuation and consulting firm, to render its opinion of the fairness, from a financial viewpoint, of the acquisition of Planters by First Tennessee National Corporation ("FTNC"). Southard Financial and its principals have no past, present, or future contemplated financial, equity, or other interest in either Planters or FTNC.

APPROACH TO ASSIGNMENT

The approach to this assignment was to consider the following factors:

  [ ] A review of the financial performance and position of Planters and the value of its common stock;

  [ ] A review of the financial performance and position of FTNC and the value of its common stock;

  [ ]    A review of recent Bank merger transactions;

  [ ] A review of the current and historical market prices of bank holding companies in Mississippi, Tennessee, and surrounding states;

  [ ] A review of the investment characteristics of the common stock of Planters and FTNC;

  [ ] A review of the Agreement and Plan of Merger by and between First Tennessee National Corporation and Planters Bank, dated March 29, 1994;

  [ ] An evaluation of the impact of the merger on the expected return to the current shareholders of Planters; and,

  [ ] An evaluation of other factors as were considered necessary to render this opinion.

It is Southard Financial's understanding that the merger and resulting exchange of the stock of First Tennessee National Corporation for the outstanding common stock of Planters Bank constitutes a non-taxable exchange for federal income tax purposes.

Board of Directors
Planters Bank
Page 2




DUE DILIGENCE REVIEW PROCESS

In performing this assignment, Southard Financial reviewed the documents specifically outlined in Exhibit 1 pertaining to Planters Bank and in Exhibit 2 pertaining to First Tennessee National Corporation.

REVIEW OF PLANTERS BANK

Southard Financial visited with the management of Planters in Tunica, Mississippi. Discussions included questions regarding the current and historical financial position and performance of Planters, its outlook for the future, and other pertinent factors.

REVIEW OF FIRST TENNESSEE NATIONAL CORPORATION

Southard Financial visited with the management of FTNC in Memphis, Tennessee. Discussions included questions regarding the current and historical financial position and performance of FTNC and its primary operating subsidiary, First Tennessee Bank National Association, its outlook for the future, and other pertinent factors.

MERGER DOCUMENTATION

Southard Financial reviewed the Agreement and Plan of Merger By and Between First Tennessee National Corporation and Planters Bank, dated March 29, 1994. Appropriate aspects of this agreement were discussed with management and with legal counsel for Planters. (See Exhibit 3, Terms of the Agreement and Plan of Merger.)

Southard Financial did not independently verify the information reviewed, but relied on such information as being complete and accurate in all material respects. Southard Financial did not make any independent evaluation of the assets of FTNC or Planters, but reviewed data supplied by the management of both institutions.

Board of Directors
Planters Bank
Page 3




MAJOR CONSIDERATIONS

Numerous factors were considered in the overall review of the proposed merger. The review process included considerations regarding Planters, FTNC, and the proposed merger. The major considerations are as follows:

PLANTERS BANK

  o      Historical earnings;
  o      Historical dividend payments;
  o      Outlook for future performance, earnings, and dividends;
  o      Economic conditions and outlook in Planters's market;
  o      The competitive environment in Planters's market;
  o      Comparisons with peer banks;
  o      Potential risks in the loan and securities portfolios;
  o      Recent minority stock transactions in Planters's common stock; and,
  o Other such factors as were deemed appropriate in rendering this opinion.

FIRST TENNESSEE NATIONAL CORPORATION

  o      Historical earnings;
  o      Historical dividend payments;
  o      Outlook for future performance, earnings, and dividends;
  o      Economic conditions and outlook in FTNC's market;
  o      The competitive environment in FTNC's market;
  o      Comparisons with peer banks;
  o      Potential risks in the loan and securities portfolios;
  o      Recent minority stock transactions in FTNC's common stock; and,
  o Other such factors as were deemed appropriate in rendering this opinion.

COMMON FACTORS

  o      Historical and current bank merger pricing;
  o Current market prices for minority blocks of common stocks of regional bank holding companies in Mississippi, Tennessee, and surrounding states;

Board of Directors
Planters Bank
Page 4




THE PROPOSED MERGER

  o      The merger agreement and its terms;
  o      The specific pricing of the merger;
  o      Adequacy of the consideration paid to the shareholders of Planters;
  o The assumption that the tax opinion regarding the tax-free nature of the exchange will be upheld;
  o The amount of debt and goodwill on the balance sheet of FTNC and the impact of the merger of Planters on FTNC's capital and liquidity positions;
  o The historical dividend payments of FTNC and the likely impact on the dividend income of the current shareholders of Planters (equivalency of cash dividends);
  o Pro-forma combined income statements for FTNC post merger and the expected returns to Planters shareholders (equivalency of earnings yield);
  o The market for minority blocks of FTNC common stock during the past three years; and,
  o      Other such factors as deemed appropriate.

OVERVIEW OF FAIRNESS ANALYSIS

In connection with rendering its opinion, Southard Financial performed a variety of financial analyses, which are summarized below. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not susceptible to partial analyses or summary description. In its analyses, Southard Financial made numerous assumptions, many of which are beyond the control of Planters and FTNC. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned a greater significance than any other. (More details on the analyses prepared by Southard Financial are contained in Exhibits 4-8.)

DIVIDEND YIELD ANALYSIS

In evaluating the impact of the proposed merger on the shareholders of Planters, Southard Financial reviewed the dividend paying histories of Planters and FTNC. Based upon this review, it is reasonable to expect that the shareholders of Planters, in total, will receive dividends at or above the level currently paid by Planters, after the merger is completed (defined as post merger combined dividends per share times the exchange ratio). This is predicated on the assumption that FTNC will continue per share dividends at current levels (see Exhibit 4).

Board of Directors
Planters Bank
Page 5




EARNINGS YIELD ANALYSIS

In evaluating the impact of the proposed merger on the shareholders of Planters, Southard Financial determined that, based upon the proposed exchange ratio, the shareholders of Planters would have seen an increase in their share of earnings (defined as post merger combined earnings per share times the exchange ratio), had the merger been consummated by year-end 1993. The analysis also suggests expected higher earnings yields for Planters shareholders in subsequent years if the merger is consummated (see Exhibit 4).

BOOK VALUE ANALYSIS

In evaluating the impact of the proposed merger on the shareholders of Planters, Southard Financial determined that the shareholders of Planters would have seen a substantial increase in the book value of their investment had the merger been consummated prior to year-end 1993.

ANALYSIS OF ALTERNATIVES

In evaluating the fairness of the proposed merger on the shareholders of Planters, Southard Financial reviewed with management other offers received for the purchase/merger of Planters. Further, Southard Financial considered recent public market merger pricing information (see Exhibit 5).

ANALYSIS OF MARKET TRANSACTIONS

Based upon the merger terms, Planters shareholders will receive 240% of year-end 1993 book value per share, and 20.62x reported 1993 earnings. Based upon the review conducted by Southard Financial, the pricing for Planters in the merger is above the multiples seen in recent bank acquisitions (see Exhibit
5).

FUNDAMENTAL ANALYSIS

Southard Financial reviewed the financial characteristics of Planters and FTNC with respect to profitability, capital ratios, liquidity, asset quality, and other factors. Southard Financial compared Planters and FTNC to a universe of publicly traded banks and bank holding companies and to peer groups prepared by the Federal Financial Institutions Examination Council (FFIEC). Southard Financial found that the post-merger combined entity will have capital ratios and profitability ratios near those of the public peer group and the FFIEC peer group (predominantly non-publicly traded banks). (See Exhibits 6-7.)

Board of Directors
Planters Bank
Page 6




LIQUIDITY

Unlike Planters stock, FTNC shares are registered with the SEC, and are actively traded on the NASDAQ market. Further, except in the case of officers and directors of Planters, FTNC shares received will be freely tradeable with no restrictions.

SUMMARY OF ANALYSES

The summary set forth does not purport to be a complete description of the analyses performed by Southard Financial. The analyses performed by Southard Financial are not necessarily indicative of actual values, which may differ significantly from those suggested by such analyses. Southard Financial did not appraise any individual assets or liabilities of Planters or FTNC. Throughout the due diligence process, all information provided by Planters, FTNC, and third party sources, was relied upon by Southard Financial without independent verification.

FAIRNESS OPINION

Based upon the analyses of the foregoing and such matters as were considered relevant, it is the opinion of Southard Financial that the terms of the offer for the acquisition of Planters Bank by First Tennessee National Corporation are fair, from a financial viewpoint, to the shareholders of Planters Bank.

Thank you for this opportunity to be of service to the shareholders of Planters Bank.

                                        Sincerely yours,

                                        SOUTHARD FINANCIAL


                                        Douglas K. Southard
                                        ----------------------------------
                                        Douglas K. Southard, DBA, CFA, ASA

Attachments:

  Exhibit 1:  Planters Bank, Document Review List
  Exhibit 2:  First Tennessee National Corporation, Document Review List
  Exhibit 3:  Terms of the Agreement and Plan of Merger
  Exhibit 4:  Expected Impact of the Merger on the Shareholders of Planters Bank
  Exhibit 5:  Comparison of The Merger Pricing to Public Market Transactions
  Exhibit 6:  Overview of Planters Bank
  Exhibit 7:  Overview of First Tennessee National Corporation
  Exhibit 8:  Qualifications of Southard Financial

                                   EXHIBIT 1
                                 PLANTERS BANK
                              DOCUMENT REVIEW LIST



  1. Consolidated Reports of Condition and Income ("Call Report") for the period ended December 31, 1993.

  2. Uniform Bank Performance Report ("UBPR") for the periods ended December 31, 1992-93.

  3.     Portfolio Accounting Report as of February 28, 1994.

  4. Summary analysis of loan loss reserve calculation and determination of adequacy.

  5. Report on Special Examination, dated June 11, 1993, prepared by Reynolds, Bone & Griesbeck, certified public accountants.

  6.     Offer letters from other institutions.

  7. Additional pertinent information deemed necessary to render this opinion.

                                  EXHIBIT 2
                     FIRST TENNESSEE NATIONAL CORPORATION
                             DOCUMENT REVIEW LIST



  1. Annual Reports (including auditor's reports) for the years ended December 31, 1990-93.

  2. Securities and Exchange Commission Annual Report (Form 10-K) for the year ended December 31, 1993.

  3. Securities and Exchange Commission Quarterly Report (Form 10-Q) for the quarters ended March 31, 1993, June 30, 1993, and September 30, 1993.

  4.     Supplemental Quarterly Report for the year ended December 31, 1993.

  5. Research reports by The Robinson-Humphrey Company, Inc.; The First Boston Corporation; First Manhattan Co.; Morgan Keegan & Company, Inc.; Keefe, Bruyette & Woods, Inc.; and J.C. Bradford & Co.

  6.     Budget for 1994.

  7. Asset Quality Activity report covering the 1989-93 period, and detail of all classified assets, non-accrual loans, and other real estate owned in excess of $1.0 million as of December 31, 1993.

  8.     Due diligence file regarding Planters Bank.

  9. Minutes of all regular and special meetings of the Shareholders and Board of Directors during 1993.

 10. Additional pertinent information deemed necessary to render this opinion.

                                   EXHIBIT 3
                                  TERMS OF THE
                          AGREEMENT AND PLAN OF MERGER

The Agreement and Plan of Merger, dated as of March 29, 1994, by and between First Tennessee National Corporation and Planters Bank (the "Agreement") contains several provisions. The following are key provisions of the
Agreement:

   In exchange for the 60,000 shares of Planters common stock outstanding, Planters shareholders will receive newly issued shares of FTNC common stock.

   The parties intend for the merger to qualify as a "reorganization" under the Internal Revenue Code. Thus, the exchange of Planters stock for FTNC stock is expected to qualify as a tax-free exchange for Federal income tax purposes. The exchange of cash for fractional shares may have tax consequences.

   The exchange ratio will be based upon the result of $234.00 divided by the average of the closing prices of FTNC common stock on the twenty trading days immediately prior to the tenth calendar day preceding the effective date of the transaction (the "average price").

   If the average price is greater than $42.00 per share, the exchange ratio will be calculated based upon an average price of $42.00 per share. If the average price is less than $34.00 per share, FTNC may require Planters to consummate the transaction using the average price. If FTNC does not exercise this option, then either party may terminate the Agreement.

   No fractional shares will be issued by FTNC. Planters shareholders who would otherwise have been entitled to fractional shares will be paid in cash based upon the average price of FTNC stock.

   The Agreement may be terminated by mutual consent of the Board of Directors of each institution or by either party's Board of Directors if the merger is not approved by its shareholders.

   The exchange ratio will be adjusted to reflect any reclassification, recapitalization, split-up, combination or exchange of shares, or stock dividend which might occur at FTNC subsequent to the date of the Agreement but prior to the consummation of the merger.

Based upon the terms of the Agreement, Planters shareholders would receive:

   - 6.882 shares of FTNC stock (fractional shares paid in cash) if the average price of FTNC stock (as defined above) is $34.00 per share;
   - 5.571 shares of FTNC stock (fractional shares paid in cash) if the average price of FTNC stock is $42.00 per share or above;
   - something more than 6.882 shares of FTNC stock if the average price of FTNC stock is below $34.00 per share; or,
   - something in between 5.571 shares and 6.882 shares of FTNC stock if the average price is between $34.00 per share and $42.00 per share.

                                   EXHIBIT 4
                         EXPECTED IMPACT OF THE MERGER
                     ON THE SHAREHOLDERS OF PLANTERS BANK

The following is a summary of the various analyses undertaken in conjunction with this fairness opinion. This summary is not intended to represent all analyses performed by Southard Financial, but is presented here for the convenience of Planters Bank and its shareholders.

The average price of FTNC common stock for the twenty trading days prior to the date of this fairness opinion, as calculated by Southard Financial, was $38.756 per share. Assuming this price as the average price to be used in the merger, Planters shareholders would receive six (6) shares of FTNC stock, plus $1.46 in cash for each share of Planters stock exchanged under the Agreement.

EARNINGS Planters earned $11.35 per share in 1993. FTNC earned $4.26 per share in 1993. Had the merger been consummated prior to January 1, 1993, each former Planters share would have earned $25.56 in 1993 (FTNC 1993 earnings of $4.26 per share times six shares). This represents an increase of 125.2% over what Planters earned in 1993, not including interest earned on the $1.46 cash payment.

                 Based upon the average of the analysts surveyed, FTNC is expected to earn $4.65 per share in 1994. On an ongoing basis, Southard Financial estimates that Planters should earn $12-$13 per share in 1994. Given these estimates, and assuming that the merger was consummated prior to January 1, 1994, Planters shareholders would see an increase of about 115%-130% over what Planters would be expected to earn in 1994, absent the merger.

DIVIDENDS        Each share of Planters stock received $4.00 per share in
                 dividends in 1993. Had the merger been consummated prior to January 1, 1993, each former share of Planters stock would have received dividends of $9.00 in 1993 (FTNC 1993 dividends of $1.50 per share times six shares). This represents an increase of 125.0% over the dividends paid to Planters shareholders in 1993.

BOOK VALUE       Reported book value of Planters at December 31, 1993 was
                 $97.50 per share. Reported book value of FTNC at December 31, 1993 was $23.97 per share. Had the merger been consummated prior to December 31, 1993, each former Planters share would have book value of $143.82 (FTNC year-end 1993 book value of $23.97 per share times six shares). This represents 147.5% of Planters book value at year-end.

LIQUIDITY        Unlike Planters stock, FTNC shares are registered with the
                 SEC, and are actively traded on the NASDAQ market. Average daily trading volume was about 73,000 shares from January 1 to March 25, 1994. Further, except in the case of officers and directors of Planters, FTNC shares received will be freely tradeable with no restrictions.

Based upon the analyses discussed above, and other analyses performed by Southard Financial, the impact of the merger on the shareholders of Planters Bank is expected to be highly favorable.

                                   EXHIBIT 5
                        COMPARISON OF THE MERGER PRICING
                         TO PUBLIC MARKET TRANSACTIONS

Southard Financial compared the pricing terms of the Agreement to the pricing of recent acquisitions of banks and bank holding companies across the United States, and to the minority interest prices of publicly traded banks and bank holding companies in the Southeast.

Pricing data for recent acquisitions of banks and bank holding companies (nationwide) is summarized as follows:

                                                    Price/          Price/
                                                   Earnings        Book Val
                                                   --------        --------
                 All Transactions                   17.59x           171%
                 All Cash Transactions              13.41x           141%
                 All Stock Transactions             18.28x           183%
                 Mixtures - Cash & Stock & Other    18.75x           175%
                 Mississippi & Contiguous States    13.84x           185%

The merger of Planters into FTNC will take place at 20.62x 1993 earnings and 240% of year-end 1993 book value, or well above recent market multiples.

In determining the attractiveness of owning FTNC stock, it is important to examine FTNC's recent pricing in comparison with recent pricing multiples for publicly traded banks and bank holding companies. This pricing data is presented below as of December 31, 1993.

                                  Price/     Price/      Current    Current
                                 Earnings   Book Val      ROAE       Yield
                                 --------   --------     ------     -------
    MS, TN, AR, AL, and LA Banks   10.55x     165%        15.7%      2.76%
    Mississippi Banks (5)          10.08x     160%        16.1%      3.07%
    Tennessee Banks (5)            11.35x     180%        15.8%      2.70%
    Arkansas (4)                    9.81x     153%        15.6%      2.04%
    Alabama (4)                    10.88x     166%        15.3%      3.16%
    Louisiana (none)                 ---       --          ---        ---

    FTNC                           10.64x     181%        17.0%      4.36%

Based upon an analysis of the data provided above, FTNC's price/earnings multiple is near that of other publicly traded banks in its region, while the price/book value ratio, return on average equity, and current dividend yield are all above the range.

                                   EXHIBIT 6
                           OVERVIEW OF PLANTERS BANK

Planters Bank is one of two banks located in Tunica, Mississippi. Planters had assets of $65.9 million at year-end 1993, and equity of 8.88% of assets. Planters earned $681 thousand in 1993 (1.20% of average assets) and $601 thousand in 1992 (1.37%). The Tunica market is currently being impacted by the development of gambling casinos on the nearby Mississippi River. More details on Planters are documented in Southard Financial's file.

                                   EXHIBIT 7
               OVERVIEW OF FIRST TENNESSEE NATIONAL CORPORATION

First Tennessee National Corporation is one of the nation's 65 largest banking companies with assets of $9.6 billion. FTNC's principal subsidiary, First Tennessee National Bank National Association (FTBNA), provides general banking products and services through 211 locations across Tennessee; mortgage banking services through 96 offices in 20 states; consumer lending through ten offices in five states; and ATM access at over 100,000 locations. FTNC also offers related financial services including bond broker/agency services, mortgage banking, merchant credit card processing, nationwide check clearing, integrated check processing, trust services, brokerage, venture capital, and credit life insurance.

Recent acquisitions were as follows: (1) FTNC acquired HFC, a Tennessee savings and loan holding company, on December 14, 1992; (2) FTBNA acquired Maryland National Mortgage Corporation, a mortgage banking operation in Baltimore, Maryland, on October 1, 1993; (3) FTNC acquired New South Bancorp, a Mississippi bank holding company, on December 31, 1993; (4) FTNC acquired SNMC Management Corporation, a mortgage banking operation in Dallas, Texas, on January 4, 1994; and, (5) FTNC acquired Cleveland Bank and Trust, a Tennessee bank, on March 23, 1994.

FTNC earned $4.26 per share in 1993, up 33.5% from $3.19 per share in 1992.
The consensus earnings estimate for 1994 is $4.65, or 9.2% above 1993 earnings. Earnings per share increased in each year since 1989. Dividends of $1.50 per share in 1993 were 19.0% above 1992 dividends of $1.26 per share. Per share dividends increased each year since 1988.

FTNC had Tier I capital to risk-adjusted assets of 9.60% in 1993, well above the regulatory minimum of 6.00%, and total capital to risk-adjusted assets of 12.14% versus the minimum of 10.00%. The quality of the loan portfolio improved in recent years, as net charge-offs decreased from a high of $59.9 million in 1991 to $28.4 million in 1993. Also, FTNC's efforts reduced non-performing assets to total loans from 2.35% at year-end 1990 to 0.97% at year-end 1993.

In all, FTNC is in good financial condition. The recent addition of mortgage banking operations is expected to add diversification and synergies to FTNC's ongoing activities. Management is interested in acquiring another mortgage banking operation, as well as other banks with good market share and/or earnings potential. More details on FTNC are contained in Southard Financial's file.

                                   EXHIBIT 8

                     QUALIFICATIONS OF SOUTHARD FINANCIAL

                              PRINCIPAL EXPERIENCE


BACKGROUND          -   Founded in 1987.
                    -   Principals have combined business valuation experience of approximately 20 years.
                    -   Serve clients throughout the United States, with concentration in the Southeast.
                    -   Broad industry experience.
                    -   Services provided for public and closely-held companies.
                    -   Provide valuation services for over 100 ESOP's, making Southard Financial one of the largest ESOP appraisers in the United States.

PROFESSIONAL        -   Southard Financial's principals, Douglas K. Southard and David A. Harris, are senior
CREDENTIALS             members of the American Society of Appraisers (ASA).
                    -   Both principals of Southard Financial are Chartered Financial Analysts (CFA).
                    -   Both principals are former officers of the West Tennessee Chapter of the ASA.

EDUCATIONAL         -   Douglas K. Southard holds Doctor of Business Administration and Master of Business
CREDENTIALS             Administration degrees from Indiana University, with concentrations in finance, economics, and quantitative analysis.
                    -   David A. Harris holds the Master of Business Administration degree from Memphis State
                        University, with concentrations in finance and business investments.

BUSINESS            -   Southard Financial and its principals adhere to the ethical standards of the Institute
ETHICS                  of Chartered Financial Analysts and the American Society of Appraisers.
                    -   All reports conform to the Uniform Standards of Professional Appraisal Practice.
                    -   Southard Financial is committed to providing making.
                    -   Fees for valuation services are not contingent upon the conclusion of value or the completion of a transaction.

                                   BIOSKETCH
                       DOUGLAS K. SOUTHARD, DBA, CFA, ASA


EDUCATIONAL AND PROFESSIONAL CREDENTIALS

Doctor of Business Administration, 1981, Indiana University
Master of Business Administration, 1976, Indiana University
Bachelor of Arts, 1975, Rhodes College (formerly Southwestern at Memphis) Chartered Financial Analyst, 1987, Institute of Chartered Financial Analysts
   (now part of the Association for Investment Management and Research) Senior Member, 1987, American Society of Appraisers, Business Valuation

PROFESSIONAL BACKGROUND

Founder and Principal, Southard Financial, Memphis, TN
Partner, Mercer Capital Management, Inc., Memphis, TN (1984-87)
Consulting Associate, Mercer Capital Management, Inc., Memphis, TN (1983-84) Principal, Douglas K. Southard, Financial Consultant, Memphis, TN (1982-83)

ACADEMIC POSITIONS HELD

Assistant Professor of Finance, Rhodes College, Memphis, TN
Assistant Professor of Finance, Virginia Polytechnic Institute and State University, Blacksburg, VA
Lecture in Finance, Indiana University, Bloomington, IN

RELATED EXPERIENCE

Frequent Speaker, professional organizations, business valuation topics Expert Witness, business valuation, local, state and federal courts Board of Directors, Management Computing Solutions, Inc., Memphis, TN Board of Directors, Columbian Rope Company, Auburn, NY
Advisory Board, MicroAge, Memphis, TN
Former Officer, West Tennessee Chapter, American Society of Appraisers

PUBLICATIONS

"Using the Capital Asset Pricing Model to Determine Capitalization Rates:
   Adjusting for Differences in Financial Structure," with Severin C. Carlson, Business Valuation Review, June 1991
"Business Valuation Can Serve in Lifetime Planning," with Z.C. Mercer,
   Memphis Business Journal, April 1-5, 1985
"Valuation Process Holds Keys to Executive Wealth," with Z.C. Mercer,
   Memphis Business Journal, March 25-29, 1985
"What IRA's Are Worth," with Z.C. Mercer, The Southern Banker, June 1984

                                   BIOSKETCH
                           DAVID A. HARRIS, CFA, ASA


PROFESSIONAL BACKGROUND

Principal, Southard Financial, Memphis, TN
Principal and Founder, David A. Harris, Business Appraiser, Memphis, TN Associate, Mercer Capital Management, Inc., Memphis, TN (1985-90)
Financial Analyst, Methodist Hospitals of Memphis, Inc. (1983-85)
Cost Analyst, Schering-Plough, Inc., Memphis, TN (1982-83)

EDUCATIONAL CREDENTIALS

Master of Business Administration, 1982, Memphis State University
Bachelor of Arts, 1979, Colorado State University

PROFESSIONAL DESIGNATIONS

Chartered Financial Analyst, 1989, Institute of Chartered Financial Analysts
   (now part of the Association for Investment Management and Research) Senior Member, 1990, American Society of Appraisers, Business Valuation

PROFESSIONAL/COMMUNITY SERVICE

President, 1990-91, West Tennessee Chapter, American Society of Appraisers
Vice President, 1992-94, Sea Isle Park Neighborhood Association, Memphis, TN Board of Directors, 1990-92, Sea Isle Park Neighborhood Association, Memphis, TN Business Liaison, 1984-85, Junior Achievement of Memphis, TN
Project Leader, 1984-85, Memphis in May International Festival
Volunteer, 1984-85, Adopt-A-School program, Memphis, TN

PUBLICATIONS

"The Perils of Excess, "with Z. Christopher Mercer, ABA Banking Journal,
   October, 1987

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

         Tennessee Code Annotated Sections 48-18-501 through 48-18-509 authorize a corporation to provide for the indemnification of officers, directors, employees and agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. FTNC has adopted the provisions of the Tennessee statute pursuant to Article XXVIII of its Bylaws. Also, FTNC has a "Directors' and Officers' Liability Insurance Policy" which provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

         Tennessee Code Annotated, Section 48-12-102, permits the inclusion in the charter of a Tennessee corporation of a provision, with certain exceptions, eliminating the personal monetary liability of directors to the corporation or its shareholders for breach of the duty of care. FTNC has adopted the provisions of the statute in Article 13 of its charter.

         The shareholders of FTNC have approved an amendment to Article XXVIII of the Bylaws pursuant to which FTNC is required to indemnify each director and any officers designated by the FTNC Board, and advance expenses, to the maximum extent not prohibited by law. In accordance with the foregoing, the FTNC Board is authorized to enter into individual indemnity agreements with the directors and such officers. Such indemnity agreements have been approved for all of the directors and certain officers.

Item 21.  Exhibits and Financial Statement Schedules

(a) Exhibits
    Number                                                   Description
    ------                                                   -----------
     2           Agreement and Plan of Merger (included as Appendix "A" to the Proxy Statement-Prospectus)

     3(i)        Restated Charter of FTNC, as amended.

     3(ii)       Bylaws of FTNC, as amended, attached as Exhibit 3(ii) to FTNC's 1993 Annual Report on Form 10-K and incorporated herein by reference.

     4(a)        Form of Common Stock Certificate, incorporated herein by reference to exhibit 4(a) to FTNC's registration statement on Form S-4 (No. 33-51223) filed November 30, 1993.

     4(b)        Shareholder Protection Rights Agreement, dated as of September 7, 1989, between FTNC and FTB as Rights Agent, incorporated by reference to FTNC's Registration Statement on Form 8-A, filed September 8, 1989

     4(c)        Indenture, dated as of June 1, 1987, between FTNC and Security Pacific National Trust Company (New York), Trustee
                 incorporated by reference to FTNC's Annual Report on Form 10-K for the fiscal year ended December 31, 1991

     4(d)        FTNC and certain of its consolidated subsidiaries have outstanding certain long-term debt.  See Note 13 in FTNC's
                 1993 Annual Report to Shareholders.  None of such debt exceeds 10% of the total assets of FTNC and its consolidated subsidiaries.  Thus, copies of constituent instruments defining the rights of holders of such debt are not required to be included as exhibits.  FTNC agrees to furnish copies of such instruments to the SEC upon request.

     5           Opinion Regarding Legality

Exhibit
Number                                                       Description
- ------                                                       -----------
     8           Opinion Regarding Tax Matters

    23(a)        Consent of Arthur Andersen & Co.

    23(b)        Consent of Reynolds, Bone and Griesbeck

    23(c)        Consent of Baylor and Backus

    23(d)        Consent of Ernst & Young

    23(e)        Consent of Southard Financial

    23(f)        Consents of Heiskell, Donelson, Bearman, Adams, Williams & Caldwell included in Exhibit 8

    23(g)        Consent of Clyde A. Billings, Jr. included in Exhibit 5.

    24           Powers of Attorney

    99(a)        Opinion of Southard Financial (included as Appendix "B" to the Proxy Statement-Prospectus)

    99(b)        Form of Proxy for Special Meeting of Shareholders of Planters Bank

(b)      Financial Statement Schedules--Not applicable

(c)      Not Applicable


Item 22.  Undertakings

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b)  The undersigned Registrant hereby undertakes:


         (1) to file, during any period in which offers or sales of the securities are being made, a post-effective amendment to this Registration
Statement:

         (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (e) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement-Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on April 28, 1994.

                                        FIRST TENNESSEE NATIONAL CORPORATION

                                       By: James F. Keen
                                           ------------------------------------
                                           James F. Keen, Senior Vice President
                                           and Controller

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


        SIGNATURE                                              TITLE                                      DATE
        ---------                                              -----                                      ----
Ralph Horn*                                         Chief Executive Officer (principal              April 28, 1994
- ----------------------------------                    executive officer) and a Director
Ralph Horn


Susan Schmidt Bies*                                 Executive Vice President and                    April 28, 1994
- ----------------------------------                    Chief Financial Officer (principal
Susan Schmidt Bies                                    financial officer)


James F. Keen*                                      Senior Vice President and                       April 28, 1994
- ----------------------------------                    Controller (principal
James F. Keen                                         accounting officer)


Jack A. Belz*                                       Director                                        April 28, 1994
- ----------------------------------
Jack A. Belz


Robert C. Blattberg*                                Director                                        April 28, 1994
- ----------------------------------
Robert C. Blattberg


J. R. Hyde, III*                                    Director                                        April 28, 1994
- ----------------------------------
J. R. Hyde, III


Joseph Orgill*                                      Director                                        April 28, 1994
- ----------------------------------
Joseph Orgill, III


Richared E. Ray*                                    Director                                        April 28, 1994
- ----------------------------------
Richard E. Ray


Vicki G. Roman*                                     Director                                        April 28, 1994
- ----------------------------------
Vicki G. Roman


Michael D. Rose*                                    Director                                        April 28, 1994
- ----------------------------------
Michael D. Rose

William B. Sansom*                                          Director                            April 28, 1994
- ----------------------------------
William B. Sansom


Gordon P. Street, Jr.*                                      Director                            April 28, 1994
- ----------------------------------
Gordon P. Street


Ronald Terry*                                               Director                            April 28, 1994
- ----------------------------------
Ronald Terry





*By:  Clyde A. Billings, Jr.                                                                    April 28, 1994
      -----------------------------
      Clyde A. Billings, Jr.
      As Attorney-in-Fact


           [The Power of Attorney is included herein as Exhibit 24.]


                                        Exhibit Index
                                        -------------
Exhibits                                                                                                                     Page
 Number                                                   Description                                                       Number
 ------                                                   -----------                                                       ------
  2           Agreement and Plan of Merger (included as Appendix "A"
              to the Proxy Statement-Prospectus)

  3(i)        Restated Charter of FTNC, as amended.

  3(ii) Bylaws of FTNC, as amended, attached as Exhibit 3(ii) to FTNC's 1993 Annual Report on Form 10-K and incorporated herein by reference.

  4(a) Form of Common Stock Certificate, incorporated herein by reference to exhibit 4(a) to FTNC's registration statement on Form S-4 (No. 33-51223) filed November 30, 1993.

  4(b)        Shareholder Protection Rights Agreement, dated as of
              September 7, 1989, between FTNC and FTB as Rights Agent, incorporated by reference to FTNC's Registration Statement on Form 8-A, filed September 8, 1989

  4(c)        Indenture, dated as of June 1, 1987, between FTNC and
              Security Pacific National Trust Company (New York), Trustee incorporated by reference to FTNC's Annual Report on Form 10-K for the fiscal year ended December 31, 1991

  4(d) FTNC and certain of its consolidated subsidiaries have outstanding certain long-term debt. See Note 13 in FTNC's
              1993 Annual Report to Shareholders. None of such debt exceeds 10% of the total assets of FTNC and its consolidated subsidiaries. Thus, copies of constituent instruments defining the rights of holders of such debt are not required to be included as exhibits. FTNC agrees to furnish copies of such instruments to the SEC upon request.

  5           Opinion Regarding Legality

  8           Opinion Regarding Tax Matters

 23(a)        Consent of Arthur Andersen & Co.

 23(b)        Consent of Reynolds, Bone and Griesbeck

 23(c)        Consent of Baylor and Backus

 23(d)        Consent of Ernst & Young

 23(e)        Consent of Southard Financial

 23(f)        Consents of Heiskell, Donelson, Bearman, Adams, Williams &
              Caldwell included in Exhibit 8

 23(g)        Consent of Clyde A. Billings, Jr. included in Exhibit 5.

 24           Powers of Attorney

 99(a) Opinion of Southard Financial (included as Appendix "B" to the Proxy Statement-Prospectus)

 99(b)        Form of Proxy for Special Meeting of Shareholders of
              Planters Bank